Exhibit 2.1

Execution Version

AGREEMENT AND PLAN

OF

MERGER

RELIANT BANCORP, INC.

PG MERGER SUB, INC.

and

FIRST ADVANTAGE BANCORP

October 22, 2019

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 22nd day of October, 2019, is made and entered into by and among Reliant Bancorp, Inc., a Tennessee corporation (“Reliant”); PG Merger Sub, Inc., a Tennessee corporation and direct, wholly owned subsidiary of Reliant (“Merger Sub”); and First Advantage Bancorp, a Tennessee corporation (the “Company”), under authority of resolutions of their respective boards of directors duly adopted.

R E C I T A L S

A.          The board of directors of each of Reliant, Merger Sub, and the Company has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Reliant, Merger Sub, and the Company, respectively, and their respective shareholders.

B.           As a material inducement for Reliant and Merger Sub to enter into this Agreement, certain holders of Company Common Stock (as defined below) have entered into Voting Agreements dated as of the date hereof and substantially in the form attached hereto as Exhibit A pursuant to which such Persons (as defined below) have agreed, among other things, to vote their shares of Company Common Stock in favor of approval of this Agreement and the transactions contemplated hereby.

C.           As a material inducement for the Company to enter into this Agreement, certain holders of Reliant Common Stock (as defined below) have entered into Voting Agreements dated as of the date hereof and substantially in the form attached hereto as Exhibit B pursuant to which such Persons have agreed, among other things, to vote their shares of Reliant Common Stock in favor of approval of this Agreement and the transactions contemplated hereby.

D.           As a material inducement for Reliant and Merger Sub to enter into this Agreement, certain holders of Company Common Stock have entered into Lock-Up Agreements dated as of the date hereof and substantially in the form attached hereto as Exhibit C (collectively, the “Lock-Up Agreements”) which contain certain restrictions on the post-Merger (as defined below) transfer by such Persons of shares of Reliant Common Stock.

E.           For United States federal income tax purposes, the Parties (as defined below) intend for the Merger and the Second Step Merger (as defined below) provided for herein to, taken together as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder (the “Code”), qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation section 1.368-2(g).

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants, representations, warranties, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1           Certain Definitions. For purposes of and as used in this Agreement, the terms defined below shall, when capitalized, have the indicated meanings.

“Acquisition Proposal” means any inquiry, indication, proposal, solicitation, or offer, or the filing of any regulatory application, notice, waiver, or request (whether in draft or final form), from or by any Person relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 20% or more of the consolidated assets of the Company and its Subsidiaries, in a single transaction or series of transactions; (ii) any tender offer (including a self-tender) or exchange offer with respect to, or direct or indirect purchase or acquisition of, 20% or more of any class of equity or voting securities of the Company or of any Subsidiary of the Company; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For this purpose, the terms “controls,” “controlled by,” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Bank” means First Advantage Bank, a Tennessee-chartered commercial bank and direct, wholly owned subsidiary of the Company.

“Bank Common Stock” means the common stock, par value $1.00 per share, of the Bank.

“Bank Preferred Stock” means the serial preferred stock, par value $1.00 per share, of the Bank.

“Bank Stock” means, collectively, the Bank Common Stock and the Bank Preferred Stock.

“Banking Act” means the Tennessee Banking Act, Tenn. Code Ann. § 45-1--101 et seq.

“BHCA” means the Bank Holding Company Act of 1956, as amended (12 U.S.C. § 1841 et seq.).

“Book-Entry Shares” means shares of Company Common Stock immediately prior to the Effective Time which are non-certificated.

“Business Day” means Monday through Friday of each week, excluding legal holidays recognized as such by the United States government and any day on which banking institutions in the State of Tennessee are authorized or obligated to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.

“Certificate” means a certificate which immediately prior to the Effective Time represents shares of Company Common Stock.

 “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Confidentiality Agreement” means that certain Confidentiality Agreement dated June 17, 2019, by and between Reliant and the Company.

“Company Equity Award” means a Company Option, Company RSU Award, or Company Restricted Share Award.

“Company Financial Statements” means, collectively, the Audited Company Financials and the Interim Company Financials.

“Company Option” means an option to purchase or acquire shares of Company Common Stock granted under the First Advantage Bancorp 2019 Equity Incentive Plan, as amended, or the First Advantage Bank 2008 Equity Incentive Plan, as amended.

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company Restricted Share Award” means each award of Company Common Stock granted under the First Advantage Bancorp 2019 Equity Incentive Plan, as amended, or the First Advantage Bancorp 2008 Equity Incentive Plan, as amended, that is subject to vesting, repurchase, or other lapse restrictions, whether vested or unvested.

“Company RSU Award” means a restricted stock unit award in respect of shares of Company Common Stock granted under the First Advantage Bancorp 2019 Equity Incentive Plan, as amended.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Contract” means any contract, lease, deed, deed of trust, mortgage, license, instrument, note, commitment, undertaking, indenture, or other agreement, understanding, or legally binding arrangement, whether written or oral.

“Determination Date Difference” means the amount by which the First Advantage Minimum Equity exceeds the First Advantage Tangible Common Equity, if any.

“Disclosure Memoranda” means, collectively, the Reliant Disclosure Memorandum and the First Advantage Disclosure Memorandum.

“Environmental Law” means any Law relating to (i) pollution, the protection, preservation, or restoration of the environment or natural resources, (ii) the handling, use, storage, recycling, treatment, generation, transportation, processing, production, presence, disposal, release, or threatened release of or exposure to any Hazardous Substance or (iii) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, without limitation, (i) the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules and regulations addressing similar matters: CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and (ii) any common Law that may impose Liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is considered one employer with a Party or any of such Party’s Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of Company Common Stock that, immediately prior to the Effective Time, are owned or held, other than in a bona fide fiduciary or agency capacity, by Reliant, Merger Sub, or the Company, or any Subsidiary of Reliant, Merger Sub, or the Company, including shares of Company Common Stock held by the Company as treasury stock.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“First Advantage Loan Property” means any property in which the Company or a Subsidiary of the Company holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“First Advantage Minimum Equity” means $77,250,000.

“First Advantage Participation Facilities” means any facility in which the Company or a Subsidiary of the Company participates in the management thereof (including all property held as trustee or in any other fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“First Advantage Parties” means, collectively, the Company and the Bank.

“First Advantage Tangible Common Equity” means the value of equity minus intangible assets on the Determination Date, where equity is equal to the total shareholders’ equity of the Company and its Subsidiaries, determined in accordance with GAAP; provided, however, that such amount shall be adjusted as of immediately prior to the Effective Time to eliminate the impact of: (i) expenses of up to (but not exceeding) $10,686,000 paid, to be paid, accrued or to be accrued by the First Advantage Parties that arise out of or in connection with the execution of this Agreement and the performance and consummation of the transactions contemplated hereby (whether arising before, at or after the Effective Time), and (ii) any other expenses, charges, and other items that would otherwise reduce First Advantage Tangible Common Equity that are incurred or taken by the Bank with the prior written consent of Reliant.

 “GAAP” means accounting principles generally accepted in the United States.

“Governmental Entity” means any federal, state, provincial, local, or foreign court, agency, arbitrator, mediator, tribunal, commission, governmental or regulatory authority, or other governmental or administrative body, instrumentality, or authority, including without limitation the SEC, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the IRS, the Federal Reserve, the FDIC, and the TDFI.

“Hazardous Substance” means any and all substances (whether solid, liquid, or gas) defined, listed, designated, classified, or otherwise regulated as pollutants, hazardous or toxic wastes, hazardous or toxic substances, hazardous or toxic materials, extremely hazardous or toxic wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any present or future Environmental Law, including without limitation oil, petroleum and petroleum products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold and mycotoxins.

“Intellectual Property” means, collectively, (a) all rights (anywhere in the world, whether statutory, common law, or otherwise) in or affecting intellectual property or other proprietary rights, including with respect to (i) all inventions, whether or not patentable and whether or not reduced to practice, and all improvements thereon, and all patents, patent applications, and patent disclosures, together with all re-issues, continuations, continuations-in-part, divisions, extensions, and re-examinations thereof; (ii) all trademarks, whether registered or unregistered, service marks, logos, domain names, rights in or to Internet web sites and social media accounts, and corporate, fictitious, assumed, and trade names, together with the goodwill associated with any of the foregoing; (iii) all copyrights, whether registered or unregistered, and all applications, registrations, and renewals relative thereto; (iv) all computer software (whether in object code or source code form), datasets, databases, trade secrets, confidential information, and related information and documentation; (v) any and all other intellectual property and proprietary rights; and (vi) the right to file applications and obtain registrations for any of the foregoing and claim priority thereto; (b) all claims, causes of action, and rights to sue for past, present, and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery, and revenues arising from or pertaining to the foregoing; and (c) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the joint proxy statement prepared by Reliant and the Company to solicit the approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company and the approval of the Stock Issuance Proposal (as defined below) by the shareholders of Reliant, which will include the prospectus of Reliant relating to the issuance by Reliant of Reliant Common Stock to holders of Company Common Stock pursuant to and in accordance with Article III of this Agreement.

“Knowledge” means (i) with respect to Reliant, the actual knowledge after reasonable inquiry of those individuals set forth on Schedule 1.1 of the Reliant Disclosure Memorandum and (ii) with respect to the Company, the actual knowledge after reasonable inquiry of those individuals set forth on Schedule 1.1 of the First Advantage Disclosure Memorandum.

“Laws” means any and all federal, state, provincial, local, and foreign laws, constitutions, common law principles, ordinances, codes, statutes, judgments, determinations, injunctions, decrees, orders, rules, and regulations.

“Liability” means any debt, liability, commitment, or obligation of any kind, character, or nature whatsoever (whether accrued, contingent, absolute, known, unknown, or otherwise and whether due or to become due).

“Lien” means any lien, claim, attachment, garnishment, imperfection of title, defect, pledge, mortgage, deed of trust, hypothecation, security interest, charge, option, restriction, easement, reversionary interest, right of refusal, voting trust arrangement, buy-sell agreement, preemptive right, or other adverse claim, encumbrance, or right of any nature whatsoever.

“Loan” means a loan, commitment, lease, advance, credit enhancement, guarantee, or other extension of credit or borrowing arrangement.

“Material Adverse Effect” means, with respect to Reliant or the Company, as the case may be, an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had, or would reasonably be expected to have, a material and adverse effect on the business, properties, assets, liabilities, financial condition, operations, or results of operations of such Party and its Subsidiaries taken as a whole or (ii) prevents or materially impedes the consummation by such Party of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event, development, or change resulting from (A) changes after the date of this Agreement in Laws of general applicability that apply to insured depository institutions and/or registered bank or financial holding companies generally, or interpretations thereof by Governmental Entities, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank or financial holding companies generally, (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in credit or debt markets or changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (D) actions and omissions of Reliant and the Company required under this Agreement or taken or omitted with the prior written consent of the Company (in the case of actions and omissions by Reliant) or Reliant (in the case of actions and omissions by the Company), (E) any failure by Reliant or the Company, in and of itself, to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (it being expressly agreed that any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there exists or has occurred a Material Adverse Effect), (F) subject to Company’s rights pursuant to Section 9.1(k), changes, in and of themselves, in the trading price or trading volume of the Reliant Common Stock or the Company Common Stock (it being expressly agreed that any facts or circumstances giving rise to or contributing to any such changes that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there exists or has occurred a Material Adverse Effect), (G) acts of war, armed hostilities, or terrorism within or involving the United States, or (H) the public announcement or pendency of the transactions contemplated by this Agreement and the impact thereof on relationships with customers or employees; provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), (C), and (G) shall not be excluded in determining whether there exists or has occurred a Material Adverse Effect to the extent of any materially disproportionate impact they have on the subject Party and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

“Merger Sub Common Stock” means the common stock, no par value, of Merger Sub.

“Mergers” means, collectively, the Merger and the Second Step Merger.

“Nasdaq” means The Nasdaq Capital Market.

“Parties” means, collectively, Reliant, Merger Sub, and the Company.

“Permitted Liens” means (i) liens for Taxes not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, either individually or in the aggregate, material; (iii) encroachments, easements or reservations thereof, rights of way, highway and railroad crossings, sewer, electric, and other utility lines, telegraph and telephone lines, zoning and building codes, and other similar restrictions as to the use of the Owned Real Property that, either individually or in the aggregate, do not and would not reasonably be expected to materially impair the occupancy, use, or value of any of the Owned Real Property; and (iv) imperfections or irregularities of title or other Liens that do not materially affect the occupancy, value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations on or at such properties.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated, including without limitation any Governmental Entity.

“Registration Statement” means the registration statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed by Reliant with the SEC under the Securities Act with respect to the shares of Reliant Common Stock to be issued by Reliant to the holders of Company Common Stock in connection with the transactions contemplated by this Agreement.

“Regulation O” means Regulation O of the Federal Reserve (12 C.F.R. Part 215).

“Reliant Bank” means Reliant Bank, a Tennessee-chartered commercial bank and wholly owned Subsidiary of Reliant.

“Reliant Bank Common Stock” means the common stock, par value $1.00 per share, of Reliant Bank.

“Reliant Bank Preferred Stock” means the preferred stock, par value $1.00 per share, of Reliant Bank.

“Reliant Bank Stock” means, collectively, the Reliant Bank Common Stock and the Reliant Bank Preferred Stock.

“Reliant Common Stock” means the common stock, par value $1.00 per share, of Reliant.

“Reliant Confidentiality Agreement” means that certain Confidentiality Agreement dated April 25, 2019, by and between Reliant, on the one hand, and Raymond James & Associates, Inc. as authorized representative of the Company, on the other hand.

“Reliant Equity Award” means an option to purchase shares of Reliant Common Stock granted under the Commerce Union Bancshares, Inc. Amended and Restated Stock Option Plan or the Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan; a grant or award of Reliant Common Stock subject to vesting, repurchase, or other lapse restriction granted or awarded under the Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan; or a restricted stock unit grant or award in respect of shares of Reliant Common Stock granted or awarded under the Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan.

“Reliant Parties” means, collectively, Reliant and Merger Sub.

“Reliant Preferred Stock” means the preferred stock, par value $1.00 per share, of Reliant.

“Reliant Stock” means, collectively, the Reliant Common Stock and the Reliant Preferred Stock.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture, trust, or other entity in which a Party or any of its Subsidiaries has, directly or indirectly, an equity or ownership interest representing 50% or more of any class of the capital stock thereof or other equity or ownership interests therein.

“Superior Proposal” means any bona fide written Acquisition Proposal which the Company’s board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal (including without limitation the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, and all conditions to consummation) and the Person making the proposal, and after taking into account the advice of the Company’s financial advisor with respect to financial matters, and outside legal counsel with respect to legal matters, and such other factors as the Company’s board of directors reasonably considers to be appropriate, is (i) more favorable from a financial point of view to the shareholders of the Company than the transactions contemplated by this Agreement and (ii) is reasonably likely to be consummated on the terms set forth; provided, however, that for purposes of this definition of Superior Proposal, references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

“Tax” or “Taxes” means any and all federal, state, provincial, local, and foreign taxes, including without limitation (i) any income, profits, alternative or add-on minimum, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, net worth, premium, real property, personal property, vehicle, airplane, boat, vessel, or other title or registration, environmental, or windfall profit tax, custom, or duty, or any other tax, fee, assessment, levy, tariff, or charge of any kind whatsoever, together with any interest or penalty, addition to tax, or other additional amount imposed by any Governmental Entity or other Person responsible for the imposition or collection of any such tax, and (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied agreement or obligation to indemnify any other Person or any contractual arrangement or agreement.

“Tax Return” means any return (including any amended return), declaration, or other report, including without limitation elections, claims for refunds, schedules, estimates, and information returns and statements, with respect to any Taxes (including estimated Taxes).

“TBCA” means the Tennessee Business Corporation Act, Tenn. Code Ann. § 48-11-101 et seq.

“TDFI” means the Tennessee Department of Financial Institutions.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, as amended.

Section 1.2           Other Definitions. Capitalized terms used in this Agreement and not defined in Section 1.1, but otherwise defined in this Agreement, shall have the meanings otherwise ascribed thereto.

ARTICLE II
THE MERGERS

Section 2.1           The Merger.

(a)          General. Subject to and upon the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company in accordance with, and with the effects provided in, this Agreement and applicable provisions of the TBCA (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue, as the surviving corporation of the Merger, as a corporation chartered under the laws of the State of Tennessee (the Company in such capacity as the surviving corporation of the Merger is sometimes referred to herein as the “Interim Surviving Company”).

(b)          Effective Time. Prior to or at the Closing (as defined below), and in order to effect the Merger, Merger Sub and the Company shall duly execute and deliver articles of merger for filing with the Tennessee Secretary of State (the “Articles of Merger”), such Articles of Merger to be in such form and of such substance as is consistent with applicable provisions of the TBCA and otherwise mutually agreed upon by Merger Sub and the Company. The Merger shall become effective on such date and at such time as set forth in the Articles of Merger (the date and time the Merger becomes effective being referred to in this Agreement as the “Effective Time”).

(c)          Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers, and franchises of Merger Sub shall vest in the Interim Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities, and duties of Merger Sub shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Interim Surviving Company.

(d)          Merger Sub Common Stock.  Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into and become one share of common stock, par value $0.01 per share, of the Interim Surviving Company and shall constitute the only outstanding shares of capital stock of the Interim Surviving Company.

(e)          Reliant Stock. The shares of Reliant Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger, and, accordingly, each share of Reliant Stock issued and outstanding immediately prior to the Effective Time shall, at and after the Effective Time, remain issued and outstanding.

(f)          Charter, Bylaws, and Name of Interim Surviving Company. The charter and bylaws of the Company, in each case as amended and/or restated and in effect immediately prior to the Effective Time, shall at and after the Effective Time be the charter and bylaws of the Interim Surviving Company until such time as the same shall be amended in accordance with applicable Law. The legal name of the Interim Surviving Company shall be “First Advantage Bancorp.”

(g)          Directors and Officers of Interim Surviving Company. The directors and officers of Merger Sub as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Interim Surviving Company, such individuals to serve in such capacities until such time as their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal from office.

Section 2.2           The Second Step Merger.

(a)          General. As soon as reasonably practicable following the Effective Time, Reliant shall cause the Interim Surviving Company to be, and the Interim Surviving Company shall be, merged with and into Reliant in accordance with, and with the effects provided in, this Agreement and applicable provisions of the TBCA (the “Second Step Merger”). At the Second Step Effective Time (as defined below), the separate corporate existence of the Interim Surviving Company shall cease and Reliant shall continue, as the surviving corporation of the Second Step Merger, as a corporation chartered under the laws of the State of Tennessee (Reliant in such capacity as the surviving corporation of the Second Step Merger is sometimes referred to herein as the “Surviving Corporation”).

(b)          Second Step Effective Time. In order to effect the Second Step Merger, Reliant and the Interim Surviving Company shall duly execute and deliver articles of merger for filing with the Tennessee Secretary of State (the “Second Step Articles of Merger”), such Second Step Articles of Merger to be in such form and of such substance as is consistent with applicable provisions of the TBCA and otherwise mutually agreed upon by Reliant and the Interim Surviving Company. The Second Step Merger shall become effective on such date and at such time as set forth in the Second Step Articles of Merger (the date and time the Second Step Merger becomes effective being referred to in this Agreement as the “Second Step Effective Time”).

(c)          Effects of the Second Step Merger.  The Second Step Merger shall have the effects set forth in this Agreement and applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Step Effective Time, all property, rights, interests, privileges, powers, and franchises of the Interim Surviving Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of the Interim Surviving Company shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Corporation.

(d)          Cancellation of Interim Surviving Company Stock. Each share of common stock, par value $0.01 per share, of the Interim Surviving Company, as well as each share of any other class or series of capital stock of the Interim Surviving Company, in each case that is issued and outstanding immediately prior to the Second Step Effective Time, shall, at the Second Step Effective Time, solely by virtue and as a result of the Second Step Merger and without any action on the part of any holder thereof, automatically be canceled and retired for no consideration and shall cease to exist.

(e)          Reliant Stock.  The shares of Reliant Stock issued and outstanding immediately prior to the Second Step Effective Time shall not be affected by the Second Step Merger, and, accordingly, each share of Reliant Stock issued and outstanding immediately prior to the Second Step Effective Time shall, at and after the Second Step Effective Time, remain issued and outstanding.

(f)          Charter, Bylaws, and Name of Surviving Corporation. The charter and bylaws of Reliant, in each case as amended and/or restated and in effect immediately prior to the Second Step Effective Time, shall at and after the Second Step Effective Time be the charter and bylaws of the Surviving Corporation until such time as the same shall be amended in accordance with applicable Law. The name of the Surviving Corporation shall be “Reliant Bancorp, Inc.”

(g)          Directors and Officers of Surviving Corporation. The directors and officers of Reliant as of immediately prior to the Second Step Effective Time shall, at and after the Second Step Effective Time, continue as the directors and officers, respectively, of the Surviving Corporation, such individuals to serve in such capacities until such time as their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal from office, subject, however, to Section 7.15.

Section 2.3           Merger Sub Shareholder Approval. Prior to or as soon as reasonably practicable following the approval of this Agreement and the Merger by the shareholders of the Company in accordance with the charter and bylaws of the Company and applicable Law and the approval of the Stock Issuance Proposal (as defined below) by the shareholders of Reliant, Reliant shall approve this Agreement and the transactions contemplated hereby as the sole shareholder of Merger Sub in accordance with the charter and bylaws of Merger Sub and applicable Law.

Section 2.4           Closing. Subject to the satisfaction or waiver (subject to applicable Law) of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), the closing of the transactions contemplated by this Agreement, including without limitation the Merger and the Second Step Merger (the “Closing”), shall take place at the offices of Butler Snow LLP, The Pinnacle at Symphony Place, Suite 1600, 150 3rd Avenue South, Nashville, Tennessee 37201, at 10:00 a.m. Central Time on such date as shall be designated by Reliant, provided that such date shall be not more than 30 days after the satisfaction or waiver (subject to applicable Law) of all of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, at such other time, or on such other date as the Parties may otherwise agree. Notwithstanding the foregoing, the Parties expressly agree that the Closing may take place by the electronic, facsimile, and/or overnight courier exchange of executed documents. The actual date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”

Section 2.5           The Bank Merger. Simultaneously with the Parties’ execution of this Agreement, Reliant Bank and the Bank have executed and delivered an agreement and plan of merger dated the date hereof (the “Bank Merger Agreement”), which provides for the merger of the Bank with and into Reliant Bank immediately following the Second Step Merger in accordance with the terms and conditions of, and with the effects provided by, the Bank Merger Agreement and applicable provisions of the Banking Act and the TBCA (the “Bank Merger”). Reliant Bank will be the banking corporation to survive the Bank Merger, and at the effective time of the Bank Merger, the separate corporate existence of the Bank will cease. Prior to or as soon as reasonably practicable following the approval of this Agreement and the Merger by the shareholders of the Company in accordance with the charter and bylaws of the Company and applicable Law and the approval of the Stock Issuance Proposal by the shareholders of Reliant, Reliant shall approve the Bank Merger Agreement as the sole shareholder of Reliant Bank and the Company shall approve the Bank Merger Agreement as the sole shareholder of the Bank. Prior to or at the Closing, Reliant will cause Reliant Bank to execute and deliver and the Company will cause the Bank to execute and deliver such articles of merger and other documents and certificates as are necessary or appropriate to effectuate the Bank Merger (the “Bank Merger Certificates”).

ARTICLE III
MERGER CONSIDERATION

Section 3.1           Conversion of Company Common Stock. (a) Subject to the other provisions of this Article III, solely by virtue and as a result of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares (as defined below)) shall, at the Effective Time, automatically and without any action on the part of the holder(s) thereof, be converted into and canceled in exchange for the right to receive (a) $3.00 in cash, without interest (the “Cash Consideration”), subject to adjustment as provided in Section 3.1(b), and (b) 1.17 (the “Exchange Ratio”) shares of Reliant Common Stock (the “Stock Consideration”). The aggregate Cash Consideration and Stock Consideration payable or issuable by Reliant to holders of Company Common Stock as consideration for the Merger in accordance with this Agreement, together with any cash payable by Reliant to holders of Company Common Stock in lieu of fractional shares pursuant to Section 3.4, is referred to herein as the “Merger Consideration.”

(b)          If and only if the First Advantage Tangible Common Equity is less than the First Advantage Minimum Equity, the Cash Consideration will be decreased by the amount equal to: (i) the Determination Date Difference divided by (ii) the aggregate number of outstanding shares of Company Common Stock as of the Determination Date, rounded down to the nearest whole cent. Notwithstanding the foregoing, the Cash Consideration may not be adjusted to an amount that is less than $0.00.

(c)          The First Advantage Tangible Common Equity shall be calculated by the Company using reasonable estimates of revenues and expenses where actual amounts are not available.  The calculation of the First Advantage Tangible Common Equity (collectively, the “Calculation”), including an itemization of all expenses, shall be delivered to Reliant, accompanied by appropriate supporting detail, no later than 5:00 p.m. Central Time on the second day following the Determination Date.  If before 5:00 p.m. Central Time on the third day following delivery of the Calculation to Reliant, Reliant has not given the Company notice of an objection to the Calculation (which notice shall state in reasonable detail the specific basis of Reliant’s objection and its proposed adjustments (the “Objection Notice”)), the Calculation as prepared by the Company will be final, binding, and conclusive on the Parties.  If Reliant timely gives the Company an Objection Notice and if the Company and Reliant fail to resolve the issues raised in the Objection Notice before the close of business on the third day following delivery of the Objection Notice by Reliant to the Company, the determination of the Calculation, and all matters associated therewith, shall be submitted to a recognized national or regional independent accounting firm, with significant experience in auditing financial institutions, that is mutually acceptable to the Company and Reliant (the “Independent Accountants”) for a binding determination of the Calculation (a “Final Determination”).  The Independent Accountants shall be directed by the Company and Reliant to use their best efforts to make a Final Determination within ten days after the date of their engagement (the “Engagement Date”), but in no event later than 30 days after the Engagement Date, and the Final Determination with respect to all matters covered therein, including the First Advantage Tangible Common Equity, shall be conclusive and binding upon Reliant and the Company.  The Company and Reliant shall execute any agreement required by the Independent Accountants to accept their engagement and shall each bear one-half of the fees and costs of the Independent Accountants.  Notwithstanding anything contained herein to the contrary, if the Independent Accountants are requested to make a Final Determination, the Closing Date shall be postponed and shall occur on the last day of the calendar month in which the Final Determination is delivered to the Parties (or such other date as may be agreed upon by the Parties); provided that the postponement of the Closing Date shall not require a recalculation of the First Advantage Tangible Common Equity.

Section 3.2           Exchange Procedures.

(a)          Deposit with Exchange Agent.  At or prior to the Closing, Reliant shall deliver or cause to be delivered to an agent designated by Reliant (who, if other than Reliant’s then acting stock transfer agent, is reasonably acceptable to the Company) to act as the exchange agent for purposes of this Agreement (the “Exchange Agent”), for the benefit of holders of Company Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares), (i) a certificate or certificates or, at Reliant’s option, evidence of shares in book entry form representing the number of shares of Reliant Common Stock issuable to holders of Company Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares) in the form of Merger Consideration and (ii) the cash portion of the Merger Consideration payable to holders of Company Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares) in accordance with this Article III. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of Reliant Common Stock held by it from time to time hereunder, provided that the Exchange Agent shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the Persons entitled thereto.

(b)          Letter of Transmittal.  Provided that prior to the Effective Time the Company has delivered or caused to be delivered to the Exchange Agent all information relating to the Company and its shareholders which is necessary for the Exchange Agent to perform its obligations as specified in this Agreement, Reliant shall take all reasonable actions necessary to cause the Exchange Agent to, as soon as reasonably practicable after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), mail or otherwise deliver to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (other than holders of Excluded Shares and holders of Dissenting Shares) a letter of transmittal in customary form and containing such provisions as Reliant shall reasonably require (including provisions confirming that delivery of Certificates and Book-Entry Shares shall be effected, and that risk of loss of and title to Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for that portion of the Merger Consideration payable or issuable in respect of the shares of Company Common Stock previously represented by such Certificates or in respect of such Book-Entry Shares, as applicable, and any dividends or other distributions payable or distributable on or with respect thereto, in each case pursuant to the provisions of this Agreement.

(c)          Payment of Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Shares to the Exchange Agent for exchange and cancellation, together with a properly completed and duly executed letter of transmittal (or an “agent’s message,” in the case of Book-Entry Shares held in street name) and such other documents as may reasonably be required by the Exchange Agent, (i) the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall issue and deliver to such holder, the Merger Consideration to which such holder shall have become entitled pursuant to the provisions of this Article III, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or to such Book-Entry Shares, as applicable, and (ii) the Certificate or Book-Entry Shares so surrendered shall be canceled. In the event the Merger Consideration or any other amounts issuable or payable under this Agreement to a holder of shares of Company Common Stock is to be issued in the name of or paid to a Person other than the Person in whose name such shares are registered, it shall be a condition to the issuance or payment of such Merger Consideration or other amounts that the Certificate formerly representing such shares, or, in the case of non-certificated shares, the Book-Entry Shares, be presented to the Exchange Agent, together with evidence of or appropriate documents or instruments for transfer and evidence that any applicable stock transfer or other Taxes have been paid or are not applicable, all in such form as the Exchange Agent shall reasonably require.

(d)          Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall thereafter be no transfers of shares of Company Stock on the books or records of the Company, and if any shares of Company Stock are thereafter presented to Reliant or the Exchange Agent for transfer, such shares shall be canceled against delivery of that portion of the Merger Consideration payable or issuable in respect thereof as herein provided. Until duly surrendered to the Exchange Agent in accordance with the provisions of this Agreement, Certificates and Book-Entry Shares shall, at and after the Effective Time, evidence and represent only the right to receive that portion of the Merger Consideration payable or issuable in respect thereof (or the Company Common Stock previously represented thereby) in accordance with this Agreement. No dividends or other distributions payable or distributable on or with respect to shares of Reliant Common Stock that are issued or issuable in connection with the Merger in accordance with this Agreement will be remitted to any Person entitled to receive such shares of Reliant Common Stock until such Person surrenders his or her Certificate(s) previously representing the shares of Company Common Stock converted into such Reliant Common Stock, or his or her Book-Entry Shares converted into such Reliant Common Stock, as applicable, at which time such dividends and other distributions shall be remitted to such Person, without interest. No interest will be paid or will accrue on any amounts issuable or payable to holders of Company Common Stock under or in accordance with this Agreement.

(e)          Lost, Stolen, or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and the execution by such Person of an indemnity agreement and/or the posting by such Person of a bond in such form and amount as Reliant or the Exchange Agent may reasonably require as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Certificate that portion of the Merger Consideration deliverable in respect of the shares of Company Common Stock previously represented thereby pursuant to this Agreement.

(f)          Unclaimed Merger Consideration.  Any Merger Consideration, and any other amounts payable by Reliant to the holders of shares of Company Common Stock in accordance with this Agreement, in each case that remain(s) unclaimed by former shareholders of the Company for nine months after the Effective Time (as well as any dividends or other distributions payable in respect thereof) shall at the request of Reliant be delivered by the Exchange Agent to Reliant. Any former shareholder of the Company who has not theretofore complied with the exchange procedures provided for in this Agreement shall thereafter look only to Reliant for that portion of the Merger Consideration (and any other amounts) deliverable in respect of the shares of Company Common Stock previously held by such shareholder, as determined pursuant to this Agreement, without any interest thereon. If the Merger Consideration or any other amounts issuable or payable under this Agreement in respect of any shares of Company Common Stock (or shares of Reliant Common Stock into which the same shall have been converted) is not claimed prior to the date on which such Merger Consideration or other amounts would otherwise escheat to a Governmental Entity, such Merger Consideration or other amounts shall, to the extent permitted by abandoned property, escheat, and other applicable Laws, become the property of Reliant (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interests of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of Company Common Stock for any portion of the Merger Consideration (or any other amounts) properly paid to a Governmental Entity pursuant to applicable abandoned property, escheat, or similar Laws. Reliant and the Exchange Agent shall be entitled to rely upon the stock transfer books and records of the Company to establish the identity of those Persons entitled to receive the Merger Consideration (and any other amounts) specified in this Agreement, which books and records shall be conclusive with respect thereto. In the event of a dispute regarding the ownership of Company Common Stock, Reliant and the Exchange Agent shall be entitled to deposit any portion of the Merger Consideration (or any other amounts) issuable or payable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 3.3           Rights as Company Shareholders. Holders of Company Common Stock immediately prior to the Effective Time shall, at and after the Effective Time, cease to be shareholders of the Company and have no further rights as shareholders of the Company, other than the right to receive the Merger Consideration and any other amounts payable or issuable in respect of such holders’ Company Common Stock in accordance with this Article III.

Section 3.4           No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fraction of a share of Reliant Common Stock, and no certificate or scrip therefor, will be issued in connection with the Merger to any holder of shares of Company Common Stock. Instead, Reliant shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Reliant Common Stock (after aggregating and taking into account all Certificates and/or Book-Entry Shares delivered by such holder) cash, without interest, in an amount (rounded to the nearest whole cent) determined by multiplying (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) the volume weighted average closing price per share of Reliant Common Stock on Nasdaq (or such other securities market or stock exchange on which the Reliant Common Stock then principally trades) for the 10 consecutive Trading Days ending on and including the Business Day immediately preceding the Closing Date.

Section 3.5           Availability of Dissenters’ Rights; Dissenting Shares.

(a)          Holders of shares of Company Common Stock shall have such rights to dissent from the Merger and obtain payment of the fair value of their shares as are afforded to such holders by Chapter 23 of the TBCA.

(b)          Notwithstanding any provision of this Agreement to the contrary, but subject to Section 3.5(c), each issued and outstanding share of Company Common Stock the holder of which has perfected his or her right to dissent from the Merger pursuant to Chapter 23 of the TBCA and has not effectively withdrawn or lost such right as of the Effective Time (collectively, the “Dissenting Shares”) shall not be converted into and canceled in exchange for, or represent a right to receive, any portion of the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are afforded to such holder by the TBCA. Reliant shall be entitled to retain any Merger Consideration not paid on account of Dissenting Shares, and the shareholders of the Company shall not be entitled to any portion of such retained Merger Consideration. Any payments made in respect of Dissenting Shares shall be made by Reliant within the time periods set forth in, and otherwise in accordance with, the TBCA.

(c)          If any holder of shares of Company Common Stock who asserts such holder’s right to dissent from the Merger pursuant to Chapter 23 of the TBCA shall have effectively withdrawn or lost his or her right to dissent (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever occurs later, the shares of Company Common Stock held by such holder shall be converted into and canceled in exchange for, on a share by share basis, the right to receive the Merger Consideration payable or issuable in respect thereof in accordance with the applicable provisions of this Agreement.

Section 3.6           Excluded Shares. At the Effective Time, each Excluded Share shall, for no consideration, be automatically canceled and retired and shall cease to exist, and, for the avoidance of doubt, no exchange or payment shall be made with respect thereto or in respect thereof.

Section 3.7           Adjustments Upon Change in Capitalization. If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of Company Common Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio and the per share Cash Consideration. If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of Reliant Common Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio. For the avoidance of doubt, neither (i) the grant or award of, the lapse of restrictions with respect to, or the issuance or withholding of shares of Reliant Common Stock upon the exercise or settlement of (including the satisfaction of Tax withholding obligations associated with) Reliant Equity Awards nor the grant or award of, the lapse of restrictions with respect to, (ii) the issuance or withholding of shares of Company Common Stock upon the exercise or settlement of (including the satisfaction of Tax withholding obligations associated with) Company Equity Awards, nor (iii) the issuance of shares of Reliant Common Stock pursuant to the terms of the TCBH Agreement (as defined below) shall cause or result in an adjustment of or to the Exchange Ratio or the per share Cash Consideration.

Section 3.8           Company Equity Awards.

(a)          Each Company Option outstanding immediately prior to the Effective Time, whether then vested or unvested, shall, at the Effective Time and without any action on the part of the holder thereof, become fully vested and be automatically canceled, and the holder thereof shall have the right to receive from Reliant a cash payment in respect of such canceled Company Option in an amount, rounded to the nearest whole cent (the “Option Consideration”), equal to the product of (i) $30.00 (the “Option Price”) minus the per share exercise price of such Company Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Option, to the extent not previously exercised. At and after the Effective Time, each such canceled Company Option shall no longer be exercisable by the former holder thereof and shall instead only entitle such holder to the payment of the Option Consideration, if any, payable in respect thereof, without interest. In the event the per share exercise price of a Company Option is equal to or greater than the Option Price, such Company Option shall be canceled for no consideration and shall have no further force or effect. In the event the number of shares of Company Common Stock subject to outstanding Company Options change(s) during the period from the date of this Agreement until immediately prior to the Effective Time, the Option Price shall be equitably and proportionally adjusted.

(b)          At the Effective Time, solely by virtue and as a result of the Merger and without any action on the part of the holder thereof, each Company RSU Award and Company Restricted Share Award that is outstanding immediately prior to the Effective Time shall fully vest and shall be canceled and converted automatically into the right to receive the Merger Consideration pursuant to Section 3.1 (payable in accordance with this Article III and subject to any required Tax withholding), treating the shares of Company Common Stock subject to or underlying such Company RSU Award or Company Restricted Share Award in the same manner as all other shares of Company Common Stock for such purposes.

Section 3.9           Withholding Rights. Reliant (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Company Equity Awards such amounts as Reliant is required under the Code or any other applicable Law to deduct and withhold. Any amounts so deducted and withheld shall be timely remitted to the appropriate Governmental Entity and, to the extent so remitted, shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 4.1           First Advantage Disclosure Memorandum. Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, the Company has delivered to the Reliant Parties a confidential memorandum (the “First Advantage Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the First Advantage Parties contained in this Article IV or to one or more covenants of the First Advantage Parties contained in Article VI, making specific reference in such First Advantage Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 4.2           Representations and Warranties. The Company hereby represents and warrants to the Reliant Parties as follows:

(a)          Organization and Qualification.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is duly registered as a bank holding company under the BHCA. The Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Each of the Company and the Bank has the corporate power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of the Company and the Bank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so licensed, qualified, or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the charters, bylaws, and other organizational and governing documents of the Company and the Bank and their respective Subsidiaries previously provided or made available to the Reliant Parties are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Neither the Company nor the Bank nor any Subsidiary of the Company or the Bank is in violation of its respective charter, bylaws, or other organizational or governing documents. The minute books of the Company and the Bank and their respective Subsidiaries previously provided or made available to the Reliant Parties constitute, in all material respects, a true, complete, and correct record of all meetings of and material corporate actions taken by their respective boards of directors (and each committee thereof), other than meetings of their respective boards of directors (and committees thereof) held in executive session, and other governing bodies and their respective shareholders, members, partners, and other securityholders, in each case for the periods covered thereby.

(b)          Subsidiaries and Other Interests.  Set forth on Schedule 4.2(b) of the First Advantage Disclosure Memorandum is a true, correct, and complete list of all Subsidiaries of the Company (other than the Bank) and/or the Bank, as well as each such Subsidiary’s jurisdiction of incorporation, organization, or formation and the Company’s and/or the Bank’s percentage ownership of each such Subsidiary. Each of the Company and the Bank owns beneficially and of record the capital stock or other equity or ownership interest it owns in each of its respective Subsidiaries free and clear of any Liens. There are no Contracts relating to the right of the Company or the Bank to vote or dispose of any capital stock or other equity or ownership interest of any Subsidiary of the Company or the Bank. The ownership interests of the Company and the Bank in their respective Subsidiaries are in full compliance with all applicable Laws. Each of the Subsidiaries of the Company and/or the Bank (i) is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation, (ii) has all requisite corporate, limited liability company, or other power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except, with respect to clause (iii) only, where the failure to be so licensed, qualified, or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of the Company and/or the Bank have been validly authorized and are validly issued, fully paid, and non-assessable. No shares of capital stock or other equity or ownership interests of any Subsidiary of the Company and/or the Bank are or may be required to be issued by virtue of any options, warrants, or other rights; no securities exist that are convertible into or exchangeable for any shares of capital stock or other equity or ownership interests of any Subsidiary of the Company and/or the Bank, or any other debt or equity security of any Subsidiary of the Company and/or the Bank; and there are no Contracts for the issuance of any additional capital stock or other equity or ownership interests, or any other debt or equity securities, of any Subsidiary of the Company and/or the Bank or any options, warrants, or other rights with respect to such securities. Except (i) as set forth on Schedule 4.2(b) of the First Advantage Disclosure Memorandum and (ii) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither the Company nor the Bank owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person.

(c)          Capitalization.

(i)           As of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which 4,012,105 shares are issued and outstanding, and 10,000,000 shares of Company Preferred Stock, no shares of which are issued and outstanding. As of the date of this Agreement, the authorized capital stock of the Bank consists of 10,000 shares of Bank Common Stock, of which 100 shares are issued and outstanding and are owned by the Company, and 1,000 shares of Bank Preferred Stock, no shares of which are issued and outstanding.  As of the date of this Agreement, there are no other classes or series of authorized, issued, or outstanding capital stock of the Company or the Bank. Except as set forth on Schedule 4.2(c)(i) of the First Advantage Disclosure Memorandum, no shares of Company Stock are held in treasury by the Company or otherwise owned, directly or indirectly, by the Company, and no shares of Bank Stock are held in treasury by the Bank or otherwise owned, directly or indirectly, by the Bank. All of the issued and outstanding shares of Company Stock and Bank Stock have been duly and validly authorized and issued in compliance in all material respects with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of Company Stock or Bank Stock have been issued in violation of the preemptive or other rights of any Person. As of the date of this Agreement, no bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of the Company or the Bank may vote are issued or outstanding.  As of the date of this Agreement, no trust preferred or subordinated debt securities of the Company or the Bank or any of their respective Subsidiaries are issued or outstanding.

(ii)         Except as set forth on Schedule 4.2(c)(ii) of the First Advantage Disclosure Memorandum, as of the date of this Agreement, (i) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Company capital stock, or securities convertible into or exercisable for shares of Company capital stock, or that require or obligate or could require or obligate the Company to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate the Bank to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Bank capital stock, or securities convertible into or exercisable for shares of Bank capital stock, or that require or obligate or could require or obligate the Bank to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. There are no outstanding obligations or commitments of the Company or the Bank to repurchase, redeem, or otherwise acquire any shares of its capital stock. Set forth on Schedule 4.2(c)(ii) of the First Advantage Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of (i) all outstanding Company Options, including for each Company Option the name of the optionee, the date of grant, the exercise price, the terms of vesting, the date(s) of termination, the number and class or series of shares subject to such Company Option, and whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code), and (ii) all outstanding Company RSU Awards and Company Restricted Share Awards, including for each such award the name of the recipient, the date of grant of the award, the terms of vesting, and the number and class or series of shares subject to such award. Set forth on Schedule 4.2(c)(ii) of the First Advantage Disclosure Memorandum is a listing of all cash, stock, and other dividends or distributions on or with respect to Company Stock or Bank Stock that have been declared, set aside, or paid since January 1, 2017, as well as all shares of Company capital stock and all shares of Bank capital stock that have been purchased, redeemed, or otherwise acquired, directly or indirectly, by the Company and the Bank since January 1, 2017.

(d)          Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, notices, filings, and registrations referred to in Section 4.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the board of directors of the Company, and no other corporate actions or proceedings on the part of the Company are necessary to authorize the execution, delivery, or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than the approval of this Agreement by the shareholders of the Company in accordance with the charter and bylaws of the Company and applicable Law and the approval of the Bank Merger Agreement by the Company as the sole shareholder of the Bank in accordance with the charter and bylaws of the Bank and applicable Law. The board of directors of the Company has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders and has directed that this Agreement be submitted to the Company’s shareholders for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of the Company approve this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Reliant and Merger Sub, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity (collectively, the “Enforceability Exceptions”).

(e)          No Violations.  Neither the execution, delivery, or performance of this Agreement by the Company, nor the execution, delivery, or performance of the Bank Merger Agreement by the Bank, nor the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will (i) assuming the approval of this Agreement by the shareholders of the Company in accordance with the charter and bylaws of the Company and applicable Law and the approval of the Bank Merger Agreement by the Company as the sole shareholder of the Bank in accordance with the charter and bylaws of the Bank and applicable Law, violate the charter or articles of incorporation, bylaws, or other organizational or governing documents of the Company or the Bank or any of their respective Subsidiaries or (ii) assuming that the consents, approvals, waivers, notices, filings, and registrations referred to in Section 4.2(f) have been obtained and made and all applicable waiting periods have expired, (A) violate any Law to which the First Advantage Parties or any of their respective Subsidiaries (or the properties or assets of the First Advantage Parties or any of their respective Subsidiaries) are subject or by which the First Advantage Parties or any of their respective Subsidiaries (or the properties or assets of the First Advantage Parties or any of their respective Subsidiaries) are bound or (B) constitute a breach or violation of or a default under (or an event which, with notice or lapse of time or both, could constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or the Bank or any of their respective Subsidiaries under, any of the terms, conditions, or provisions of any Contract to which the Company or the Bank, or any of their respective Subsidiaries, is a party or to or by which any of the properties or assets of the Company or the Bank, or any of their respective Subsidiaries, may be subject or bound, except, in the case of clause (B) above only, for breaches, violations, defaults, terminations, accelerations, or Liens that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(f)          Consents and Approvals.  No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity or other Person are required to be obtained, given, or made by the Company or the Bank, or any of their respective Subsidiaries, in connection with the execution, delivery, or performance of this Agreement by the Company, or the execution, delivery, or performance of the Bank Merger Agreement by the Bank, or the consummation by the Company and the Bank of the transactions contemplated hereby and thereby, including without limitation the Mergers and the Bank Merger, except (i) applications, notices, and waiver requests required to be filed with or given or made to and consents, approvals, and waivers required from, and the expiration of related waiting periods imposed by, the Federal Reserve, the TDFI, and the United States Department of Justice (collectively, the “Regulatory Approvals”); (ii) the filing of the Articles of Merger and the Second Step Articles of Merger with the Tennessee Secretary of State, and the filing of the Bank Merger Certificates; (iii) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, and such other filings and reports as are required under the Exchange Act; (iv) the approval of this Agreement by the shareholders of the Company in accordance with the charter and bylaws of the Company and applicable Law, and the approval of the Bank Merger Agreement by the Company as the sole shareholder of the Bank in accordance with the charter and bylaws of the Bank and applicable Law; and (v) as set forth on Schedule 4.2(f) of the First Advantage Disclosure Memorandum. As of the date of this Agreement, the Company does not have Knowledge of any reason why any of the consents, approvals, or waivers referred to in this Section 4.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g)          Reports.  The Company and the Bank, and each of their respective Subsidiaries, have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2017, with or to the Federal Reserve, the FDIC, the TDFI, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish the same or pay such fees and assessments would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h)          Financial Statements.  The Company has previously delivered to Reliant true, complete, and correct copies of (i) the consolidated balance sheets of the Company and its Subsidiaries as of the fiscal years ended December 31, 2018, 2017, and 2016, and the related consolidated statements of operations, comprehensive earnings, changes in stockholders’ equity, and cash flows for each of the fiscal years then ended, together with the notes thereto, accompanied by the audit reports of the Company’s independent registered public accounting firm (the “Audited Company Financials”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2019 (the “Interim Financials Date”), and the related unaudited consolidated statements of income for the six-month period ended June 30, 2019 (the “Interim Company Financials”). The Company Financial Statements were prepared from and in accordance with the books and records of the Company and its Subsidiaries, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the Company and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in all material respects in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. No financial statements of any entity or enterprise other than the Company and its Subsidiaries are required by GAAP to be included in the financial statements of the Company. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP consistently applied and other legal, accounting, and regulatory requirements.

(i)           Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has, or has incurred, any Liability other than (i) Liabilities reflected on or reserved against in the Interim Company Financials, (ii) Liabilities incurred since the Interim Financials Date in the ordinary course of business consistent with past practice that, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company; (iii) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) as set forth on Schedule 4.2(i) of the First Advantage Disclosure Memorandum.

(j)           Absence of Certain Changes or Events.

(i)           Since December 31, 2018, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(ii)         Since December 31, 2018, except as relates to the matters contemplated by this Agreement, the Company and the Bank and their respective Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices.

(iii)        From and including December 31, 2018, to and including the date of this Agreement, neither the Company nor the Bank, nor any of their respective Subsidiaries, has taken or permitted, or entered into any Contract with respect to, or otherwise agreed or committed to do or take, or failed or omitted to take, any action that, if taken, permitted, or omitted after the date hereof, would constitute a breach or violation of any of the covenants set forth in Section 6.1, except as set forth on Schedule 4.2(j)(iii) of the First Advantage Disclosure Memorandum.

(k)          Litigation.  There are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or the Bank or any of their respective Subsidiaries, any current or former director, officer, or employee of the Company or the Bank or any of their respective Subsidiaries in his or her capacity as such, any First Advantage Benefit Plan (as defined below), or any property, asset, right, or interest of the Company or the Bank or any of their respective Subsidiaries, which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Set forth on Schedule 4.2(k) of the First Advantage Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or the Bank or any of their respective Subsidiaries, any current or former director, officer, or employee of the Company or the Bank or any of their respective Subsidiaries in his or her capacity as such, any First Advantage Benefit Plan, or any property, asset, right, or interest of the Company or the Bank or any of their respective Subsidiaries. Neither the Company nor the Bank nor any of their respective Subsidiaries, nor any of the properties or assets of the Company or the Bank or any of their respective Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity (other than such as are applicable to banks or bank holding companies generally) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Set forth on Schedule 4.2(k) of the First Advantage Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each judgment, decree, injunction, order, or ruling of any Governmental Entity (other than such as are applicable to banks or bank holding companies generally) that the Company or the Bank or any of their respective Subsidiaries, or any of the properties or assets of the Company or the Bank or any of their respective Subsidiaries, is a party or subject to or bound by.

(l)           Regulatory Actions.  Since January 1, 2017, neither the Company nor the Bank, nor any of their respective Subsidiaries, has been a party to or subject to any cease and desist order, prompt corrective action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of the Company, there are no facts or circumstances which would reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of the Company or the Bank or any of their respective Subsidiaries. Since January 1, 2017, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of the Company or the Bank or any of their respective Subsidiaries.

(m)         Compliance with Laws; Deposit Insurance.

(i)           The First Advantage Parties and their respective Subsidiaries have at all times since January 1, 2017, complied with, and are currently in compliance with, in each case in all material respects, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the Community Reinvestment Act of 1977, as amended (the “CRA”); the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans, except where noncompliance with such applicable Laws has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.  Except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the First Advantage Parties and their respective Subsidiaries have, and have at all times had since January 1, 2017, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as heretofore or presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of the Company, no termination, suspension or cancellation of any of them is threatened.

(ii)         The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the fullest extent permitted by Law, and the Bank has timely paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of the Company, threatened.

(n)          Taxes.

(i)           The First Advantage Parties and their respective Subsidiaries have timely filed all Tax Returns required to be filed by or with respect to them (all such required Tax Returns, collectively, the “First Advantage Returns”). Neither the First Advantage Parties nor any of their respective Subsidiaries currently are the beneficiary of any extension of time within which to file any First Advantage Returns. All of the First Advantage Returns are true, correct, and complete in all material respects, and all Taxes due and payable by the First Advantage Parties and their respective Subsidiaries with respect to the periods covered by such First Advantage Returns have been paid (whether or not shown on any First Advantage Returns). The accruals and reserves for Taxes reflected in the Interim Company Financials are adequate, in accordance with GAAP, to cover all unpaid Taxes of the Company and its Subsidiaries for periods ending on or prior to the date(s) of the Interim Company Financials, and all such accruals and reserves for Taxes, as adjusted for operations and transactions and the passage of time for periods ending on or prior to the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries, will be adequate, in accordance with GAAP, to cover all unpaid Taxes of the Company and its Subsidiaries accruing through the Closing Date.  No claim has ever been made against the First Advantage Parties or any of their respective Subsidiaries by a taxing authority in a jurisdiction where the Company or the Bank or their respective Subsidiaries do not file Tax Returns that the Company or the Bank or any of their respective Subsidiaries are or may be subject to taxation in that jurisdiction. No outstanding agreement, arrangement, extension, or waiver of or with respect to the limitation period applicable to any First Advantage Return has been agreed to or entered into or granted (by the First Advantage Parties or any other Person), and no such agreement, arrangement, extension, or waiver has been requested by or from the First Advantage Parties or any of their respective Subsidiaries, and neither the First Advantage Parties nor any of their respective Subsidiaries has executed or is bound by any extension or waiver of any statute of limitations on the assessment or collection of any Tax.

(ii)          All estimated Taxes required to be paid by or with respect to, or in respect of the operations of, the First Advantage Parties or any of their respective Subsidiaries have been paid to the proper taxing authorities, except to the extent failure to make any such payment, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. All Taxes that the First Advantage Parties or any of their respective Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party (including amounts paid or owing by or to the First Advantage Parties or any of their respective Subsidiaries and any such Taxes due as a result of a plan intended to be a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Code that has not been operated in good faith compliance with Section 409A of the Code and associated guidance) have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the First Advantage Parties and their respective Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the First Advantage Parties and their respective Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws, in each case except for failures to withhold, collect, pay, or file and such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Company.

(iii)        Set forth on Schedule 4.2(n)(iii) of the First Advantage Disclosure Memorandum is a true, correct, and complete list of all First Advantage Returns filed by or with respect to the First Advantage Parties or any of their respective Subsidiaries with respect to any taxable periods ended on or after December 31, 2016, and the First Advantage Parties have delivered or made available to Reliant true, correct and complete copies of all of such First Advantage Returns. The First Advantage Returns for all taxable years ending on or before December 31, 2015, either have been examined by the applicable taxing authority and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. The First Advantage Parties have delivered or made available to Reliant true, correct, and complete copies of all audit reports, statements of deficiencies, and similar documents issued by a Governmental Entity relating to the First Advantage Returns.

(iv)         No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of the Company, threatened against or with respect to the First Advantage Parties or any of their respective Subsidiaries in respect of any Taxes or Tax matters, and to the Knowledge of the Company there are no facts or circumstances that would reasonably be expected to give rise to any such deficiency assessment or refund litigation. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the First Advantage Parties or any of their respective Subsidiaries with respect to any Taxes. No deficiencies have been asserted against the First Advantage Parties or any of their respective Subsidiaries as a result of an examination by a taxing authority and no issue has been raised by any examination conducted by any taxing authority in the past three years that, by application of the same principles, might result, individually or in the aggregate, in a proposed material deficiency of the First Advantage Parties or any of their respective Subsidiaries for any other period not so examined. There are no Liens for Taxes upon any of the properties or assets of the First Advantage Parties or any of their respective Subsidiaries, other than statutory Liens for current Taxes not yet due and payable for which adequate reserves have been established.

(v)          Neither the Company nor the Bank, nor any of their respective Subsidiaries, has granted to any Person a power of attorney with respect to any Taxes or Tax matters that is currently in effect. Neither the Company nor the Bank, nor any of their respective Subsidiaries, is subject to any private letter ruling of the IRS or any comparable ruling of any other taxing authority, and no request for any such ruling is pending. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision), or any similar provision of Law, has been entered into by or with respect to the Company or the Bank or any of their respective Subsidiaries.

(vi)         Except as set forth on Schedule 4.2(n)(vi) of the First Advantage Disclosure Memorandum, there is no Contract or plan (including without limitation this Agreement and the arrangements contemplated hereby) covering any director, officer, employee, or independent contractor, or any former director, officer, employee, or independent contractor, of the Company or the Bank or any of their respective Subsidiaries that, individually or collectively with any other such Contracts or plans, will, or would reasonably be expected to, (A) give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G, or (B) subject any such Person to additional taxes under Section 409A of the Code. Except as set forth on Schedule 4.2(n)(vi) of the First Advantage Disclosure Memorandum, neither the Company nor the Bank, nor any of their respective Subsidiaries, is a party to or bound by any Contract or plan, or has any obligation (current or contingent), to compensate any Person for Tax-related payments, including Taxes paid pursuant to Section 4999 of the Code and Taxes under Section 409A of the Code.

(vii)        Except as set forth on Schedule 4.2(n)(vii) of the First Advantage Disclosure Memorandum, (A) neither the Company nor the Bank, nor any of their respective Subsidiaries, has at any time been a member of a group with which it has filed or been included in a combined, consolidated, or unitary Tax Return; (B) neither the Company nor the Bank, nor any of their respective Subsidiaries, is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract; and (C) neither the Company nor the Bank, nor any of their respective Subsidiaries, is liable for the Taxes of any other Person, whether as a transferee or successor, by Contract (including any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement), or otherwise.

(viii)       The First Advantage Parties and their respective Subsidiaries are, and have at all times been, in compliance with the provisions of Section 6011, Section 6111, and Section 6112 of the Code relating to tax shelter disclosure, registration, list maintenance, and record keeping, and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations, as applicable), and neither the First Advantage Parties nor their respective Subsidiaries have at any time engaged in or entered into (A) any transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or any transaction that would have been such a “reportable transaction” if current Law was in effect at the time the transaction was entered into. No IRS Form 8886 has been filed with respect to the First Advantage Parties or any of their respective Subsidiaries. Neither the Company nor the Bank, nor any of their respective Subsidiaries, has entered into any Tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax Liability in a jurisdiction outside the United States with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity in a jurisdiction outside the United States. The First Advantage Parties and their respective Subsidiaries have disclosed on all First Advantage Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither the Company nor the Bank, nor any of their respective Subsidiaries, has incurred, and no state of affairs exist that could result in the Company or the Bank, or any of their respective Subsidiaries, incurring, any penalty under Section 6662(e) of the Code.

(ix)         None of the assets, properties, or rights of the First Advantage Parties or their respective Subsidiaries (A) are “tax-exempt use property” within the meaning of Section 168(h) of the Code, (B) are assets, properties, or rights required to be treated as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986, or (C) directly or indirectly secure any debt the interest on which is Tax-exempt under Section 103(a) of the Code. Neither the First Advantage Parties nor any of their respective Subsidiaries have participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Neither the Company nor the Bank, nor any of their respective Subsidiaries, has a “permanent establishment” within the meaning of any applicable Tax law in any foreign jurisdiction, nor is the Company or the Bank, or any of their respective Subsidiaries, required to file any Tax Returns in any foreign jurisdiction. No Subsidiary of the Company or the Bank which is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code has a permanent establishment within the United States or derives any income effectively connected with the conduct of a trade or business within the United States.

(x)          Set forth on Schedule 4.2(n)(x) of the First Advantage Disclosure Memorandum is a true, correct, and complete list of (i) all Tax abatement, Tax reduction, Tax credit, and similar agreements or programs to which the First Advantage Parties or their respective Subsidiaries are parties or in which the First Advantage Parties or their respective Subsidiaries participate and (ii) the amount of each Tax abatement, Tax reduction, Tax credit, or similar benefit that the First Advantage Parties or their respective Subsidiaries have received as of the date hereof and the period(s) to which each such Tax abatement, Tax reduction, Tax credit, or similar benefit applied or applies. The consummation of the transactions contemplated by this Agreement will not result in any recoupment, claw-back, or decrease in any such Tax abatement, Tax reduction, Tax credit, or similar benefit.

(xi)         Neither the Company nor the Bank nor any of their respective Subsidiaries has ever distributed stock of another Person or had its stock distributed by another Person in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither the Company nor the Bank nor any of their respective Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the First Advantage Parties or their respective Subsidiaries, and the IRS has not proposed any such change in accounting method. Neither the Company nor the Bank nor any of their respective Subsidiaries is or, during the five-year period immediately preceding the date of this Agreement, has been an “S” corporation within the meaning of Section 1361(a)(1) of the Code.

(xii)        For purposes of this Section 4.2(o), (A) references to the Company shall be deemed to include any predecessor to the Company, any Person which merged or was liquidated with or into the Company, any direct or indirect Subsidiary of the Company, and any Person from which the Company has incurred any Liability for Taxes as a result of transferee liability and (B) references to the Bank shall be deemed to include any predecessor to the Bank, any Person which merged or was liquidated with or into the Bank, any direct or indirect Subsidiary of the Bank, and any Person from which the Bank has incurred any Liability for Taxes as a result of transferee liability.

(o)          Material Contracts.

(i)          Set forth on Schedule 4.2(o)(i) of the First Advantage Disclosure Memorandum is a true, correct, and complete list (arranged by applicable subsection) of the following Contracts to which the Company or the Bank, or any of their respective Subsidiaries, is a party, by which the Company or the Bank, or any of their respective Subsidiaries, is bound, or to which the Company or the Bank, or any of their respective Subsidiaries, or any of the properties or assets of the Company or the Bank, or any of their respective Subsidiaries, are subject (whether or not actually set forth on such schedule, collectively, the “First Advantage Material Contracts”):

(A)        Any Contract (other than Contracts for Bank Loans (as defined below) made in the ordinary course of business) that involves, or would reasonably be expected to involve, annual receipts or disbursements of $50,000 or more;

(B)        Any Contract that requires the Company or the Bank, or any of their respective Subsidiaries, to purchase all of its requirements for a given product, good, or service from a given Person;

(C)        Any Contract that provides for the indemnification by the Company or the Bank, or any of their respective Subsidiaries, of any Person, or the express assumption by the Company or the Bank, or any of their respective Subsidiaries, of any Tax, environmental, or other Liability of any Person;

(D)        Any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or the Bank, or any of their respective Subsidiaries, after the date of this Agreement of properties, assets, or securities with a fair market value of $25,000 or more;

(E)        Any employment agreement, consulting agreement, severance agreement, change of control agreement, bonus agreement, salary continuation agreement, deferred compensation agreement, stock option agreement, restricted stock agreement, non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or other Contract with any current or former director, officer, employee, or independent contractor of or to the Company or the Bank or any of their respective Subsidiaries (excluding commercially standard confidentiality and non-disclosure provisions included in vendor agreements entered into by the First Advantage Parties in the ordinary course of business);

(F)         Any Contract not disclosed under Section 4.2(o)(i)(E) with or for the benefit of any shareholder, director, officer, employee, independent contractor, or Affiliate of the Company or the Bank or any of their respective Subsidiaries, or any Affiliate of or member of the immediate family of any such Person;

(G)        Any Contract under which any payment (whether change of control, severance, or otherwise) will or may become due to any current or former director, officer, employee, independent contractor, or other service provider as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(H)        Any Contract that provides for compensation or benefits that will or may be increased, or under which compensation or benefits will or may be accelerated, as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or that provides for compensation or benefits the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(I)         Any Contract that provides for any payments by the Company or the Bank, or any of their respective Subsidiaries, upon a change of control;

(J)         Any Contract that limits or purports to limit the right of the Company or the Bank, or any of their respective Subsidiaries, to engage in any line of business, compete with any Person, or operate in any geographic location;

(K)        Any partnership, joint venture, limited liability company, or similar Contract;

(L)        Any Contact with respect to the ownership, occupancy, management, lease (as lessor, lessee, or otherwise), or operation of real property;

(M)       Any data processing or information technology Contract;

(N)        Any Contract that grants to any Person any right of first refusal, right of first offer, or similar right with respect to any assets, rights, properties, or securities of the Company or the Bank or any of their respective Subsidiaries;

(O)       Any Contract that relates to indebtedness of or borrowings of money by the Company or the Bank, or any of their respective Subsidiaries, in excess of $50,000 (other than Contracts relating to customer deposit liabilities, Federal Home Loan Bank borrowings, or repurchase agreements with customers, in each case created, incurred, or entered into in the ordinary course of business);

(P)        Any Contract relating to the acquisition, transfer, sale, or issuance of, or otherwise directly affecting or dealing with, any securities of the Company or the Bank or any of their respective Subsidiaries, including without limitation any voting, shareholders, or underwriting agreement;

(Q)        Any Contract not terminable on 30 days or less notice without any payment or penalty and involving disbursements or payments by the Company or the Bank or any of their respective Subsidiaries in excess of $50,000 per annum; and

(R)        Any other Contract not disclosed pursuant to subsections (A)-(Q) of this Section 4.2(o)(i) that is material to the Company or the Bank or any of their respective Subsidiaries or the business, operations, or financial condition of the Company or the Bank or any of their respective Subsidiaries.

(ii)         A true, correct, and complete copy (or, in the case of any oral Contract, a complete and accurate written description) of each First Advantage Material Contract, as amended through the date of this Agreement, has been previously provided or made available to Reliant. Each of the First Advantage Material Contracts is in full force and effect and is a valid and binding obligation of the Company or the Bank or their respective Subsidiaries, as applicable, and, to the Knowledge of the Company, each of the other parties thereto, and is enforceable against the Company or the Bank or their respective Subsidiaries, as applicable, and, to the Knowledge of the Company, each of the other parties thereto in accordance with its terms, subject to the Enforceability Exceptions. The Company and the Bank and their respective Subsidiaries have performed all duties and obligations required to be performed by them under each First Advantage Material Contract in all material respects. Neither the Company nor the Bank nor any of their respective Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in breach or violation of or default under, in each case in any material respect, any First Advantage Material Contact, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach, violation, or default. To the Knowledge of the Company, no event has occurred and no circumstance or condition exists that, with or without notice or lapse of time or both, gives any Person, or will or could give any Person, (A) the right to declare a breach or default or exercise any remedy under any First Advantage Material Contract, (B) the right to accelerate the maturity of or performance under any First Advantage Material Contract, or (C) the right to cancel, terminate, or modify any First Advantage Material Contract.

(iii)        Except as set forth on Schedule 4.2(o)(iii) of the First Advantage Disclosure Memorandum, (A) no consents, approvals, waivers, or notices are required to be obtained, given, or delivered pursuant to the terms of any First Advantage Material Contract as a result of the First Advantage Parties’ execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby and (B) assuming the consents, approvals, waivers, and notices referred to in clause (A) are obtained, given, and delivered, neither the First Advantage Parties’ execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in any Person having the right to declare a breach or default or exercise any remedy under any First Advantage Material Contract; accelerate the maturity of or performance under any First Advantage Material Contract; or cancel, terminate, or modify any First Advantage Material Contract.

(p)          Intellectual Property; Information Technology Systems.

(i)          Set forth on Schedule 4.2(p)(i) of the First Advantage Disclosure Memorandum is a true, correct, and complete list of all of the Intellectual Property owned, leased, or licensed by the Company or the Bank or any of their respective Subsidiaries, or used by the Company or the Bank or any of their respective Subsidiaries in the conduct of their respective businesses (collectively, the “First Advantage IP”). All required filings and fees related to First Advantage IP registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all First Advantage IP registrations are in good standing.

(ii)         Set forth on Schedule 4.2(p)(ii) of the First Advantage Disclosure Memorandum is a true, correct, and complete list of all licenses and other Contracts pursuant to which the Company or the Bank (A) obtain a license to use Intellectual Property owned by a third party (excluding all Contracts for off-the-shelf or commercially available software or technology) or (B) grant a license or right to use Intellectual Property owned by the Company or the Bank or one of their Subsidiaries (the “IP Licenses”). There is no breach or default or alleged breach or default, or, to the Knowledge of the First Advantage Parties, any state of facts or circumstances which with notice or lapse of time or both would constitute a breach or default, on the part of any party to any IP License in the performance of any obligation to be performed, paid, or observed by any party under or pursuant to any such IP License. The First Advantage Parties have previously provided or made available to Reliant true, correct, and complete copies (or, in the case of any oral Contract, a complete and accurate written description) of the IP Licenses, including all modifications, amendments, and supplements thereto and waivers thereunder.

(iii)        The Company or the Bank, or one of their respective Subsidiaries, is the sole and exclusive owner of all of the material First Advantage IP not leased or licensed to the Company or the Bank or one of their respective Subsidiaries, free and clear of any Liens, and, with respect to any material First Advantage IP leased or licensed to the Company or the Bank or one of their respective Subsidiaries, has a valid and enforceable lease, license, or other right to use such First Advantage IP, and except as set forth on Schedule 4.2(p)(iii)(A) of the First Advantage Disclosure Memorandum, no leases, licenses, or other rights have been granted by the Company or the Bank or their respective Subsidiaries to third Persons with respect to any material First Advantage IP. The Company and the Bank and their respective Subsidiaries own or possess all requisite rights to use all of the First Advantage IP required or necessary for the conduct of the business of the Company and the Bank and their respective Subsidiaries as presently conducted, without any known conflict with the rights of others or any known use by others which conflicts with the rights of the Company or the Bank or any of their respective Subsidiaries. Neither the Company nor the Bank, nor any of their respective Subsidiaries, owes any royalties, honoraria, or fees to any Person by reason of the use by the Company or the Bank or any of their respective Subsidiaries of any of the First Advantage IP.  Except as set forth on Schedule 4.2(p)(iii)(B) of the First Advantage Disclosure Memorandum, neither the Company nor the Bank, nor any of their respective Subsidiaries, has received notice of, and to the Knowledge of the Company there is no basis for, any claimed conflict with respect to any of the First Advantage IP or any claim against the Company or the Bank or any of their respective Subsidiaries that their respective operations, activities, products, publications, goods, or services infringe upon any patent, trademark, trade name, copyright, or other intellectual property or proprietary right of a third party, or that the Company or the Bank or any of their respective Subsidiaries is illegally or otherwise impermissibly using any patent, trademark, trade name, copyright, trade secret, or other intellectual property or proprietary right of others, nor has there been any claim or assertion that any of the First Advantage IP is invalid or defective in any way.

(iv)        Set forth on Schedule 4.2(p)(iv) of the First Advantage Disclosure Memorandum is a true, correct, and complete list of all consents, waivers, authorizations, and approvals with respect to or involving the First Advantage IP that must be obtained, and all filings that must be made and all other actions that must be taken in respect of the First Advantage IP, in each case in connection with the Parties’ execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

(v)          No current or former officer, employee, consultant, or contractor of the First Advantage Parties or any of their respective Subsidiaries has any ownership, license, or other right, title, or interest in any of the First Advantage IP. To the Knowledge of the First Advantage Parties, neither the First Advantage Parties nor their respective Subsidiaries nor any of the officers, employees, or agents of the First Advantage Parties or their respective Subsidiaries has done, or failed to do, any act or thing which has prejudiced or would reasonably be expected to prejudice the validity or enforceability of any First Advantage IP.

(vi)         All of the computer firmware, computer hardware, computer software (whether general or special purpose), telecommunications hardware, and other similar or related items of automated, computerized, or software system(s), networks, interfaces, platforms or applications, whether or not in electronic format, and other equipment used or relied upon in the conduct of the business of any of the First Advantage Parties or their respective Subsidiaries (collectively, the “First Advantage IT Systems”) (A) have been properly maintained by technically competent personnel, in accordance with standards set by manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring, and use; (B) are in good working order; (C) function in all material respects in accordance with all specifications and any other descriptions under which they were supplied; (D) are free of any material defects, bugs, or errors, (E) do not contain or make available any disabling software, code, or instructions, spyware, Trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to or disruption, impairment, disablement, or destruction of any software, data, or other materials (collectively, “Contaminants”); and (F) are sufficient for the existing and currently anticipated needs of the business of the First Advantage Parties and their respective Subsidiaries. The First Advantage Parties and their respective Subsidiaries have taken all commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the First Advantage IT Systems are free from Contaminants. The First Advantage Parties and their respective Subsidiaries have reasonable business continuity and disaster recovery plans, procedures, and facilities for their respective businesses and have taken reasonable steps to safeguard the First Advantage IT Systems. Since January 1, 2017, the First Advantage IT Systems have not suffered any failures, errors, or breakdowns which have caused any substantial disruption to or interruption in operation of the business of the First Advantage Parties and their respective Subsidiaries. The First Advantage Parties and their respective Subsidiaries have promptly implemented material security patches that are generally available for the First Advantage IT Systems. Neither First Advantage nor the Bank nor any of their respective Subsidiaries is in breach of or default under any Contract relating to any of the First Advantage IT Systems.

(vii)        The First Advantage Parties and their respective Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard, and maintain the confidentiality, integrity, and security of (A) their information technology systems and software owned or purported to be owned by them and (B) all information, data, and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws) (the “First Advantage Data”), against any unauthorized or improper use, access, transmittal, interruption, modification, or corruption. The First Advantage Parties and their respective Subsidiaries have complied with their respective privacy policies and procedures and complied with all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of First Advantage Data, including without limitation Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the First Advantage Parties pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the First Advantage Data, including card association rules and the payment card industry data security standards. The First Advantage Parties and their respective Subsidiaries have taken reasonably sufficient measures to ensure that all First Advantage Data is protected against loss, damage, unauthorized access, use, or disclosure, modification, or other misuse. The First Advantage Parties and their respective Subsidiaries have the legal right to possess, use, and process all First Advantage Data collected, held, or processed by the First Advantage Parties and their respective Subsidiaries. Since January 1, 2017, there has been no loss, damage, unauthorized access, use, or disclosure, modification, or other misuse of any First Advantage Data.  Except as set forth on Schedule 4.2(p)(vii) of the First Advantage Disclosure Memorandum, there currently are not any, and since January 1, 2017, there have not been any, pending or, to the Knowledge of the Company, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (A) any of the First Advantage IT Systems or (B) First Advantage Data or any other information collected, maintained, or stored by or on behalf of the First Advantage Parties or their respective Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise, or disclosure thereof).

(q)          Labor and Employment Matters.

(i)          The First Advantage Parties and their respective Subsidiaries are, and have been at all times since January 1, 2017, in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor the Bank, nor any of their respective Subsidiaries, is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement or contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or the Bank, or any of their respective Subsidiaries, the subject of any proceeding in which it is asserted that the Company or the Bank, or any of their respective Subsidiaries, has committed an unfair labor practice or seeking to compel the Company or the Bank, or any of their respective Subsidiaries, to bargain with any labor union or labor organization as to wages or conditions of employment, nor, to the Knowledge of the Company, has any such proceeding been threatened, nor is there any strike, labor dispute, or organizational effort involving the Company or the Bank, or any of their respective Subsidiaries, pending or, to the Knowledge of the Company, threatened.

(ii)          Set forth on Schedule 4.2(q)(ii) of the First Advantage Disclosure Memorandum is (A) a true, correct, and complete list of all employees (including any leased or temporary employees) of the First Advantage Parties or their respective Subsidiaries; and (B) each such employee’s current rate of compensation and bonus or incentive compensation arrangements. Set forth or identified on Schedule 4.2(q)(ii) of the First Advantage Disclosure Memorandum are the names of any employees of the First Advantage Parties or any of their respective Subsidiaries who are absent from work due to a leave of absence (including without limitation in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who are receiving workers’ compensation or disability compensation. Other than compensation and benefits payable in the ordinary course of business the payment of which is not delinquent, there are no unpaid wages, salaries, bonuses, commissions, or other amounts owed to any employee or former employee of the Company or the Bank or any of their respective Subsidiaries.

(iii)         To the Knowledge of the Company, no director, officer, employee, or independent contractor of or to the Company or the Bank or any of their respective Subsidiaries is a party to or otherwise bound by any Contract, including without limitation any confidentiality, non-competition, non-solicitation, or proprietary rights agreement, that has adversely affected or would reasonably be expected to adversely affect the ability of the Company or the Bank or any of their respective Subsidiaries to conduct its business as currently conducted or the ability of such Person to perform and carry out such Person’s duties or responsibilities.

(iv)         Neither the Company nor the Bank, nor any of their respective Subsidiaries, has classified any Person as an “independent contractor” or any similar status who, under applicable Law or the provisions of any First Advantage Benefit Plan (as defined below), should have been classified as an employee. Neither the Company nor the Bank, nor any of their respective Subsidiaries, has any material Liability for improperly excluding any Person who provides or has provided services to the Company or the Bank or any of their respective Subsidiaries in any capacity from participating in any First Advantage Benefit Plan.

(v)          Except as set forth on Schedule 4.2(q)(v) of the First Advantage Disclosure Memorandum, as of the date of this Agreement, to the Knowledge of the Company, no employee of the Company or the Bank (or any of their respective Subsidiaries) with a title of vice-president or above has informed the Company or the Bank (or any of their respective Subsidiaries) of his or her intent to terminate his or her employment during the next 12 months, including in connection with or as a result of the transactions contemplated by this Agreement.

(vi)         There is no pending or, to the Knowledge of the Company, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of the Company or the Bank or any of their respective Subsidiaries, including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, wages and hours, or terms and conditions of employment (but excluding workers’ compensation matters), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, and there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, or legal, administrative, arbitration, or other proceeding.

(r)           Benefit Plans.

(i)          Set forth on Schedule 4.2(r)(i) of the First Advantage Disclosure Memorandum is a true, correct, and complete list of all pension, retirement, survivor income, salary continuation, stock option, restricted stock, restricted stock unit, stock purchase, stock ownership, savings, stock appreciation right, capital appreciation, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, or other benefit plans, contracts, agreements, and arrangements, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, any incentive or welfare policies, contracts, plans, or arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained, sponsored, or contributed to (or required to be contributed to) by the Company or the Bank or an ERISA Affiliate for the benefit of or with respect to any present or former directors, officers, employees, independent contractors, or consultants of the Company or the Bank or any of their respective Subsidiaries, or any spouse, dependent, or beneficiary of any such Person, or to or under which the Company or the Bank has or may have any Liability, contingent or otherwise (herein referred to collectively as the “First Advantage Benefit Plans”), including any and all plans or policies offered to employees of the Company or the Bank, or any of their respective Subsidiaries, with respect to which the Company or the Bank or an ERISA Affiliate has claimed or is claiming the safe harbor for “voluntary plans” under ERISA for group and group-type insurance arrangements (“First Advantage Voluntary Plans”). The First Advantage Parties have previously delivered or made available to Reliant true, correct, and complete copies of all plans, contracts, agreements, arrangements, and other documents required to be set forth on Schedule 4.2(r)(i) of the First Advantage Disclosure Memorandum, along with, where applicable: (A) all current investment management contracts, custodial agreements, administrative service agreements, and insurance and annuity contracts; (B) the current summary plan description and summary of material modifications and each current Summary of Benefits and Coverage; (C) the most recently filed annual reports (Form 5500 with all corresponding schedules and financial statements); (D) the most recent IRS determination, advisory, or opinion letter and each currently pending application to the IRS for a determination letter; (E) the most recent nondiscrimination testing reports, actuarial reports, and financial statements; (F) the three (3) most recent annual premium payment forms filed with the PBGC; (G) all material correspondence, notices, and filings within the last three (3) years concerning IRS, Department of Labor, PBGC, or other Governmental Entity requests for information, correction filings, audits, or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or “reportable events” within the meaning of Section 4043 of ERISA; and (H) copies of the most recently filed IRS Forms 1094 and 1095. There has been no announcement or commitment by the Company or the Bank, or any of their respective Subsidiaries, to create any additional First Advantage Benefit Plan, to amend any First Advantage Benefit Plan (except for amendments required by applicable Law which do not materially increase the cost of such First Advantage Benefit Plan), or to terminate any First Advantage Benefit Plan.

(ii)         Other than routine claims for benefits thereunder customary in nature and amount, there is no pending, or, to the Knowledge of the Company, threatened claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding (legal, administrative, or otherwise) relating to any First Advantage Benefit Plan. All of the First Advantage Benefit Plans have been established, maintained and administered in compliance, in all material respects, with all applicable requirements of ERISA, the Code and other applicable Laws, and the terms and provisions of all documents, contracts, or agreements establishing the First Advantage Benefit Plans or pursuant to which they are maintained or administered. There are no existing circumstances and no event has occurred that would reasonably be expected to adversely affect the qualified status of any First Advantage Benefit Plan that is likely to result in, or has already resulted in, the imposition of any material Taxes or material liability upon the Company or the Bank or any of their respective Subsidiaries. No audit of any First Advantage Benefit Plan by the IRS or the United States Department of Labor is ongoing or, to the Knowledge of the Company, threatened or was ongoing, threatened, or closed at any time during the past five years. No “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any First Advantage Benefit Plan that is likely to result in, or has already resulted in, the imposition of any material penalties or material Taxes upon the Company or the Bank or any of their respective Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(iii)        No Liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been, or is expected by the First Advantage Parties or their respective Subsidiaries to be, incurred with respect to any First Advantage Benefit Plan that is subject to Title IV of ERISA (a “First Advantage Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by the Company or the Bank or any ERISA Affiliate. No First Advantage Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date of this Agreement; the fair market value of the assets of each First Advantage Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such First Advantage Pension Plan as of the end of the most recent plan year ending prior to the date of this Agreement, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such First Advantage Pension Plan as of the date of this Agreement; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any First Advantage Pension Plan within the 12-month period ending on the date of this Agreement. Neither the Company nor the Bank, nor any of their respective Subsidiaries, has provided or is required to provide security to any First Advantage Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither the Company nor the Bank, nor any of their respective Subsidiaries or any ERISA Affiliate, has contributed to or is or has been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(iv)         Each First Advantage Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “First Advantage Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the First Advantage Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of the Company there are no facts or circumstances that would reasonably be expected to result in the revocation of any such favorable determination letter. Each First Advantage Qualified Plan, if any, that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all material respects, and any assets of any such First Advantage Qualified Plan that, as of the end of the most recent plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v)          Except as set forth on Schedule 4.2(r)(v) of the First Advantage Disclosure Memorandum, neither the Company nor the Bank, nor any of their respective Subsidiaries, has any obligations for post-retirement or post-employment benefits under any First Advantage Benefit Plan that cannot be amended or terminated upon 60 days or less notice without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or similar state Laws, the cost of which is borne by the insured individuals.

(vi)        All contributions and payments required to be made with respect to any First Advantage Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any First Advantage Benefit Plan, have been timely made or paid in full by the applicable due date, with extensions, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected or reserved against in the Interim Company Financials to the extent required by GAAP or regulatory accounting requirements. Each First Advantage Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) is unfunded. Any unfunded First Advantage Benefit Plan pays benefits solely from the general assets of the Company or the Bank, or their applicable Subsidiary, for which arrangement the establishment of a trust under ERISA is not required.

(vii)        Except as set forth on Schedule 4.2(r)(vii) of the First Advantage Disclosure Memorandum, all required reports, notices, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, Forms 1099-R, Forms 1094 and 1095, summary annual reports, Forms PBGC-1, and summary plan descriptions) have been timely filed or distributed in accordance with applicable Law with respect to each First Advantage Benefit Plan. All required Tax filings with respect to each First Advantage Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(viii)       Except as set forth on Schedule 4.2(r)(viii) of the First Advantage Disclosure Memorandum, neither the Company nor the Bank, nor any of their respective Subsidiaries, is a party to or bound by any Contract (including without limitation any severance, change of control, salary continuation, or employment agreement) under or pursuant to which (A) any current or former director, officer, employee, independent contractor, or consultant of the Company or the Bank, or of any of their respective Subsidiaries, is or will be entitled to severance pay or change of control or other benefits, or any increase in severance pay or other benefits (whether upon termination of employment or termination of such Contract after the date hereof or otherwise), (B) the timing of any payment or vesting will be accelerated, any payment or funding (through a grantor trust or otherwise) of compensation or benefits will be triggered, the amount payable thereunder will be increased, or any withdrawal liability or any other material obligation will be triggered, or (C) there is or will be payable any “excess parachute payment” within the meaning of Section 280G of the Code, the imposition of any Tax under Section 409A of the Code, or the forgiveness of any indebtedness, in each case as a result or consequence of the execution or delivery of this Agreement, shareholder approval of this Agreement or the transactions contemplated hereby, or the consummation of the transactions, including the Mergers or the Bank Merger, contemplated hereby, either alone or in connection with any other event.

(ix)         Each First Advantage Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with Section 409A of the Code and has been administered in all material respects (A) in good faith compliance with Section 409A of the Code during the period beginning October 1, 2004, through December 31, 2008, and (B) in compliance with Section 409A of the Code since January 1, 2009.

(x)          Except as set forth on Schedule 4.2(r)(x), no Person is entitled to receive any additional payment (including without limitation any Tax gross-up or similar payment) from the Company or the Bank or any of their respective Subsidiaries as a result of the imposition of any excise Taxes under Section 4999 of the Code or any Taxes required or imposed by Section 409A of the Code.

(xi)         To the Knowledge of the Company, all of the First Advantage Benefit Plans are nondiscriminatory with respect to eligibility and benefits to the extent required under applicable provisions of the Code and other applicable Laws. To the extent required by applicable Law, all of the First Advantage Benefit Plans have been approved by the shareholders of the Company or the Bank, as applicable, or the shareholders of corporations the Company or the Bank has acquired.

(xii)       To the Knowledge of the Company, all First Advantage Voluntary Plans satisfy the regulatory safe-harbor requirements provided by ERISA in order for such First Advantage Voluntary Plans to be considered not to be established, sponsored, or maintained by the Company or the Bank or any of their respective Subsidiaries and not to constitute an “employee benefit plan” subject to ERISA.

(s)          Real and Personal Property.
(i)           Set forth on Schedule 4.2(s)(i) of the First Advantage Disclosure Memorandum is a true, correct, and complete list (by street address) as of the date of this Agreement of all real property owned by the Company or the Bank or any of their respective Subsidiaries, including without limitation property carried on the books of the Bank as “Other Real Estate Owned” (the “Owned Real Property”), and all real property leased by the Company or the Bank or any of their respective Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, collectively, the “First Advantage Properties”). Except for the First Advantage Properties, as of the date of this Agreement, neither the Company nor the Bank nor any of their respective Subsidiaries holds any interest (fee, leasehold, or otherwise) in any real property, other than interests held as a creditor in real property securing Bank Loans. The Company and the Bank and their respective Subsidiaries have good and marketable title to all of the Owned Real Property (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any and all Liens, except for Permitted Liens. None of the Owned Real Property is leased by the Company or the Bank or any of their respective Subsidiaries. There are no material unpaid bills or claims for work performed on or at the First Advantage Properties other than bills for work that has been performed but which are not yet due and payable. Each lease pursuant to which the Company or the Bank or their respective Subsidiaries lease the Leased Real Property is valid, binding, enforceable, and in full force and effect, and neither the Company nor the Bank nor any of their respective Subsidiaries, nor, to the Knowledge of the Company, any other party to any such lease, is in breach or default under or in violation of any provision of any such lease. The First Advantage Parties have previously delivered or made available to Reliant a true, correct, and complete copy of each such lease, including all amendments thereto. Each of the First Advantage Properties is in good condition (normal wear and tear excepted), conforms with all applicable ordinances, regulations, and zoning and other Laws, and is reasonably considered by the First Advantage Parties to be adequate for the current business of the First Advantage Parties and their respective Subsidiaries. To the Knowledge of the Company, none of the buildings, structures, or other improvements located on any of the Owned Real Property or the Leased Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way and none of the buildings, structures, or other improvements located on any parcel adjoining any of the Owned Real Property or, to the Knowledge of the Company, the Leased Real Property encroaches upon or over any portion of the First Advantage Properties.

(ii)         The First Advantage Parties and their respective Subsidiaries are entitled to and have exclusive possession of the Leased Real Property. The First Advantage Properties are not subject to any legally binding lease, tenancy, or license or any legally binding agreement to grant any such lease, tenancy, or license that materially interferes with the First Advantage Parties’ or their respective Subsidiaries’ use of the First Advantage Properties. There is no Person in possession or occupation of, or who has any current right to possession or occupation of, the First Advantage Properties other than the First Advantage Parties and their respective Subsidiaries. There are no easements of any kind on, in respect of, or affecting the First Advantage Properties that materially and adversely affect the rights of the First Advantage Parties and their respective Subsidiaries to use the First Advantage Properties for the conduct of their business.

(iii)        None of the First Advantage Properties, nor any building, structure, fixture, or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain, or inverse condemnation proceeding currently instituted or pending, and the Company has no Knowledge that any of the First Advantage Properties, or any such building, structure, fixture, or improvement, will or may be the subject of, or affected by, any such proceeding. There are no special, general, or other assessment proceedings affecting the First Advantage Properties which, if as a result of which a special, general, or other assessment were imposed, would materially increase the cost of using and operating the First Advantage Properties as currently used and operated by the First Advantage Parties and their respective Subsidiaries.

(iv)        None of the First Advantage Properties are located in any special flood hazard area or zone on any official flood hazard map published by the United States Federal Emergency Management Agency or in any wetland area as designated by the United States Army Corps of Engineers, the United States Environmental Protection Agency, or any applicable state or local agency. The First Advantage Properties are appropriately zoned for each of the purposes for which they are being used by the First Advantage Parties and their respective Subsidiaries.

(v)         Neither the Company nor the Bank, nor any of their respective Subsidiaries, has experienced any material restriction in access to or from public roads or any material restriction in access to any utilities, including without limitation water, sewer, drainage, gas, electric, telephone, cable, and internet, used by the Company or the Bank or any of their respective Subsidiaries in the operation of their business as presently conducted; there is no pending or, to the Knowledge of the Company, threatened governmental action that could prohibit or materially interfere with such access; and, to the Knowledge of the Company, no fact or condition exists which, with the passage of time or the giving of notice, or both, may result in the termination of or the material reduction or impairment of such access. All existing utilities provided at the First Advantage Properties are adequate in all material respects for the First Advantage Parties’ and their respective Subsidiaries’ existing use and operation of the First Advantage Properties.

(vi)         The Company and the Bank and their respective Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of any and all Liens, except for Permitted Liens. Each lease pursuant to which the Company or the Bank, or any of their respective Subsidiaries, leases personal property is valid, binding, enforceable, and in full force and effect, and neither the Company nor the Bank, nor any of their respective Subsidiaries, nor any other party to any such lease, is in default under or in breach or violation of any provision of any such lease. The personal property owned or leased by the Company and the Bank and their respective Subsidiaries is in good condition, normal wear and tear excepted, and is sufficient for the carrying on of the business of the Company and the Bank and their respective Subsidiaries in the ordinary course consistent with past practice.

(t)           Environmental Matters.

(i)          Each of the First Advantage Properties is, and has been during the period of the Company’s or the Bank’s or their respective Subsidiaries’ ownership or operation thereof, in compliance with all Environmental Laws, and to the Knowledge of the Company each of the First Advantage Loan Properties is, and has been during the period of the Company’s or the Bank’s or their respective Subsidiaries’ possession of a security interest therein, in compliance with all Environmental Laws. There is no suit, claim, action, demand, executive or administrative order, investigation, directive, or proceeding pending or, to the Knowledge of the Company, threatened against the Company or the Bank or any of their respective Subsidiaries, (A) relating to alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a site owned, leased, or operated by the Company or the Bank or any of their respective Subsidiaries. To the Knowledge of the Company, there is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or threatened against or relating to any First Advantage Loan Property (or the Company or the Bank or any of their respective Subsidiaries in respect of any First Advantage Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a First Advantage Loan Property. Neither the Company nor the Bank, nor any of their respective Subsidiaries, has received any notice, demand letter, executive or administrative order, directive, or request for information from any Governmental Entity or other third party indicating that it is or may be in violation of or have any Liability under any Environmental Law.

(ii)         There are no underground storage tanks at or on any of the First Advantage Properties, any other property operated by the Company or the Bank or any of their respective Subsidiaries. Neither the Company nor the Bank nor any of their respective Subsidiaries, nor, to the Knowledge of the Company, any other Person, has closed or removed any underground storage tank on or from any of the First Advantage Properties, any other property operated by the Company or the Bank or any of their respective Subsidiaries. To the Knowledge of the Company, (A) there are no underground storage tanks at or on any of the First Advantage Loan Properties, (B) no underground storage tank has been closed or removed on or from any of the First Advantage Loan Properties, and (C) none of the First Advantage Loan Properties is the site of or was formerly the site of a dry cleaning facility.

(iii)        During the period of the First Advantage Parties’ and their respective Subsidiaries’ ownership, occupancy, or operation of the First Advantage Properties, there has been no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s). To the Knowledge of the Company, prior to the period of the First Advantage Parties’ and their respective Subsidiaries’ ownership, occupancy, or operation of the First Advantage Properties, there was no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s).

(iv)        The First Advantage Parties and their respective Subsidiaries have all permits, licenses, consents, orders, authorizations, and approvals required by the Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, any properties owned, leased, operated, or occupied by the First Advantage Parties or their respective Subsidiaries, and the First Advantage Parties and their respective Subsidiaries are in compliance in all material respects with all such permits, licenses, consents, orders, authorizations, and approvals. All such permits, licenses, consents, orders, authorizations, and approvals were duly issued, are in full force and effect, and will remain in full force and effect as of and after the Effective Time.

(v)          With respect to that certain real property previously owned by the Bank and located at 3164 Hwy 41A S, Clarksville, Tennessee, (A) the Bank satisfies the criteria under Section 101(20)(F) of CERCLA such that it qualifies for the secured creditor exemption, (B) the Bank only held indicia of ownership of such property primarily to protect its security interest in such property, and (C) the Bank did not “participate in the management” of such property as defined in Section 101(20)(G) of CERCLA.

(vi)         There are no First Advantage Participation Facilities.

(u)          Fairness Opinion.  Prior to the Parties’ execution of this Agreement, the board of directors of the Company received from Raymond James & Associates, Inc. an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Transaction Consideration is fair from a financial point of view to the holders of Company Common Stock.

(v)          Broker Fees.  Except as set forth on Schedule 4.2(v) of the First Advantage Disclosure Memorandum, neither the Company nor the Bank nor any of their respective Subsidiaries, nor any of their respective officers, directors, employees, or agents, has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of the Company or the Bank or any of their respective Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(w)         Loan Matters.
(i)          All Loans made, originated, or held by the Company or the Bank or any of their respective Subsidiaries (collectively, the “Bank Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business and (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are being and have been maintained, (1) in accordance in all material respects with the relevant notes or other credit or security documents, (2) in accordance in all material respects with the applicable underwriting and servicing standards of the Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (3) in accordance with all applicable Laws, except, as it relates to clause (3) only, as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, none of the Bank Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, subject, however, to the Enforceability Exceptions. The notes or other evidences of indebtedness evidencing the Bank Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding, and enforceable (except as enforceability may be limited by the Enforceability Exceptions).

(ii)         Except as has not had and as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the terms of any Loan held, originated, made, administered, or serviced by the Company or the Bank or any of their respective Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor the Company’s or the Bank’s or their respective Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the CRA; the Equal Credit Opportunity Act, as amended; and any applicable federal or state Laws relating to consumer protection, installment sales, or usury.

(iii)        The First Advantage Parties’ allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance in all material respects with their existing methodology for determining the adequacy of their allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be adequate under all such standards.

(iv)         Except as set forth on Schedule 4.2(w)(iv) of the First Advantage Disclosure Memorandum, none of the Contracts pursuant to which the Company or the Bank or any of their respective Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contain any Liability on the part of the Company or the Bank or any of their respective Subsidiaries to repurchase such Loans or interests therein solely on account of a payment default by the obligors on such Loans other than in the case where there has been a material breach of a representation or warranty by the Company or the Bank.

(v)          Set forth on Schedule 4.2(w)(v) of the First Advantage Disclosure Memorandum is a true, correct, and complete list of all Loans, as of the date of this Agreement, by the Company or the Bank or any of their respective Subsidiaries to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or the Bank or any of their respective Subsidiaries. All such Loans are, and were originated, in compliance with all applicable Laws in all material respects.

(vi)         Set forth on Schedule 4.2(w)(vi) of the First Advantage Disclosure Memorandum is a true, correct, and complete listing, as of September 30, 2019, of (A) each borrower, customer, or other Person who has notified the Company or the Bank or any of their respective Subsidiaries during the past 12 months of, or has asserted against the Company or the Bank or any of their respective Subsidiaries, any “lender liability” or similar claim; (B) all Loans of the Company and the Bank and their respective Subsidiaries (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’ original terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all assets classified by the Company or the Bank or any of their respective Subsidiaries as “Other Real Estate Owned” or real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of September 30, 2019.

(vii)        Each Loan held by the Company or the Bank or any of their respective Subsidiaries (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected, and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(viii)      There are no oral modifications or amendments related to any Loans held by the Company or the Bank or their respective Subsidiaries that are not reflected in the written records of the First Advantage Parties or their respective Subsidiaries. All Loans held by the Company or the Bank or their respective Subsidiaries are owned by the First Advantage Parties or their respective Subsidiaries free and clear of any Liens, except for Liens on Loans granted to the Federal Reserve Bank of Atlanta or to the Federal Home Loan Bank of Cincinnati to secure advances therefrom. No claims of defense as to the enforcement of any Loan held by the Company or the Bank or their respective Subsidiaries have been asserted in writing against the First Advantage Parties or their respective Subsidiaries for which there is a reasonable possibility of an adverse determination. Except as set forth on Schedule 4.2(w)(viii), none of the Loans held by the Company or the Bank or their respective Subsidiaries are presently serviced by third parties, and there is no obligation which could result in any such Loan becoming subject to any third-party servicing.

(ix)         Neither the Company nor the Bank nor any of their respective Subsidiaries is now or has been since January 1, 2017, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(x)          Material Interests of Certain Persons.  Except for deposit and loan relationships entered into in the ordinary course of business in compliance with applicable Law and except as set forth on Schedule 4.2(x) of the First Advantage Disclosure Memorandum, no current or former officer or director of the Company or the Bank or any of their respective Subsidiaries, or any family member or Affiliate of any such Person, has any material direct or indirect interest in any Contract or property, real or personal, tangible or intangible, of, used in or pertaining to the business of, or owned or leased by the Company or the Bank or any of their respective Subsidiaries.

(y)          Insurance.  Set forth on Schedule 4.2(y) of the First Advantage Disclosure Memorandum is a true, correct, and complete list of all policies of insurance currently held or maintained by or providing coverage for the Company or the Bank or any of their respective Subsidiaries, including without limitation bank-owned life insurance (collectively, the “First Advantage Insurance Policies”), including for each such First Advantage Insurance Policy (i) the name of the insurer, (ii) the named insured(s), (iii) the nature of the coverage, (iv) the policy limits (on a per occurrence and aggregate basis), (v) the annual premiums, and (vi) the expiration date.  The Company and the Bank and their respective Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practices. All of the First Advantage Insurance Policies are in full force and effect, neither the Company nor Bank nor any of their respective Subsidiaries is in default thereunder, and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit a termination, modification, or acceleration under any of the First Advantage Insurance Policies. All premiums due and payable with respect to the First Advantage Insurance Policies have been timely and fully paid (to the extent due and payable), and all claims thereunder have been filed in a timely fashion. To the Knowledge of the Company, there is no material claim for coverage by the Company or the Bank or any of their respective Subsidiaries pending under any of the First Advantage Insurance Policies as to which coverage has been denied or disputed. Neither the Company nor the Bank nor any of their respective Subsidiaries has received written notice of any termination of (actual or threatened), material premium increase with respect to, or material alteration of coverage under any of the First Advantage Insurance Policies.

(z)          Investment Securities; Derivatives.  The First Advantage Parties and their respective Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the First Advantage Parties and their respective Subsidiaries. Such securities and commodities are valued on the books of the First Advantage Parties and their respective Subsidiaries in accordance with GAAP. The First Advantage Parties and their respective Subsidiaries employ investment, securities, commodities, risk management, and other similar policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses, and prior to the date of this Agreement, the First Advantage Parties have made available to Reliant true, correct, and complete copies of or the material terms of such policies, practices, and procedures. Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by the Company or the Bank or any of their respective Subsidiaries are subject to any restriction (whether contractual, statutory, or otherwise) that could materially impair the ability of the entity holding such investment securities freely to dispose of such investment securities at any time. Neither the Company nor the Bank nor any of their respective Subsidiaries is a party to or has agreed to enter into any exchange-traded or over-the-counter equity, interest rate, foreign exchange, or other swap, forward, future, option, cap, floor, or collar, or any other Contract that is a derivative contract (including various combinations thereof), or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(aa)         Securities Transactions.  All offers and sales of securities by the Company or the Bank or any of their respective Subsidiaries were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities or “blue sky” Laws. Neither the First Advantage Parties nor their respective Subsidiaries, nor, to the Knowledge of the Company, any director, officer, or employee of the Company or the Bank or their respective Subsidiaries, any Person related to any such director, officer, or employee by blood, marriage, or adoption and residing in the same household, or any Person who has been knowingly provided material nonpublic information by any one or more of any of the foregoing Persons, has purchased or sold, or caused to be purchased or sold, any shares of Company Stock or Bank Stock (or other securities issued by the Company or the Bank or their respective Subsidiaries) in violation of any applicable provision of federal or state securities Laws.

(bb)        Transactions with Affiliates.  All “covered transactions” between the Bank and any “affiliate” within the meaning of Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto have been in compliance in all material respects with such provisions of Law.

(cc)         Fiduciary Accounts.  The Company and the Bank and their respective Subsidiaries have properly administered all accounts, if any, for which they serve or act as a fiduciary, including without limitation accounts for which they serve as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of all governing documents and applicable Laws. Neither the Company nor the Bank nor any of their respective Subsidiaries, nor, to the Knowledge of the Company, any of the Company’s or the Bank’s or any of their respective Subsidiaries’ directors, officers, or employees, have committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(dd)        Tax Treatment of Mergers.  The Company has no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(ee)        CRA, Anti-Money Laundering, OFAC, and Customer Information Security.  The Bank received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. The Company does not have Knowledge of any facts or circumstances that would reasonably be expected to cause the Bank (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance in any material respect with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information security policies or program adopted by the Bank. To the Knowledge of the Company, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would, or would reasonably be expected to, cause the Bank to undertake any remedial action. The board of directors of the Bank has adopted, and the Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and the Bank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(ff)         Internal Controls. The records, systems, controls, data, and information of the First Advantage Parties and their respective Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the First Advantage Parties and their respective Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that has not had and would not reasonably be expected to have a material adverse effect on the First Advantage Parties’ or their respective Subsidiaries’ system of internal accounting controls. The Company and the Bank and their respective Subsidiaries have devised and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorizations. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the ability of the Company or the Bank or their respective Subsidiaries to record, process, summarize, and report financial information. Since January 1, 2017, (i) neither the First Advantage Parties nor any of their respective Subsidiaries, nor any director, officer, or employee of the First Advantage Parties or any of their respective Subsidiaries, has received any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the First Advantage Parties or any of their respective Subsidiaries or internal accounting controls, including any complaint, allegation, assertion, or claim that the First Advantage Parties or any of their respective Subsidiaries have engaged in questionable accounting or auditing practices, and (ii) no attorney representing the First Advantage Parties or any of their respective Subsidiaries, or any other Person (other than federal or state bank regulatory agencies in the ordinary course of routine regulatory examinations and visitations), whether or not employed by the First Advantage Parties or any of their respective Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty, or violation of banking or other Laws by the First Advantage Parties or any of their respective Subsidiaries, or any of the officers, directors, or employees of the First Advantage Parties or any of their respective Subsidiaries, to the board of directors of the Company or the Bank or any of their respective Subsidiaries (or any committee thereof) or, to the Knowledge of the First Advantage Parties, to any director or executive officer of the Company or the Bank or any of their respective Subsidiaries. There has occurred no fraud, whether or not material, that involves management or other employees who have a role in the First Advantage Parties’ internal controls over financial reporting.

(gg)        Regulatory Capital.  The Company and the Bank are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(hh)        State Antitakeover Laws. The Company and the Bank and their respective Subsidiaries have taken (through their respective boards of directors or otherwise) all action required to render inapplicable to this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby any otherwise applicable state antitakeover Laws, including without limitation any “moratorium,” “control share,” “fair price,” “takeover,” or “interested shareholder” Law (collectively, “Takeover Laws”).

(ii)          No Further Representations.

(i)          Except for the representations and warranties made by the Company in this Article IV (including the related portions of the First Advantage Disclosure Memorandum), the Company does not make any express or implied representation or warranty with respect to the Company or the Bank or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the Company or the Bank or their respective Subsidiaries, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article IV (including the related portions of the First Advantage Disclosure Memorandum), the Company does not make any representation or warranty to the Reliant Parties with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the First Advantage Parties or any of their respective Subsidiaries or the respective businesses of the First Advantage Parties or their respective Subsidiaries or (ii) any oral or written information presented, delivered, or made available to Reliant or Reliant Bank in the course of their due diligence investigation of the First Advantage Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

(ii)         The Company acknowledges and agrees that (A) except as expressly set forth in Article V (including the related portions of the Reliant Disclosure Memorandum), neither Reliant nor any other Person makes or has made any express or implied representation or warranty with respect to Reliant or Reliant Bank or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the Reliant Parties and their respective Subsidiaries and (B) any such other representations or warranties are specifically disclaimed and the Company did not rely on any representation or warranty not contained in Article V (including the related portions of the Reliant Disclosure Memorandum) when making their decision to enter into this Agreement and will not rely on any such representation or warranty in deciding to consummate the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF RELIANT PARTIES

Section 5.1           Reliant Disclosure Memorandum.  Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, the Reliant Parties have delivered to the Company a confidential memorandum (the “Reliant Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the Reliant Parties contained in this Article V or to one or more covenants of the Reliant Parties contained in Article VI, making specific reference in such Reliant Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 5.2           Representations and Warranties.  Subject to and except as disclosed in the Reliant Securities Filings (as defined below) filed prior to the date of this Agreement (but excluding any risk factor disclosures under the heading “Risk Factors,” any forward-looking statement disclosures or disclaimers, and any other disclosures that are cautionary, predictive, or forward-looking in nature), Reliant hereby represents and warrants to the Company as follows:

(a)          Organization and Qualification.  Reliant is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is duly registered as a financial holding company under the BHCA. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Reliant Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Each of Reliant, Merger Sub, and Reliant Bank has the corporate power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of Reliant and Reliant Bank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so licensed, qualified, or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on Reliant.  Neither Reliant nor Reliant Bank nor any Subsidiary of either party is in violation, in any material respect, of its respective charter, bylaws or other organizational documents.

(b)          Subsidiaries and Other Interests.  Each of the Subsidiaries of Reliant and/or Reliant Bank (i) is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation, (ii) has all requisite corporate, limited liability company, or other power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except, with respect to clause (iii) only, where the failure to be so licensed, qualified, or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on Reliant. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of Reliant and/or Reliant Bank have been validly authorized and are validly issued, fully paid, and non-assessable. No shares of capital stock or other equity or ownership interests of any Subsidiary of Reliant and/or Reliant Bank are or may be required to be issued by virtue of any options, warrants, or other rights; no securities exist that are convertible into or exchangeable for any shares of capital stock or other equity or ownership interests of any Subsidiary of Reliant and/or Reliant Bank, or any other debt or equity security of any Subsidiary of Reliant and/or Reliant Bank; and there are no Contracts for the issuance of any additional capital stock or other equity or ownership interests, or any other debt or equity securities, of any Subsidiary of Reliant and/or Reliant Bank or any options, warrants, or other rights with respect to such securities. Except (i) as set forth on Schedule 5.2(b) of the Reliant Disclosure Memorandum and (ii) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither Reliant nor Reliant Bank owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person.

(c)          Capitalization.

(i)          As of the date of this Agreement, the authorized capital stock of Reliant consists of (i) 30,000,000 shares of Reliant Common Stock, of which 11,195,062 shares are issued and outstanding, and (ii) 10,000,000 shares of Reliant Preferred Stock, no shares of which are issued and outstanding. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, of which 100 shares are issued and outstanding and owned by Reliant. As of the date of this Agreement, the authorized capital stock of Reliant Bank consists of (i) 10,000,000 shares of Reliant Bank Common Stock, of which 3,062,358 shares are issued and outstanding and owned by Reliant, and (ii) 10,000,000 shares of Reliant Bank Preferred Stock, no shares of which are issued and outstanding. As of the date of this Agreement, there are no other classes or series of authorized, issued, or outstanding capital stock of Reliant, Merger Sub, or Reliant Bank. All of the issued and outstanding shares of Reliant Stock, Merger Sub Common Stock, and Reliant Bank Stock have been duly and validly authorized and issued in compliance in all material respects with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of Reliant Stock or Reliant Bank Stock have been issued in violation of the preemptive rights of any Person. As of the date of this Agreement, no bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of Reliant or Reliant Bank may vote are issued and outstanding.

(ii)         Except as set forth on Schedule 5.2(c)(ii) of the Reliant Disclosure Memorandum, as of the date of this Agreement, (i) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Reliant to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Reliant Stock, or securities convertible into or exercisable for shares of Reliant Stock, or that require or obligate or could require or obligate Reliant to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Reliant Bank to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Reliant Bank Stock, or securities convertible into or exercisable for shares of Reliant Bank Stock, or that require or obligate or could require or obligate Reliant Bank to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment.

(d)          Authority.  Each of Reliant and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, notices, filings, and registrations referred to in Section 5.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Reliant and Merger Sub, the performance by Reliant and Merger Sub of their obligations hereunder, and the consummation by Reliant and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of Reliant and Merger Sub, respectively, and no other corporate actions or proceedings on the part of Reliant or Merger Sub are necessary to authorize the execution, delivery, or performance of this Agreement by Reliant or Merger Sub or the consummation by Reliant or Merger Sub of the transactions contemplated hereby, other than (i) the approval of the Stock Issuance Proposal by the shareholders of Reliant, (ii) the approval of this Agreement by Reliant as the sole shareholder of Merger Sub in accordance with the charter and bylaws of Merger Sub and applicable Law, and (iii) the approval of the Bank Merger Agreement by Reliant as the sole shareholder of Reliant Bank in accordance with the charter and bylaws of Reliant Bank and applicable Law. The board of directors of Reliant has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Reliant and its shareholders and has directed that the Stock Issuance Proposal be submitted to Reliant’s shareholders for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of Reliant approve the Stock Issuance Proposal. The board of directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Merger Sub and its sole shareholder and has directed that this Agreement be submitted to Reliant, as the sole shareholder of Merger Sub, for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that Reliant, as the sole shareholder of Merger Sub, approve this Agreement. This Agreement has been duly and validly executed and delivered by each of Reliant and Merger Sub and, assuming due authorization, execution, and delivery by the Company, constitutes a valid and legally binding obligation of each of Reliant and Merger Sub enforceable against each of Reliant and Merger Sub in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(e)           No Violations.  Neither the execution, delivery, or performance of this Agreement by Reliant or Merger Sub, nor the execution, delivery, or performance of the Bank Merger Agreement by Reliant Bank, nor the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will (i) assuming the approval of the Stock Issuance Proposal by the shareholders of Reliant, the approval of this Agreement by Reliant as the sole shareholder of Merger Sub in accordance with the charter and bylaws of Merger Sub and applicable Law, and the approval of the Bank Merger Agreement by Reliant as the sole shareholder of Reliant Bank in accordance with the charter and bylaws of Reliant Bank and applicable Law, violate the charter or articles of incorporation or bylaws of Reliant, Merger Sub, or Reliant Bank or (ii) assuming that the consents, approvals, waivers, notices, filings, and registrations referred to in Section 5.2(f) have been obtained and made and all applicable waiting periods have expired, (A) violate any Law to which Reliant or Reliant Bank or any of their respective Subsidiaries (or the properties or assets of Reliant or Reliant Bank or any of their respective Subsidiaries) are subject or by which Reliant or Reliant Bank or any of their respective Subsidiaries (or the properties or assets of Reliant or Reliant Bank or any of their respective Subsidiaries) are bound or (B) constitute a breach or violation of or a default under (or an event which, with notice or lapse of time or both, could constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Reliant or Reliant Bank or any of their respective Subsidiaries under, any of the terms, conditions, or provisions of any Contract to which Reliant or Reliant Bank, or any of their respective Subsidiaries, is a party or to or by which any of the properties or assets of Reliant or Reliant Bank, or any of their respective Subsidiaries, may be subject or bound, except, in the case of clause (B) above only, for breaches, violations, defaults, terminations, accelerations, or Liens that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Reliant.

(f)           Consents and Approvals.  No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity are required to be obtained, given, or made by Reliant, Merger Sub, or Reliant Bank in connection with the execution, delivery, or performance of this Agreement by Reliant and Merger Sub, or the execution, delivery, or performance of the Bank Merger Agreement by Reliant Bank, or the consummation by Reliant, Merger Sub, and Reliant Bank of the transactions contemplated hereby and thereby, including without limitation the Mergers and the Bank Merger, except (i) the Regulatory Approvals; (ii) the filing of the Articles of Merger and the Second Step Articles of Merger with the Tennessee Secretary of State, and the filing of the Bank Merger Certificates; (iii) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form and the Registration Statement (in which the Joint Proxy Statement/Prospectus will be included as a prospectus), and declaration of effectiveness of the Registration Statement by the SEC; (iv) such other filings, notices, registrations, consents, declarations, and approvals as are required to be made, given, or obtained under or pursuant to applicable federal or state securities Laws or the rules of Nasdaq, including without limitation those required to be made, given, or obtained in connection with the issuance by Reliant of shares of Reliant Common Stock as Merger Consideration pursuant to this Agreement; (v) the approval of the listing on Nasdaq of the shares of Reliant Common Stock to be issued as Merger Consideration; (vi) the approval of the Stock Issuance Proposal by the shareholders of Reliant, the approval of this Agreement by Reliant as the sole shareholder of Merger Sub in accordance with the charter and bylaws of Merger Sub and applicable Law, and the approval of the Bank Merger Agreement by Reliant as the sole shareholder of Reliant Bank in accordance with the charter and bylaws of Reliant Bank and applicable Law; and (vii) as set forth on Schedule 5.2(f) of the Reliant Disclosure Memorandum. As of the date of this Agreement, Reliant does not have Knowledge of any reason why any of the consents, approvals, or waivers referred to in this Section 5.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g)          Reports.  Reliant and Reliant Bank, and each of their respective Subsidiaries, have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2017, with or to the Federal Reserve, the FDIC, the TDFI, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish the same or pay such fees and assessments would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Reliant. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h)          Securities Filings.  Reliant has filed with the SEC all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials that Reliant has been required to file under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, since January 1, 2017 (collectively, the “Reliant Securities Filings”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), none of the Reliant Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such filing), the Reliant Securities Filings complied in all material respects with applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such Reliant Securities Filings.

(i)           Financial Statements.  The consolidated financial statements of Reliant and its Subsidiaries included in the Reliant Securities Filings (including the related notes, where applicable) (the “Reliant Financial Statements”) fairly present in all material respects the financial position, results of operations, and cash flows of Reliant and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount which will not be material individually or in the aggregate). Each of the Reliant Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such Reliant Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Reliant and its Subsidiaries have since January 1, 2017, been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2017, no independent public accounting firm of Reliant has resigned (or informed Reliant that it intends to resign) or been dismissed as independent public accountants of Reliant as a result of or in connection with any disagreements with Reliant on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(j)           Undisclosed Liabilities.  As of the date of this Agreement, neither Reliant nor any of its Subsidiaries has, or has incurred, any Liability other than (i) Liabilities reflected on or reserved against in the consolidated balance sheet of Reliant and its Subsidiaries as of June 30, 2019, included in Reliant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (the “Second Quarter 10-Q”), (ii) off-balance sheet Liabilities disclosed in the Second Quarter 10-Q, (iii) Liabilities incurred since June 30, 2019, in the ordinary course of business consistent with past practice that, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Reliant, (iv) Liabilities associated with or incurred in connection with Reliant’s previously announced acquisition of Tennessee Community Bank Holdings, Inc. (“TCBH”) and Community Bank & Trust (“CBT”) and their respective Subsidiaries, including those arising under that certain Agreement and Plan of Merger, dated September 16, 2019, by and among Reliant, TCBH, and CBT (the “TCBH Agreement”), and (v) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

(k)          Absence of Certain Changes or Events. Since December 31, 2018, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or would reasonably be expected to have a Material Adverse Effect on Reliant.

(l)           Litigation.  There are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of Reliant, threatened against or affecting Reliant or Reliant Bank or any of their respective Subsidiaries, any current or former director, officer, or employee of Reliant or Reliant Bank or any of their respective Subsidiaries in his or her capacity as such, any Reliant Benefit Plan (as defined below), or any property, asset, right, or interest of Reliant or Reliant Bank or any of their respective Subsidiaries, which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Reliant, and, to the Knowledge of Reliant, there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Neither Reliant nor Reliant Bank nor any of their respective Subsidiaries, nor any of the properties or assets of Reliant or Reliant Bank or any of their respective Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity (other than such as are applicable to banks or bank holding companies generally) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Reliant.

(m)         Regulatory Actions.  Since January 1, 2017, neither Reliant nor Reliant Bank, nor any of their respective Subsidiaries, has been a party to or subject to any cease and desist order, prompt corrective action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of Reliant, there are no facts or circumstances which would reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of Reliant or Reliant Bank or any of their respective Subsidiaries. Since January 1, 2017, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of Reliant or Reliant Bank or any of their respective Subsidiaries.

(n)          Compliance with Laws; Deposit Insurance.

(i)          Reliant and Reliant Bank and their respective Subsidiaries have at all times since January 1, 2017, complied with, and are currently in compliance with, in each case in all material respects, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the CRA; the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans, except where noncompliance with such applicable Laws would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Reliant. Except in each case as has not had and would not reasonably be expected to have a Material Adverse Effect on Reliant, Reliant and Reliant Bank and their respective Subsidiaries have, and have at all times had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as heretofore or presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of Reliant, no termination, suspension or cancellation of any of them is threatened.

(ii)         The deposits of Reliant Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and Reliant Bank has timely paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Reliant, threatened.

(o)          Taxes.

(i)          The Reliant Parties and their respective Subsidiaries have timely filed all Tax Returns required to be filed by or with respect to them (all such required Tax Returns, collectively, the “Reliant Returns”). All of the Reliant Returns were, as of their respective dates of filing, true, correct, and complete in all material respects, and all Taxes due and payable by the Reliant Parties and their respective Subsidiaries with respect to the periods covered by such Reliant Returns have been paid (whether or not shown on any Reliant Returns). No claim has ever been made against the Reliant Parties or any of their respective Subsidiaries by a taxing authority in a jurisdiction where Reliant or Reliant Bank or their respective Subsidiaries do not file Tax Returns that Reliant or Reliant Bank or any of their respective Subsidiaries are or may be subject to taxation in that jurisdiction.

(ii)         All estimated Taxes required to be paid by or with respect to, or in respect of the operations of, the Reliant Parties or any of their respective Subsidiaries have been paid to the proper taxing authorities, except to the extent failure to make any such payment, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Reliant. All Taxes that the Reliant Parties or any of their respective Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the Reliant Parties and their respective Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the Reliant Parties and their respective Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws, except for failures to withhold, collect, pay, or file and such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Reliant.

(iii)        Reliant has not received written notice from any Governmental Entity that any audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending and, to the Knowledge of Reliant, no such audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding has been threatened against or with respect to the Reliant Parties or any of their respective Subsidiaries in respect of any Taxes or Tax matters, and to the Knowledge of Reliant there are no facts or circumstances that would reasonably be expected to give rise to any such deficiency assessment or refund litigation. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Reliant Parties or any of their respective Subsidiaries with respect to any Taxes. No deficiencies have been asserted against the Reliant Parties or any of their respective Subsidiaries as a result of an examination by a taxing authority and no issue has been raised by any examination conducted by any taxing authority in the past three years that, by application of the same principles, might result, individually or in the aggregate, in a proposed material deficiency of Reliant or any of its Subsidiaries for any other period not so examined. There are no Liens for Taxes upon any of the properties or assets of the Reliant Parties or any of their respective Subsidiaries, other than statutory Liens for current Taxes not yet due and payable for which adequate reserves have been established.

(iv)        The Reliant Parties are, and have at all times been, in compliance with the provisions of Section 6011, Section 6111, and Section 6112 of the Code relating to tax shelter disclosure, registration, list maintenance, and record keeping, and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations, as applicable), and none of the Reliant Parties have at any time engaged in any transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or any transaction that would have been a “reportable transaction” if current Law was in effect at the time the transaction was entered into. No IRS Form 8886 has been filed with respect to the Reliant Parties. No Reliant Party has entered into any Tax shelter or listed transaction with no valid business purpose other than the avoidance or reduction of a Tax Liability in a jurisdiction outside the United States with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity in a jurisdiction outside the United States. The Reliant Parties have disclosed on all Reliant Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(p)          Labor and Employment Matters. Reliant and Reliant Bank and their respective Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. There is no pending or, to the Knowledge of Reliant, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of Reliant or Reliant Bank or any of their respective Subsidiaries (including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, or terms and conditions of employment, but excluding workers’ compensation matters) as to which there is a reasonable probability of an adverse determination and which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Reliant.

(q)          Benefit Plans.

(i)          As used in this Section 5.2(q), the term “Reliant Benefit Plan” means any pension, retirement, survivor income, salary continuation, stock option, restricted stock, restricted stock unit, stock purchase, stock ownership, savings, stock appreciation right, capital appreciation, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, or other benefit plans, contracts, agreements, or arrangements, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, any incentive or welfare policies, contracts, plans, or arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained, sponsored, or contributed to (or required to be contributed to) by Reliant or Reliant Bank or an ERISA Affiliate for the benefit of or with respect to any present or former directors, officers, employees, independent contractors, or consultants of Reliant or Reliant Bank or any of their respective Subsidiaries, or any spouse or dependent of any such Person, or to or under which Reliant or Reliant Bank or an ERISA Affiliate has or may have any Liability.

(ii)         As of the date of this Agreement, other than routine claims for benefits, there is no pending  or, to the Knowledge of Reliant, threatened claim, litigation, action, suit, audit, arbitration, mediation, or other proceeding (legal, administrative, or otherwise) relating to any Reliant Benefit Plan. All of the Reliant Benefit Plans have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all contracts or agreements establishing the Reliant Benefit Plans or pursuant to which they are maintained or administered. As of the date of this Agreement, no audit of any Reliant Benefit Plan by the IRS or the United States Department of Labor is ongoing or, to the Knowledge of Reliant, threatened.

(iii)        Each Reliant Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the Reliant Parties are entitled to rely under applicable IRS guidance), and, to the Knowledge of Reliant, there are no facts or circumstances that would reasonably be expected to result in the revocation of any such favorable determination letter.

(iv)        No Liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been, or is expected by the Reliant or Reliant Bank or their respective Subsidiaries to be, incurred with respect to any Reliant Benefit Plan that is subject to Title IV of ERISA, or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by the Reliant or Reliant Bank or any ERISA Affiliate. No Reliant Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date of this Agreement; the fair market value of the assets of each Reliant Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Reliant Benefit Plan as of the end of the most recent plan year ending prior to the date of this Agreement, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Reliant Benefit Plan as of the date of this Agreement; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any Reliant Benefit Plan within the 12-month period ending on the date of this Agreement. Neither Reliant, Reliant Bank, nor any of their respective Subsidiaries, has provided or is required to provide security to any Reliant Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither Reliant, Reliant Bank, nor any of their respective Subsidiaries or any ERISA Affiliate, has contributed to or is or has been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(r)           Information Technology Systems. The Reliant Parties and their Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures designed to protect, safeguard, and maintain the confidentiality, integrity, and security of (i) their information technology systems and software owned or purported to be owned by them and (ii) all information, data, and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws (the “Reliant Data”)), against any unauthorized or improper use, access, transmittal, interruption, modification, or corruption. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Reliant, the Reliant Parties and their Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, including without limitation Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Reliant Parties pursuant to 12 C.F.R. Part 364, and all applicable card association rules and the payment card industry data security standards. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Reliant, there currently are not any, and since January 1, 2017, there have not been any, pending or, to the Knowledge of the Reliant Parties, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (A) any of the Reliant Parties’ or their Subsidiaries’ information technology systems or (B) Reliant Data (or any unlawful acquisition, use, loss, destruction, compromise, or disclosure thereof).

(s)           Fairness Opinion.  Prior to the Parties’ execution of this Agreement, the board of directors of Reliant received from Piper Jaffray & Co. an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration to be issued and paid by Reliant in the Merger is fair from a financial point of view to Reliant.

(t)           Broker Fees.  Except as set forth on Schedule 5.2(t) of the Reliant Disclosure Memorandum, neither Reliant nor Reliant Bank nor any of their respective Subsidiaries, nor any of their respective officers, directors, employees, or agents, has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of Reliant or Reliant Bank, in connection with this Agreement or the transactions contemplated hereby.

(u)          Loan Matters.

(i)          All Loans made, originated, or held by Reliant, Reliant Bank or any of their respective Subsidiaries (collectively, the “Reliant Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business; (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are being and have been maintained, (1) in accordance in all material respects with the relevant notes or other credit or security documents, (2) in accordance in all material respects with the applicable underwriting and servicing standards of Reliant Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (3) in accordance with all applicable Laws, except, as it relates to clause (3) only, as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Reliant. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Reliant, the notes or other evidences of indebtedness evidencing the Reliant Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding and enforceable (except as enforceability may be limited by the Enforceability Exceptions).

(ii)         Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Reliant, neither the terms of any Loan held, originated, made, administered, or serviced by Reliant or Reliant Bank or any of their respective Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor Reliant’s or Reliant Bank’s or their respective Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the CRA; the Equal Credit Opportunity Act, as amended; and any applicable federal or state Laws relating to consumer protection, installment sales, or usury.

(iii)        Reliant Bank’s allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance in all material respects with Reliant’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be adequate under all such standards.

(iv)        Except as set forth on Schedule 5.2(u)(iv) of the Reliant Disclosure Memorandum, none of the Contracts pursuant to which Reliant Bank or any of its Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contain any Liability on the part of Reliant Bank or any of its Subsidiaries to repurchase such Loans or interests therein solely on account of a payment default by the obligors on such Loans other than in the case where there has been a material breach of a representation or warranty by Reliant Bank.

(v)         Set forth on Schedule 5.2(u)(v) of the Reliant Disclosure Memorandum is a true, correct, and complete listing, as of September 30, 2019, by account of (A) all Loans of Reliant Bank (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, or (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’ original terms; and (B) all assets classified by Reliant Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of September 30, 2019.

(vi)        Each Loan held by Reliant, Reliant Bank or any of their respective Subsidiaries (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(vii)       The Reliant Parties are not, and have not been since January 1, 2017, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(v)          Insurance.  The Reliant Parties and their respective Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Reliant reasonably has determined to be prudent and consistent with industry practices.  The policies of insurance currently held or maintained by or providing coverage for the Reliant Parties or any of their respective Subsidiaries (the “Reliant Insurance Policies”) are in full force and effect, neither the Reliant Parties nor any of their respective Subsidiaries is in default thereunder, and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit a termination, modification, or acceleration thereunder. All premiums due and payable in respect of the Reliant Insurance Policies have been timely and fully paid (to the extent due and payable). To the Knowledge of Reliant, there is no material claim for coverage by the Reliant Parties or any of their respective Subsidiaries pending under any of the Reliant Insurance Policies as to which coverage has been denied or disputed, and the Reliant Parties have not received written notice of any threatened termination of or material alteration of coverage under any of the Reliant Insurance Policies.

(w)         Investment Securities.  Reliant and Reliant Bank and their respective Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Reliant or Reliant Bank or their respective Subsidiaries. Such securities and commodities are valued on the books of Reliant and its Subsidiaries in accordance with GAAP. Reliant and Reliant Bank and their respective Subsidiaries employ investment, securities, commodities, risk management, and other similar policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses.

(x)          Tax Treatment of Mergers.  Reliant has no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(y)          CRA, Anti-Money Laundering, OFAC, and Customer Information Security.  Reliant Bank received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. Reliant does not have Knowledge of any facts or circumstances that would reasonably be expected to cause Reliant Bank (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance in any material respect with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Reliant Bank. To the Knowledge of Reliant, no non-public Reliant Bank customer information has been disclosed to or accessed by an unauthorized third party in a manner which would, or would reasonably be expected to, cause Reliant Bank to undertake any significant remedial action. The board of directors of Reliant Bank has adopted, and Reliant Bank has implemented, an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Reliant Bank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(z)          Internal Controls.  Reliant (i) has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) has disclosed, based on its most recent evaluation, to Reliant’s outside auditors and the audit committee of Reliant’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Reliant’s ability to record, process, summarize, and report financial data, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Reliant’s internal control over financial reporting.

(aa)         Regulatory Capital.  Reliant and Reliant Bank are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(bb)        No Further Representations.

(i)          Except for the representations and warranties made by the Reliant Parties in this Article V (including the related portions of the Reliant Disclosure Memorandum), the Reliant Parties do not make any express or implied representation or warranty with respect to Reliant, Merger Sub, or Reliant Bank, or their respective Subsidiaries, or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of Reliant, Merger Sub, or Reliant Bank, or their respective Subsidiaries, and the Reliant Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Reliant Parties in this Article V (including the related portions of the Reliant Disclosure Memorandum), the Reliant Parties do not make any representation or warranty to the Company with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to Reliant, Merger Sub, or Reliant Bank, or any of their respective Subsidiaries, or the respective businesses of Reliant, Merger Sub, or Reliant Bank, or their respective Subsidiaries, or (ii) any oral or written information presented, delivered, or made available to the First Advantage Parties in the course of their due diligence investigation of Reliant and Reliant Bank and their respective Subsidiaries or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

(ii)         Reliant acknowledges and agrees that (A) except as expressly set forth in Article IV (including the related portions of the First Advantage Disclosure Memorandum), neither the Company nor any other Person makes or has made any express or implied representation or warranty with respect to the First Advantage Parties or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the First Advantage Parties and their respective Subsidiaries and (B) any such other representations or warranties are specifically disclaimed and Reliant did not rely on any representation or warranty not contained in Article IV (including the related portions of the First Advantage Disclosure Memorandum) when making its decision to enter into this Agreement and will not rely on any such representation or warranty in deciding to consummate the transactions contemplated by this Agreement.

ARTICLE VI
CONDUCT PENDING THE MERGER

Section 6.1           Company Forbearances.  Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of Reliant, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, the Company shall not, and will cause each of its Subsidiaries not to:

(a)          Conduct its business other than in the regular, ordinary, and usual course consistent with past practice; fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and customer and other business relationships, and retain the services of its current officers and employees; or take any action that would reasonably be expected to adversely affect or delay, in any material respect, its ability to perform its obligations under this Agreement or the consummation of the transactions contemplated hereby;

(b)          Incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) Federal Home Loan Bank advances with a maturity of not more twelve months; prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder; or purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of twelve months or less;

(c)          Adjust, split, combine, or reclassify any of its capital stock; make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock, other than (i) regular quarterly cash dividends on Company Common Stock no greater than $0.15 per share with record and payment dates consistent with past practice and (ii) the declaration and payment by the Bank of dividends to the Company; grant any Person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock, except pursuant to the exercise, vesting, or settlement of Company Equity Awards outstanding as of the date of this Agreement; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;

(d)          Except as set forth on Schedule 6.1(d) of the First Advantage Disclosure Memorandum, other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including without limitation “Other Real Estate Owned”) or (ii) cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

(e)          Acquire or make any equity investment in, whether by purchase of stock or other securities, contributions to capital, property transfers, purchase of any property or assets, or otherwise, any other Person, or form any new Subsidiary or dissolve, liquidate, or terminate any existing Subsidiary;

(f)           Except as set forth on Schedule 6.1(f) of the First Advantage Disclosure Memorandum, enter into, renew, fail to renew, materially amend or modify, cancel, or terminate any new or existing First Advantage Material Contract;

(g)          Make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, except (i) in conformity with existing lending policies and practices and where the principal amount of the subject Loan does not exceed $3,000,000 or (ii) Loans as to which the Company and its Subsidiaries have binding commitments to make such Loans (including without limitation lines of credit and letters of credit) as of the date of this Agreement and which are disclosed on Schedule 6.1(g) of the First Advantage Disclosure Memorandum; provided, however, that neither the Company nor any of its Subsidiaries shall make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, to any Person if, when aggregated with all other outstanding Loans and commitments for Loans to such Person and such Person’s family members and Affiliates, the aggregate principal amount of all such Loans and commitments would exceed $5,000,000;

(h)          Extend credit to, directly or indirectly, any Person who has a Loan with the Company or any of its Subsidiaries that is classified by the Company or any of its Subsidiaries or the FDIC or TDFI as “doubtful,” “substandard,” or “special mention” or that is on non-accrual status (a “First Advantage Classified Borrower”), except in conformity with existing lending practices and regulatory requirements and where all outstanding Loans and commitments for Loans to such First Advantage Classified Borrower and such First Advantage Classified Borrower’s family members and Affiliates do not and would not exceed $250,000 in the aggregate;

(i)           Renegotiate, renew, increase the amount of, extend the term of, or modify any Loan with or to a First Advantage Classified Borrower, except in conformity with existing lending policies and practices and regulatory requirements and where all outstanding Loans and commitments for Loans to such First Advantage Classified Borrower and such First Advantage Classified Borrower’s family members and Affiliates do not and would not exceed $500,000 in the aggregate;

(j)           Except in compliance with Regulation O, make or increase the amount of any Loan, or commit to make or increase the amount of any Loan, to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of the Company or any of its Subsidiaries, or any entity controlled, directly or indirectly, by any such Person;

(k)          Commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to the Company or any of its Subsidiaries in the ordinary course of business, or, other than the settlement of foreclosure actions and debt workouts in the ordinary course of business, enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $50,000, individually, or $100,000, in the aggregate (net of any insurance proceeds or indemnity, contribution, or similar payments actually received by the Company or its Subsidiaries in connection therewith), or (ii) would impose any material restriction on its business or operations or the business or operations of any of its Subsidiaries;

(l)           Increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors, officers, or employees (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on an aggregate basis and normal bonuses consistent with past practice), or pay any bonus, pension, severance, retirement allowance, or contribution not required by or accrued for under any existing plan, agreement, or arrangement to any such directors, officers, or employees; become a party to, establish, adopt, materially amend, renew, terminate, extend, or commit to any pension, retirement, profit-sharing, welfare, or other benefit plan, agreement, or arrangement, or any employment, severance, salary continuation, retention, change of control, change in control, consulting, or other Contact, with or for the benefit of any director, officer, or employee, except as required by applicable Law; amend, modify, or revise the terms of any outstanding stock option or restricted stock or restricted stock unit award or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, restricted stock units, or other equity-based compensation; except as set forth on Schedule 6.1(l) of the First Advantage Disclosure Memorandum, elect or appoint to any office with the title of executive vice-president or higher any Person who does not hold such office as of the date of this Agreement or elect or appoint, or propose or recommend for election or appointment, to its board of directors any Person who is not a member of its board of directors as of the date of this Agreement; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $100,000, except as may be necessary to replace an employee (other than an officer with a title of executive vice-president or higher) whose employment is terminated, whether voluntarily or involuntarily;

(m)         Amend its charter, bylaws, or other governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization with any Person or any indication of interest, letter of intent, or agreement in principle with respect thereto;

(n)          Increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice;

(o)          Purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government and United States government agency securities with final maturities of 24 months or less;

(p)          Make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than in the ordinary course of business consistent with past practice or pursuant to binding commitments existing on the date hereof which are disclosed on Schedule 6.1(p) of the First Advantage Disclosure Memorandum;

(q)          Establish or commit to or file any application or notice for the establishment of any new branch office, loan or deposit production office, or other banking office or facility, or file any application or notice to relocate or close or terminate the operations of any banking office or facility;

(r)           Except for interest rate caps and interest rate floors for individual Loans entered into in the ordinary course of business consistent with past practice and rate locks on secondary market mortgage loans, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(s)           Make any material changes in policies or procedures in existence on the date of this Agreement with regard to underwriting, pricing, originating, classifying, acquiring or selling extensions of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in applicable Law or GAAP or at the direction of a Governmental Entity;

(t)           Make or change any election in respect of Taxes, settle or compromise any Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any Taxes, enter into any closing agreement with respect to any Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return;

(u)          Take any action that is intended or could reasonably be expected to result in (i) any of the representations or warranties of the Company set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied, or (iii) a breach or violation of any provision of this Agreement;

(v)          Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP or regulatory guidelines, or policies imposed by any Governmental Entity;

(w)         Enter into any new line of business, introduce any new products or services, or change the manner in which its investment securities or loan portfolio is classified or reported;

(x)          Make any written communications to the officers or employees of the Company or any of its Subsidiaries, or any oral communications made or presented to a significant portion of the officers or employees of the Company or any of its Subsidiaries, in each case that are materially different than or include material information not contained in prior communications, which pertain to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, without first providing Reliant a copy or written description of the intended communication and providing Reliant with a reasonable period of time to review and comment on the communication;

(y)          Except as set forth on Schedule 6.1(y) of the First Advantage Disclosure Memorandum, and except for non-structural repairs and maintenance, engage in or conduct any demolition, remodeling, or modifications or alterations to any of its business premises unless required by applicable Law, or fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof, ordinary wear and tear excepted;

(z)           Subject any of its properties or assets to any Lien (other than Liens existing as of the date of this Agreement and other than in connection with securing advances, repurchase agreements, and other borrowings from a Federal Home Loan Bank and transactions in federal funds);

(aa)         Take any action or fail to take any action, which action or failure to act would prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(bb)        Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.2           Reliant Forbearances.  Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of the Company, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, Reliant shall not, and will cause each of its Subsidiaries not to:

(a)          Fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and advantageous customer and other business relationships;

(b)          Amend its charter or bylaws in a manner that would materially and adversely affect the holders of Company Common Stock, as prospective holders of Reliant Common Stock, relative to other holders of Reliant Common Stock;

(c)          Enter into any binding definitive agreement, or publicly announce its intent to enter into any binding definitive agreement, to acquire any other depository institution (as defined in 12 U.S.C. § 1813(c)(1)) or credit union prior to the receipt of all Regulatory Approvals;

(d)          adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Reliant;

(e)           Take any action that is intended or would reasonably be expected to result in (i) any of the conditions to the Merger set forth in Article VIII not being satisfied, or (ii) a breach or violation of any provision of this Agreement;

(f)           Take any action or fail to take any action, which action or failure to act would prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(g)          Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.3           Absence of Control.  It is the mutual intent of the Parties that (a) Reliant shall not by reason of this Agreement be deemed to control, directly or indirectly, the Company or any its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or any of its Subsidiaries and (b) the Company shall not by reason of this Agreement be deemed to control, directly or indirectly, Reliant or any of its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of Reliant or any of its Subsidiaries.

ARTICLE VII
COVENANTS

Section 7.1           Acquisition Proposals.

(a)           The Company shall, and shall direct and cause its Subsidiaries and its and its Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the Company or any of its Subsidiaries) to, immediately cease and cause to be terminated any activities, discussions, or negotiations with any Person other than Reliant and Reliant Bank with respect to the possibility, consideration, or consummation of any Acquisition Proposal, and will use its reasonable best efforts to enforce, and will direct and cause its Subsidiaries to use their reasonable best efforts to enforce, any confidentiality, nondisclosure, or similar agreement relating to any Acquisition Proposal, including by requesting any other party or parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of the First Advantage Parties or any of their respective Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.

(b)          From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not, and shall direct and use its best efforts to cause its Subsidiaries and its and its Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by the Company or any of its Subsidiaries) not to, directly or indirectly through another Person, (i) solicit, initiate, or knowingly encourage (including by way of furnishing information or assistance), or take any other action to knowingly facilitate or that could reasonably be expected to result in, any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) provide any non-public information or data regarding the Company or any of its Subsidiaries to any Person other than Reliant and Reliant Bank relating to or in connection with any Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; (iii) continue or participate in any discussions or negotiations, or otherwise communicate in any way with any Person other than Reliant and Reliant Bank, regarding any Acquisition Proposal; (iv) approve, endorse, or recommend, or execute, enter into, or consummate, any indication of interest, letter of intent, or other Contract relating to any Acquisition Proposal or requiring the Company to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement, or propose to do any of the foregoing; or (v) subject to the Company’s rights under Section 7.7, make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date the shareholders of Company approve this Agreement, if the Company’s board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, the Company may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 7.1 that the Company’s board of directors determines in good faith constitutes or is reasonably likely to result in a Superior Proposal, and subject to providing 48 hours prior written notice of their decision to take such action to Reliant and identifying the Person making the Superior Proposal and all of the material terms and conditions of such Superior Proposal and compliance with Section 7.1(c), (A) furnish information with respect to the First Advantage Parties to any Person making such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement (which confidentiality agreement shall not provide such Person the exclusive right to negotiate with the First Advantage Parties) and (B) participate in discussions or negotiations with such Person regarding such Superior Proposal.

(c)          In addition to the obligations of the Company set forth above, the Company shall promptly (orally within not more than 24 hours and in writing within two (2) calendar days) advise Reliant of its or any of its Subsidiaries’ receipt of any Acquisition Proposal, or any request for information or inquiry which could reasonably be expected to lead to an Acquisition Proposal, and shall keep Reliant informed, on a prompt basis, of any material changes in the status thereof, including the material terms and conditions thereof and any changes thereto, and shall provide to Reliant any written materials received by the Company or any of its Subsidiaries in connection therewith. Additionally, the Company shall contemporaneously provide or make available to Reliant all materials provided or made available to any third party pursuant to this Section 7.1 which have not been previously provided or made available to Reliant.

(d)          For the avoidance of doubt, the Company expressly agrees that any breach or violation of any provision of this Section 7.1 by any of its Subsidiaries or by any of its or its Subsidiaries’ Affiliates, directors, officers, employees, agents, or representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by such Party or any of its Subsidiaries) shall be deemed a breach or violation of this Section 7.1 by the Company for which the Company shall be responsible.

(e)          Nothing contained in this Section 7.1 shall prevent the Company or its board of directors, as applicable, from (i) taking the actions permitted by Section 7.7(b) of this Agreement or (ii) informing any Person who submits an unsolicited Acquisition Proposal of the Company’s obligations pursuant to this Section 7.1.

Section 7.2           Notice of Certain Matters.  Prior to the Effective Time, each Party shall promptly notify the other Parties of any fact, event, occurrence, circumstance, or condition known to it that (a) constitutes or has caused, or would reasonably be expected to cause, a material breach of any of the representations, warranties, covenants, or agreements of such Party set forth in this Agreement, provided, however, that no such notification shall (i) affect the representations, warranties, covenants, or agreements of the Parties, or the conditions to the obligations of the Parties, contained in this Agreement or (ii) be deemed to amend or supplement the Disclosure Memoranda; (b) has had, or would reasonably be expected to have, either individually or taken together with all other facts, events, occurrences, circumstances, and conditions known to such Party, a Material Adverse Effect on such Party; or (c) would, or would reasonably be expected to, prohibit or materially impede or materially delay the consummation of the transactions contemplated by this Agreement. Further, each Party shall promptly give written notice to the other Parties of any notice or other communication from any third party alleging that the consent or approval of such third party is or may be required in connection with any of the transactions contemplated by this Agreement. Additionally, upon receiving notice that any officer of the Company or any of its Subsidiaries with a title of executive vice-president or higher intends to terminate his or her employment with the Company or any of its Subsidiaries, the Company promptly shall give Reliant notice of the same. The failure of a Party to comply with this Section 7.2 shall not in and of itself constitute the failure of any condition set forth in Section 8.2 or Section 8.3 to be satisfied unless the underlying fact, event, occurrence, circumstance, or condition would independently result in the failure of a condition set forth in Section 8.2 or Section 8.3 to be satisfied.

Section 7.3           Access and Information.

(a)          Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of Reliant verifying the representations and warranties of the Company and compliance by the Company with its covenants and agreements set forth herein, and preparing for the Mergers and the other matters contemplated by this Agreement (including without limitation for purposes of integration planning), the Company shall, and will cause its Subsidiaries to, afford to Reliant and Reliant Bank and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by Reliant or Reliant Bank) reasonable access during normal business hours to the books, records, Contracts, properties, assets, personnel, and information technology systems of the First Advantage Parties and their respective Subsidiaries, as well as such other information relating to the First Advantage Parties or their respective Subsidiaries as Reliant or Reliant Bank may reasonably request. Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of the Company verifying the representations and warranties of Reliant and compliance by Reliant with its covenants and agreements set forth herein, Reliant shall, and will cause its Subsidiaries to, afford to the First Advantage Parties and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by the First Advantage Parties) reasonable access during normal business hours to such information relating to Reliant and Reliant Bank or their respective Subsidiaries as the First Advantage Parties may reasonably request.

(b)          From the date of this Agreement until the Effective Time, each of the First Advantage Parties shall reasonably promptly furnish to Reliant (i) a copy of any report, application, notice, schedule, or other document or instrument filed with or received from any Governmental Entity (other than any such materials which the First Advantage Parties are not permitted to disclose under applicable Law) and (ii) such other information regarding their and their respective Subsidiaries’ businesses, properties, assets, or personnel as Reliant may reasonably request. Additionally, prior to the Effective Time, the Company shall deliver to Reliant (y) as soon as reasonably practicable, but in no event more than 45 days, after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31) its unaudited consolidated balance sheet and the related unaudited consolidated statement of income as of the end of and for such quarter prepared in a manner consistent with the Interim Company Financials and (z) as soon as reasonably practicable, but in no event more than 60 days, after the end of each fiscal year ending after the date of this Agreement, its audited consolidated balance sheet and the related audited consolidated statements of operations, comprehensive earnings, changes in stockholders’ equity, and cash flows as of the end of and for such year (together with the notes thereto and accompanied by the audit reports of the Company’s independent accountant(s)) prepared in all material respects in accordance with GAAP.

(c)          Any investigation by a Party or its representatives pursuant to this Section 7.3 shall be conducted in a manner that does not unreasonably interfere with the business operations of the Person being investigated. No investigation by the Parties or their representatives pursuant to this Section 7.3 shall affect or be deemed to modify any of the representations, warranties, covenants, or agreements of the Parties set forth in this Agreement. Neither Reliant nor the Company nor their respective Subsidiaries shall be required to provide access to or to disclose information pursuant to this Section 7.3 where such access or disclosure would violate or prejudice the rights of customers of Reliant, Reliant Bank, or the First Advantage Parties, as the case may be, jeopardize the attorney-client privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense, or similar agreement between the Parties), or contravene any Law, fiduciary duty, or binding Contract entered into prior to the date of this Agreement. The Parties agree to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the immediately preceding sentence apply.

(d)          The Company Confidentiality Agreement and Reliant Confidentiality Agreement, to the extent the same are not inconsistent with the terms of this Agreement, will remain in full force and effect following the date of this Agreement, whether or not the Merger occurs, in accordance with their respective terms, and each of the Company, on the one hand, and Reliant, on the other hand, shall hold all information furnished by or on behalf of the other Party or any of such other Party’s respective Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Company Confidentiality Agreement and Reliant Confidentiality Agreement, respectively.

Section 7.4           Regulatory Filings; Consents and Approvals.

(a)          The Parties shall cooperate with each other and use commercially reasonable efforts to prepare all documentation, to make all filings, to give all notices, and to obtain all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Mergers, the Bank Merger, and the other transactions contemplated by this Agreement. Reliant shall use its commercially reasonable efforts to make any initial application, notice, and waiver filings required by the Federal Reserve or the TDFI in connection with the Mergers within 45 days after the date of this Agreement. Each Party shall have the right to review in advance, and to the extent practicable each Party shall consult with the other Parties with respect to, in each case subject to applicable Laws relating to the exchange of information, all written applications, notices, and waiver requests, and any other written information, submitted to any Governmental Entity or other third party in connection with the transactions contemplated by this Agreement, provided that Reliant and Reliant Bank shall not be required to provide or make available to the Company the confidential portions of any filing made with a Governmental Entity or other third party. In exercising the foregoing rights, each Party agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Parties with respect to the obtainment of all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Mergers, the Bank Merger, and the other transactions contemplated by this Agreement, and each Party shall keep the other Parties reasonably apprised of the status of material matters relating to the consummation of such transactions.

(b)          Each Party agrees to, upon request, furnish the other Parties with all information concerning itself, its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as well as such other matters, as may be necessary, advisable, or appropriate in connection with any filing, notice, or application made or given by or on behalf of such other Parties or any of their respective Subsidiaries with or to any Governmental Entity or other third party.

Section 7.5           Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its commercially reasonable efforts to promptly take, or cause to be promptly taken, all actions, and to promptly do, or cause to be promptly done, all things, necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably possible, including using its commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents, and approvals from Governmental Entities, effecting all necessary registrations, applications, and filings (including without limitation filings under any applicable federal or state securities Laws), and obtaining any required contractual consents and regulatory approvals.

Section 7.6           Publicity.  Each Party shall consult with the other Parties before issuing any press release or making any public statements or disclosures (including without limitation written communications to shareholders) with respect to this Agreement or the transactions, including the Mergers and the Bank Merger, contemplated hereby, and no Party shall issue any such press release or make any such public statements or disclosures without the prior consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that nothing contained in this Section 7.6 shall prohibit a Party from making any disclosure that legal counsel to such Party determines is necessary in order to satisfy such Party’s disclosure obligations under applicable Law.

Section 7.7           Company Shareholders Meeting.

(a)          The Company and its board of directors shall take, in accordance with applicable Law and the Company’s charter and bylaws, all actions necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of the Company’s shareholders (including any and all adjournments or postponements thereof, the “Company Meeting”) for the purpose of the Company’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by the Company’s shareholders in order to consummate the transactions contemplated by this Agreement, as well as, if mutually agreed upon by the Parties, any other matters of the type customarily brought before a meeting of shareholders to approve an agreement such as this Agreement. The Company shall ensure that any applicable pass-through voting requirements under the First Advantage Bank Employee Stock Ownership Plan and Trust are satisfied in connection with such Company Meeting. Except with the prior approval of Reliant (which will not be unreasonably withheld), no other matters shall be submitted for consideration by or the approval of the Company’s shareholders at the Company Meeting. Subject to Section 7.7(b), (i) the Company and its board of directors shall at all times prior to and during the Company Meeting recommend to the Company’s shareholders the approval of this Agreement and the transactions contemplated hereby and shall take all reasonable and lawful action to solicit and obtain such approval and (ii) neither the Company nor its board of directors shall withdraw, modify, or qualify in any manner adverse to Reliant its recommendation that the Company’s shareholders approve this Agreement and the transactions contemplated hereby, or take any other action or make any other public statement inconsistent with such recommendation (any of the prohibited actions prohibited by this clause (ii) being referred to as a “Company Change of Recommendation”). Notwithstanding any Company Change of Recommendation, unless this Agreement has been terminated, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of the Company’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by the Company’s shareholders in order to consummate the transactions contemplated by this Agreement. Additionally, neither the Company nor the Bank shall submit to or for a vote of its shareholder(s) any Acquisition Proposal.

(b)          Notwithstanding Section 7.7(a), the Company’s board of directors may make a Company Change of Recommendation if, but only if:

(i)          The Company has complied in all material respects with Section 7.1;

(ii)         The Company’s board of directors determines in good faith after consultation with and receiving and considering the advice of outside legal counsel and its financial advisors) that its failure to make a Company Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law; and

(iii)        In the event the Company Change of Recommendation stems from or is a result of, or relates in any manner to, an Acquisition Proposal, (A) the Company’s board of directors has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal, (B) the Company notifies Reliant at least four Business Days prior to making the Company Change of Recommendation of its intention to make such Company Change of Recommendation in response to such Superior Proposal, and furnishes to Reliant the identity of the Person making such Superior Proposal, a copy of the proposed transaction agreements and all other documents relating to such Superior Proposal, and a reasonable description of the events or circumstances giving rise to its determination to take such action, (C) prior to effecting the Company Change of Recommendation, the Company negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with Reliant, during the four Business Day period following the Company’s delivery of the notice referred to in clause (B) above (to the extent Reliant desires to so negotiate), to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal ceases to constitute a Superior Proposal, and (D) after the conclusion of such four Business Day period, the Company’s board of directors determines in good faith, after giving effect to all of the adjustments (if any) which may be offered by Reliant pursuant to clause (C) above, that such Acquisition Proposal continues to constitute a Superior Proposal.

(c)           The Company shall adjourn or postpone the Company Meeting if (i) as of the date of the Company Meeting there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Company Meeting, (ii) as of the date of the Company Meeting the Company has not received proxies representing a sufficient number of shares necessary for the approval of this Agreement by the shareholders of the Company in accordance with the Company’s charter and bylaws and applicable Law, or (iii) required by applicable Law in order to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company’s shareholders a reasonable amount of time prior to the Company Meeting; provided that, in the case of clauses (i) and (ii), the Company shall not be required to adjourn or postpone the Company Meeting more than two times.

Section 7.8           Reliant Shareholders Meeting.

(a)          Reliant and its board of directors shall take, in accordance with applicable Law and Reliant’s charter and bylaws, all actions necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of Reliant’s shareholders (including any and all adjournments or postponements thereof, the “Reliant Meeting”) for the purpose of Reliant’s shareholders considering and voting on approval of the issuance by Reliant of the shares of Reliant Common Stock constituting the Merger Consideration pursuant to this Agreement (the “Stock Issuance Proposal”) and any other matters required to be approved by Reliant’s shareholders in order to consummate the transactions contemplated by this Agreement, as well as, if mutually agreed upon by the Parties, any other matters of the type customarily brought before a meeting of shareholders to approve matters such as the Stock Issuance Proposal. Reliant and its board of directors shall at all times prior to and during the Reliant Meeting recommend to Reliant’s shareholders the approval of the Stock Issuance Proposal and take all reasonable and lawful action to solicit and obtain such approval. The Reliant board of directors shall not withdraw, modify, or qualify in any manner adverse to the Company its recommendation that Reliant’s shareholders approve the Stock Issuance Proposal, or take any other action or make any other public statement inconsistent with such recommendation (the actions prohibited by this sentence being referred to as a “Reliant Change of Recommendation”).

(b)          Notwithstanding any Reliant Change of Recommendation, unless this Agreement has been terminated, the Reliant Meeting shall be convened and this Agreement shall be submitted to the shareholders of Reliant at the Reliant Meeting for the purpose of Reliant’s shareholders considering and voting on approval of the Stock Issuance Proposal and any other matters required to be approved by Reliant’s shareholders in order to consummate the transactions contemplated by this Agreement. Reliant shall adjourn or postpone the Reliant Meeting if (i) as of the date of the Reliant Meeting there are insufficient shares of Reliant Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Reliant Meeting, (ii) as of the date of the Reliant Meeting, Reliant has not received proxies representing a sufficient number of shares of Reliant Common Stock necessary for the approval of the Stock Issuance Proposal by the shareholders of Reliant, or (iii) required by applicable Law in order to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Reliant’s shareholders a reasonable amount of time prior to the Reliant Meeting; provided that, in the case of clauses (i) and (ii), Reliant shall not be required to adjourn or postpone the Reliant Meeting more than one time.

Section 7.9           Timing of Shareholders’ Meetings. Reliant and the Company shall use their respective commercially reasonable efforts to hold the Reliant Meeting and the Company Meeting on the same date.

Section 7.10          Employee and Benefit Matters.

(a)          Subject to applicable Law and the terms of Reliant’s and Reliant Bank’s employee benefit plans, Reliant or Reliant Bank will, as soon as reasonably practicable after the Effective Time, provide employees of the Bank who become employees of Reliant Bank at or immediately following the Effective Time (the “Continuing Employees”) with benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of Reliant Bank. With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by Reliant or Reliant Bank, excluding both any retiree health care plans or programs maintained by Reliant or Reliant Bank and any equity compensation or deferred compensation plans or arrangements maintained by Reliant or Reliant Bank (collectively, “Employee Plans”), in which any Continuing Employees will participate effective as of or after the Effective Time, Reliant or Reliant Bank, as appropriate, will recognize all years of service of Continuing Employees with the Bank for vesting and eligibility purposes (but not for benefit accrual purposes or purposes of early retirement subsidies under any Employee Plan that is a defined benefit pension plan) in any Employee Plan in which such Continuing Employees may be eligible to participate at or after the Effective Time; provided that such service shall not be recognized to the extent that (i) such recognition of service would result in a duplication of benefits or (ii) such service was not recognized under a corresponding First Advantage Benefit Plan. With respect to Employee Plans providing health care, dental, or vision coverage as well as group life and disability insurance coverage, Reliant or Reliant Bank, as appropriate, will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to the Continuing Employees or their eligible spouses and eligible dependents who were covered under a similar First Advantage Benefit Plan immediately prior to the Effective Time. Further, if Continuing Employees experience a transition in health care, dental, or vision coverage during the middle of a plan year, Reliant or Reliant Bank, as appropriate, will use commercially reasonable efforts to cause any successor Employee Plan providing health care, dental, or vision coverage for Continuing Employees to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment, or other cost-sharing amounts previously paid by Continuing Employees in respect of their participation in the corresponding First Advantage Benefit Plan during the plan year of the successor Employee Plan prior to the transition effective date. The Parties acknowledge and agree that, to the extent permitted by applicable Law and the terms of any pertinent plan documents, Reliant and its Subsidiaries may after the Effective Time maintain multiple benefit plans providing health care, dental, or vision coverage and/or multiple retirement savings plans.

(b)          At the request of Reliant, the Company shall take, and shall cause its Subsidiaries to take, prior to the Effective Time, all actions reasonably requested by Reliant that are necessary or appropriate to (i) cause one or more of the First Advantage Benefits Plans, except as provided in Section 7.10(f) below  (including, without limitation, the First Advantage Bank 401(k) & Profit Sharing Plan and the First Advantage Bank Employee Stock Ownership Plan and Trust) to terminate or be frozen as of or immediately prior to the Effective Time, (ii) cause benefit accruals and entitlements under any First Advantage Benefit Plan to cease as of or immediately prior to the Effective Time, (iii) cause the continuation at and after the Effective Time of any insurance policy or other Contract relating to any First Advantage Benefit Plan for such period as may be requested by Reliant, or (iv) facilitate the merger of any First Advantage Benefit Plan into any employee benefit plan maintained by Reliant or its Subsidiaries. All resolutions, notices, or other documents adopted, issued, or executed in connection with the implementation of this Section 7.10(b) shall be subject to Reliant’s prior review and approval, which approval shall not be unreasonably withheld.

(c)          The Parties will establish a cash-based retention program in the aggregate dollar amount, and subject to the terms, conditions, and restrictions, set forth on Schedule 7.10(c) of the Reliant Disclosure Memorandum to promote employee retention and to incentivize employee efforts to consummate the Mergers.

(d)          Reliant will, or will cause Reliant Bank to, provide to (i) employees of the Bank immediately prior to the Effective Time who are not offered continued employment with Reliant or one of its Subsidiaries and (ii) Continuing Employees whose employment is involuntarily terminated by Reliant or its Subsidiaries without cause during the six-month period immediately following the Effective Time (collectively, “Severed Employees”), and who are not otherwise entitled to contractual or other severance or change in control benefits, severance benefits in the amounts set forth on Schedule 7.10(d) of the Reliant Disclosure Memorandum, taking into account the number of years of service of the Severed Employees with the Bank prior to the Effective Time and with Reliant and its Subsidiaries thereafter; provided that it shall be a condition to payment of any such severance benefits that the Severed Employee executes a release of claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to Reliant. Any such payments of severance benefits (including the timing of the same) shall be in compliance with Section 409A of the Code. For purposes of this Section 7.10(d), “cause” shall have the same meaning as provided in any written employment agreement between any Severed Employee and Reliant and/or its Subsidiaries on the date such Severed Employee’s employment is terminated, or if no such definition or employment agreement exists, “cause” shall mean conduct amounting to (i) fraud or dishonesty against or to Reliant or its Subsidiaries, (ii)  the Severed Employee’s willful misconduct, repeated refusal to follow the reasonable directions of his or her superiors, or knowing violation of Law in the course or scope of performance of services to or for Reliant or its Subsidiaries; (iii) repeated absences from work without a reasonable excuse; (iv) intoxication with alcohol or drugs while on the premises of Reliant or its Subsidiaries during regular business hours; (v) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty; or (vi) a breach or violation of the terms of any agreement to which the Severed Employee and Reliant or its Subsidiaries are parties.

(e)          This Section 7.10 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 7.10, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.10. Nothing contained in this Section 7.10, express or implied, (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Reliant, or Reliant Bank, or any of their respective Subsidiaries or Affiliates, to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them. The Parties acknowledge and agree that the provisions of this Section 7.10 shall not create any right in any employee of the Company or the Bank or any of their respective Subsidiaries, or any other Person, to continued employment with the Surviving Corporation, Reliant, or Reliant Bank, or any of their respective Subsidiaries or Affiliates (and shall not limit the right of the Surviving Corporation, Reliant, or Reliant Bank, or any of their respective Subsidiaries or Affiliates, to terminate the employment of any employee), or any compensation or benefits of any nature or kind whatsoever.

(f)           Subject to the occurrence of the Closing, the First Advantage Bank Employees Stock Ownership Plan (“ESOP”) shall be terminated by the Bank prior to the Closing Date.  In connection with the termination of the ESOP and the Merger, all accounts shall be fully vested, all outstanding indebtedness of the ESOP shall be repaid by delivering a sufficient number of unallocated shares of Company Common Stock to the Company, at least five (5) Business Days prior to the Effective Time, all remaining shares of Company Common Stock held by the ESOP shall be converted into the right to receive the Merger Consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the ESOP after repayment of the ESOP loan shall be allocated as earnings to the accounts of the  ESOP participants who are employed as of the date of termination of the ESOP based on their Company Stock Account balances under the ESOP as of the date of termination of the ESOP and distributed to ESOP participants after the receipt of a favorable determination letter from the IRS.  Prior to the Effective Time, the Bank shall take all such actions as are necessary (with the consent of Reliant, which consent shall not be unreasonably withheld) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Reliant shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the ESOP as may be required by the IRS as a condition to its issuance of a favorable determination letter).  The Bank and following the Effective Time, Reliant, will adopt such amendments to the ESOP to effect the provisions of this Section 7.10(f).  Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

Section 7.11          Indemnification.

(a)          For a period of six years immediately following the Effective Time, (i) the Surviving Corporation shall indemnify, defend, and hold harmless each of the current and former directors and officers of the Company and the Bank, determined as of immediately prior to the Effective Time (each, an “Indemnified Party”), against any and all costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring prior to the Effective Time (including matters related to this Agreement and the transactions contemplated hereby), whether asserted or claimed prior to, at, or after the Effective Time, and based on or pertaining to the fact that he or she was a director, officer or employee of the Company or the Bank or any of their respective Subsidiaries, or was serving at the request of the Company or the Bank as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity, to the fullest extent such Indemnified Party would have been entitled to be so indemnified, defended, and held harmless under the charter and bylaws of the Company and the Bank as in effect as of the date of this Agreement, and (ii) the Surviving Corporation shall also advance expenses as incurred by an Indemnified Party to the fullest extent permitted under the charter and bylaws of the Company and the Bank as in effect as of the date of this Agreement; provided that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)          Any Indemnified Party wishing to claim indemnification under this Section 7.11, upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify the Surviving Corporation of the same; provided that the failure of the Indemnified Party to so notify the Surviving Corporation shall not relieve the Surviving Corporation of any Liability it may have to such Indemnified Party if such failure does not actually and materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, (A) if the Surviving Corporation elects not to assume such defense or (B) if counsel for the Indemnified Party advises the Surviving Corporation in writing that there are legal defenses available to the Indemnified Party that are different from or in addition to those available to the Surviving Corporation or that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Party that make joint representation inappropriate, the Indemnified Party may retain its own legal counsel and the Surviving Corporation shall pay, as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction unless there are multiple Indemnified Parties who have conflicts of interest), (ii) the Indemnified Party will cooperate in the defense thereof, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, and (iv) the Surviving Corporation shall have no obligation hereunder in the event a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)          Prior to the Effective Time the Company shall obtain, or shall cause the Bank to obtain, and after the Effective Time the Surviving Corporation shall maintain, a “tail” policy under the First Advantage Parties’ existing directors’ and officers’ liability insurance policy providing coverage for a period of six years immediately after the Effective Time for Persons who are immediately prior to the Effective Time covered by the First Advantage Parties’ existing directors’ and officers’ liability insurance policy (the “Tail Insurance”), which Tail Insurance shall provide for at least the same coverage and coverage amounts as, and contain terms and conditions not materially less advantageous than, those currently provided for by the First Advantage Parties’ existing directors’ and officers’ liability insurance policy; provided, however, that, without the prior written consent of Reliant, the First Advantage Parties shall not expend for such Tail Insurance (for said six-year period) an amount in excess of 200% of the most recent annual premium paid by the First Advantage Parties for their existing directors’ and officers’ liability insurance policy.

(d)          In the event the Surviving Corporation or any of its successors or assigns shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, the Surviving Corporation or its successors or assigns, as applicable, shall make proper provision so that the successors or assigns of the Surviving Corporation assume the obligations of the Surviving Corporation set forth in this Section 7.11.

(e)          Any indemnification payments made pursuant to this Section 7.11 are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

Section 7.12         Estoppel Letters. The Company shall use commercially reasonable efforts to obtain and deliver to Reliant prior to or at the Closing a customary estoppel letter, dated as of the Closing Date, executed by the lessor of each parcel of Leased Real Property, the form and substance of such estoppel letters to be reasonably satisfactory to Reliant.

Section 7.13         Registration Statement.

(a)          As soon as reasonably practicable after the date of this Agreement, Reliant and the Company will prepare and file with the SEC the Joint Proxy Statement/Prospectus and Reliant will prepare and file with the SEC the Registration Statement (in which the Joint Proxy Statement/Prospectus will be included as a prospectus), which in each case shall comply with all of the requirements of the Exchange Act and the Securities Act (and the rules and regulations thereunder) applicable thereto. Each of Reliant and the Company shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as soon as practicable after the filing thereof. Reliant shall also use commercially reasonable efforts to register or exempt from registration the Reliant Common Stock to be issued to holders of Company Common Stock as Merger Consideration under the state securities or “blue sky” Laws of all applicable jurisdictions, and to keep the Registration Statement and such state securities Laws or “blue sky” registrations or exemptions current and in effect for so long as is necessary to consummate the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the First Advantage Parties and their shareholders as may be reasonably requested by Reliant in connection with the same. Reliant shall have primary responsibility for preparing and filing the Registration Statement, provided that Reliant shall to the extent practicable afford the Company and its legal, financial, and accounting advisors a reasonable opportunity to review and provide comments on (i) the Registration Statement before it is filed with the SEC and (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before the same are filed with or submitted to the SEC. Each Party, to the extent permitted by Law, shall deliver to the other Parties copies of all material filings, correspondence, orders, and documents with, to, or from Governmental Entities, and shall promptly relay to the other Parties the substance of any material oral communications with, to, or from Governmental Entities, in each case pertaining or relating to the Registration Statement or any documents or materials related thereto.

(b)          The Parties shall cooperate in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus for the purpose of submitting this Agreement and the transactions contemplated hereby to the shareholders of the Company for approval and submitting the Stock Issuance Proposal to the shareholders of Reliant for approval. Each Party will as promptly as reasonably practicable after the date of this Agreement furnish all data and information relating to it and its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as the other Parties may reasonably request for the purpose of including such data and information in the Registration Statement and/or the Joint Proxy Statement/Prospectus. The Company expressly agrees to cooperate with Reliant and its legal and accounting advisors in requesting and obtaining appropriate opinions, consents, and letters from its legal and financial advisor(s) and independent auditor(s), and in taking such other actions as may be reasonably requested by Reliant, in connection with the Registration Statement or the Joint Proxy Statement/Prospectus. Each Party covenants and agrees that none of the information supplied or to be supplied by such Party for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the Joint Proxy Statement/Prospectus or any amendment or supplement thereto will, on the date the same is first mailed to shareholders of Reliant or the Company or at the time of the Reliant Meeting or the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, or (iii) any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the time such document is filed, fail to comply as to form, in all material respects, with the provisions of applicable Law. The Joint Proxy Statement/Prospectus will comply as to form, in all material respects, with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by any Party with respect to statements made or incorporated by reference therein based on information supplied by any other Party or its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus. Each Party covenants and agrees that, in the event such Party becomes aware of any information furnished by it or any of its Subsidiaries that would cause any of the statements in the Registration Statement or the Joint Proxy Statement/Prospectus, or any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, such Party will promptly inform the other Parties thereof in writing and take all necessary steps to correct the Registration Statement or Joint Proxy Statement/Prospectus, or other document, as applicable.

Section 7.14         Nasdaq Listing. Reliant shall use commercially reasonable efforts to cause the shares of Reliant Common Stock to be issued as Merger Consideration in accordance with this Agreement to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 7.15         Appointment of Directors. Prior to or at the Effective Time, each of Reliant and Reliant Bank and its respective board of directors shall take all action required to increase the size of the Reliant and Reliant Bank boards of directors by two members and to elect or appoint to each of the Reliant and Reliant Bank boards of directors, effective as of or immediately following the Effective Time, William Lawson Mabry and Michael E. Wallace, or, if any of such individuals is unwilling or unable to serve, another member of the Company’s board of directors as of the date hereof mutually agreed upon by Reliant and the Company who continues to serve as a member of the Company’s board of directors until immediately prior to the Effective Time (such individuals so elected or appointed, the “Continuing First Advantage Directors”). Provided that a Continuing First Advantage Director continues to satisfy the standards and requirements for service on the Reliant and Reliant Bank boards of directors that are generally applicable to all directors, the board of directors of the Surviving Corporation (or the appropriate committee thereof) shall nominate such Continuing First Advantage Director for reelection to the Surviving Corporation’s board of directors at the first annual meeting of the shareholders of the Surviving Corporation following the Effective Time.

Section 7.16         Section 16 Matters. Prior to the Effective Time, the board of directors of Reliant, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall take all such reasonable action as may be required to cause to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act, to the fullest extent permitted by applicable Law, any acquisitions of shares of Reliant Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Reliant immediately after the Effective Time.

Section 7.17         Takeover Laws. Neither the Company nor its board of directors shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Mergers, the Bank Merger, or any of the other transactions contemplated hereby, and the Company and its board of directors shall take all necessary steps to exempt (or ensure the continued exemption of) this Agreement, the Mergers, the Bank Merger, and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law should become, or should purport to be, applicable to the transactions contemplated by this Agreement, the Company and its board of directors will grant such approvals and take such other actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

Section 7.18         Litigation and Claims. The Company shall promptly notify Reliant in writing of any action, arbitration, hearing, investigation, litigation, suit, or other proceeding instituted, initiated, or commenced, or, to the Knowledge of the Company, threatened to be instituted, initiated, or commenced, against the Company or any of its directors, Subsidiaries, or Affiliates relating to the transactions contemplated by this Agreement. The Company shall give Reliant the opportunity to participate in (but not control), at its own expense, the defense or settlement of any shareholder litigation against the Company or any of its directors, Subsidiaries, or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Reliant’s prior written consent (which consent shall not to be unreasonably withheld or delayed).

Section 7.19         Notice of Dissenters’ Rights Matters. The Company shall give the Reliant Parties prompt written notice of their receipt of any notice, demand, or other instrument or communication relating to dissenters’ rights (including any notice of intent to demand payment or any withdrawal of any such notice) provided by or behalf of any shareholder of the Company pursuant to Chapter 23 of the TBCA.

Section 7.20         Operating Functions. To the extent permitted by applicable Law, the Company shall, and will cause the Bank to, cooperate with Reliant and Reliant Bank in connection with planning for the efficient and orderly combination of Reliant and the Company and Reliant Bank and the Bank and the operation of the Surviving Corporation and the combined bank, and in preparing for the consolidation of appropriate operating functions and the conversion of the data processing and related electronic information technology systems of the First Advantage Parties to those used by Reliant and Reliant Bank, effective as of the Effective Time or such later date as determined by Reliant.

Section 7.21         Termination of Certain Employment Agreements. On or prior to December 31, 2019, the Company or the Bank, as applicable, shall to the extent permitted under applicable Law and without causing a plan failure under Section 409A of the Code (a) terminate the Employment Agreement for each Company and/or Bank employee listed on Schedule 7.21 of the First Advantage Disclosure Memorandum, (b) make a lump-sum cash payment to each such Company and/or Bank employee in the amount set forth opposite such employee’s name on Schedule 7.21 of the First Advantage Disclosure Memorandum, which such amount represents the aggregate of all amounts payable to such employee in full satisfaction of all obligations of the Company and the Bank to such employee under such employee’s Employment Agreement, as a result of or in consideration for the termination thereof, and (c) require that each such Company and/or Bank employee enter into a restrictive covenant agreement for the benefit of the Company and the Bank in the form attached hereto as Exhibit D.

ARTICLE VIII
CONDITIONS TO CONSUMMATION OF MERGER

Section 8.1           Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by such Party prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)          Shareholder Approvals.  This Agreement shall have been duly approved by the shareholders of the Company in accordance with the Company’s charter and bylaws and applicable Law, and the Stock Issuance Proposal shall have been duly approved by the shareholders of Reliant in accordance with Reliant’s charter and bylaws and applicable Law.

(b)          Governmental Approvals.  All approvals, consents, and waivers of or from Governmental Entities (including without limitation the Regulatory Approvals) required to consummate the transactions contemplated by this Agreement (including without limitation the Merger, the Second Step Merger, and the Bank Merger) shall have been obtained and shall be in full force and effect, and all statutory waiting periods in respect thereof shall have expired, and no such approval, consent, or waiver shall contain any condition, restriction, or requirement that would, individually or in the aggregate with one or more other such conditions, restrictions, or requirements, be so material and adverse with respect to the economic benefits to Reliant or its Subsidiaries of the operation of the Surviving Corporation and its Subsidiaries taken as a whole that a purchaser acting reasonably in the circumstances and in good faith would not have entered into this Agreement had such purchaser known and reasonably assessed that such condition(s), restriction(s), or requirement(s) would be imposed (any such condition, restriction, or requirement, a “Burdensome Condition”); provided, however, that (i) any condition, restriction, or requirement imposed by a Governmental Entity which is customarily imposed in published orders or approvals for transactions such as the Merger, the Second Step Merger, or the Bank Merger shall not be deemed to be a Burdensome Condition and (ii) prior to declaring a Burdensome Condition and electing not to consummate the transactions contemplated hereby as a result thereof, Reliant shall use commercially reasonable efforts to negotiate with the relevant Governmental Entity a modification to the condition, restriction, or requirement to reduce the burdensome nature thereof such that the condition, restriction, or requirement no longer constitutes a Burdensome Condition.

(c)          No Injunction; Illegality.  There shall not be in effect any order, decree, or injunction of any Governmental Entity that enjoins or prohibits the consummation of the Merger, the Second Step Merger, or the Bank Merger, and no Governmental Entity shall have instituted any action, suit, or proceeding for the purpose of enjoining or prohibiting the consummation of the Merger, the Second Step Merger, or the Bank Merger. No Law shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger, the Second Step Merger, or the Bank Merger.

(d)          Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, continuing, or threatened and unresolved.

(e)          Nasdaq Listing.  The shares of Reliant Common Stock to be issued to holders of Company Common Stock pursuant to this Agreement upon consummation of the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Section 8.2           Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by the Company prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)          Representations and Warranties of Reliant Parties.  The representations and warranties of Reliant contained in Section 5.2(c) (Capitalization), Section 5.2(k) (Absence of Certain Changes or Events), Section 5.2(s) (Fairness Opinion), and Section 5.2(t) (Broker Fees) shall be true and correct in all respects (other than, in the case of Section 5.2(c) (Capitalization) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of Reliant contained in Section 5.2(a) (Organization and Qualification), Section 5.2(d) (Authority), and Section 5.2(e)(i) (No Violations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of Reliant contained in Article V shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on Reliant; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or Material Adverse Effect qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b)          Performance of Obligations of Reliant Parties.  The Reliant Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by them under this Agreement prior to or at the Closing.

(c)          Officers’ Certificate.  The Company shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of Reliant, and otherwise in form and substance reasonably satisfactory to the Company, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)          Tax Opinion.  The Company shall have received an opinion from Kilpatrick Townsend & Stockton LLP, legal counsel to the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the Company and Reliant reasonably satisfactory in form and substance to such counsel.

Section 8.3           Conditions to Obligations of the Reliant Parties. The obligation of each of the Reliant Parties Sub to consummate the Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by the Reliant Parties prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)          Representations and Warranties of the Company.  The representations and warranties of the Company contained in Section 4.2(c) (Capitalization), Section 4.2(j)(i) (Absence of Certain Changes or Events), Section 4.2(u) (Fairness Opinion), and Section 4.2(v) (Broker Fees) shall be true and correct in all respects (other than, in the case of Section 4.2(c) (Capitalization) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of the Company contained in Section 4.2(a) (Organization and Qualification), Section 4.2(d) (Authority), and Sections 4.2(e)(i) (No Violations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the Company contained in Article IV shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on the Company; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or Material Adverse Effect qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b)          Performance of Obligations of the Company.  The Company shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by the Company under this Agreement prior to or at the Closing.

(c)          Officers’ Certificate.  The Reliant Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of the Company, and otherwise in form and substance reasonably satisfactory to the Reliant Parties, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)          Tax Opinion.  Reliant shall have received an opinion from Butler Snow LLP, legal counsel to Reliant, dated as of the Closing Date and in form and substance reasonably satisfactory to Reliant, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the Company and Reliant reasonably satisfactory in form and substance to such counsel.

(e)          Resignations.  Each member of the board of directors of the Company, each member of the board of directors of the Bank, and each member of the board of directors of each Subsidiary of the Company or the Bank shall have delivered to the Company, the Bank, or such Subsidiary, respectively, written resignations whereby such individuals resign from such boards of directors effective as of the Effective Time, and the Company shall have delivered to Reliant such evidence of the same as Reliant shall reasonably request.

(f)           Dissenting Shareholders.  The holders of not more than 10% of the outstanding shares of Company Common Stock shall have perfected and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Chapter 23 of the TBCA.

(g)          Consents.  All of the approvals, consents and waivers that are listed on Schedule 8.3(g) of the Reliant Disclosure Memorandum shall have been received, and the Company shall have delivered to Reliant at or prior to the Closing such evidence of the same as Reliant may reasonably request.

(h)          Lock-Up Agreements.  The Lock-Up Agreements executed contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

ARTICLE IX
TERMINATION

Section 9.1           Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time or as otherwise indicated:

(a)          By mutual written agreement of Reliant, Merger Sub, and the Company.

(b)          By the Reliant Parties (provided that neither Reliant nor Merger Sub is then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by the Company of any representation, warranty, covenant, or agreement contained in this Agreement, or by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by Reliant or Merger Sub of any representation, warranty, covenant, or agreement contained in this Agreement, in either case which breach (i) individually or in the aggregate with all other such breaches would, if occurring or continuing on the Closing Date, result in the failure of any of the conditions set forth in Article VIII and (ii) has not been cured by the earlier of August 31, 2020, and the date which is 30 days after written notice to the breaching Party of such breach.

(c)          By either the Reliant Parties or the Company, (i) in the event the shareholders of the Company fail to approve, by the requisite vote, this Agreement and the transactions contemplated hereby at the Company Meeting, provided that the Company shall only be entitled to exercise its right of termination under this Section 9.1(c)(i) if the Company has complied in all material respects with, and there has been no material breach or violation by the Company of, its obligations and covenants set forth in Section 7.7, or (ii) in the event the shareholders of Reliant fail to approve, by the requisite vote, the Stock Issuance Proposal at the Reliant Meeting, provided that the Reliant Parties shall only be entitled to exercise their right of termination under this Section 9.1(c)(ii) if the Reliant Parties have complied in all material respects with, and there has been no material breach or violation by the Reliant Parties of, their obligations and covenants set forth in Section 7.8.

(d)          By either the Reliant Parties or the Company, in the event any approval, consent, or waiver of or from any Governmental Entity required to consummate the transactions contemplated by this Agreement (including without limitation the Merger, the Second Step Merger, or the Bank Merger) shall have been denied by final and non-appealable action of such Governmental Entity or any application or request therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that the Reliant Parties shall not be entitled to exercise their right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of the Reliant Parties to perform or observe their obligations and covenants set forth in this Agreement, and that the Company shall not be entitled to exercise its right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of the Company to perform or observe its obligations and covenants set forth in this Agreement.

(e)          By either the Reliant Parties or the Company, in the event any court or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement; provided, however, that the Reliant Parties shall not be entitled to exercise their right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of the Reliant Parties to perform or observe their obligations and covenants set forth in this Agreement, and that the Company shall not be entitled to exercise its right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of the Company to perform or observe its obligations and covenants set forth in this Agreement.

(f)           By either the Reliant Parties or the Company, in the event the Merger is not consummated by August 31, 2020, unless (i) in the event of termination by the Reliant Parties, the failure to consummate the Merger by such date shall be due to the failure of the Reliant Parties to perform or observe their obligations and covenants set forth in this Agreement, and (ii) in the event of termination by the Company, the failure to consummate the Merger by such date shall be due to the failure of the Company to perform or observe its obligations and covenants set forth in this Agreement.

(g)          By the Reliant Parties, in the event that prior to the approval of this Agreement by the shareholders of the Company in accordance with the Company’s charter and bylaws and applicable Law (i) the Company breaches Section 7.1 of this Agreement or materially breaches Section 7.7 of this Agreement or (ii) the board of directors of the Company does not publicly recommend in the Joint Proxy Statement/Prospectus the approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company or, after having made such recommendation, subsequently makes a Company Change of Recommendation.

(h)          By the Reliant Parties, in the event a tender offer or exchange offer for 20% or more of any class or series of outstanding shares of Company Stock is commenced (other than by Reliant or its Subsidiaries) and the Company’s board of directors recommends that the shareholders of the Company tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

(i)           By the Company, in the event that, prior to the approval of the Stock Issuance Proposal by the shareholders of Reliant, the board of directors of Reliant (i) fails to call, give notice of, convene, and hold the Reliant Meeting in accordance with Section 7.8, (ii) fails to publicly recommend in the Joint Proxy Statement/Prospectus the approval of the Stock Issuance Proposal by the shareholders of Reliant or, (iii) after having made such recommendation, subsequently makes a Reliant Change of Recommendation.

(j)           By the Company, at any time prior to the approval of this Agreement by the shareholders of the Company in accordance with the Company’s charter and bylaws and applicable Law, for the purpose of entering into an agreement with respect to a Superior Proposal, provided that there has been no material breach by the Company or Bank of Section 7.1 or Section 7.7.

(k)          By the Company, if both (i) the Average Closing Price (as defined below) is less than $18.5464 and (ii) (A) the number obtained by dividing the Average Closing Price by $23.1830, is less than (B) the difference between (1) the number obtained by dividing the Index Value (as defined below) on the Determination Date (as defined below) by $3,706.69, and (2) 0.20; provided, however, that the Company must elect to terminate this Agreement under this Section 9.1(k) by written notice (the “Termination Notice”) given to Reliant within two Business Days after the Determination Date and that the Company’s right of termination shall be subject to the right of Reliant provided for below to increase the Cash Consideration and/or Stock Consideration. During the three Business Day period immediately following the day on which Reliant receives the Termination Notice (the “Election Period”), Reliant shall have the right and option, in its sole and absolute discretion, to increase the Cash Consideration and/or Stock Consideration such that, as a result of such adjustment, the sum of (i) the aggregate Cash Consideration (i.e., the total value of the Cash Consideration multiplied by the number of shares of Company Common Stock then outstanding) and (ii) the (x) aggregate Stock Consideration (i.e., the total number of shares of Reliant Common Stock to be issued as Merger Consideration as calculated by multiplying the Exchange Ratio by the number of shares of Company Common Stock then outstanding) multiplied by (y) the Average Closing Price, calculated as of the Determination Date, shall be no less than the Minimum Merger Consideration (as defined below); provided that in no event shall the Cash Consideration be increased such that as a result of such increase the Merger would not qualify as a “reorganization” under Section 368(a) of the Code. If Reliant elects to increase the Cash Consideration and/or Stock Consideration as aforesaid, Reliant shall give written notice of such election (the “Fill Notice”) to the Company during the Election Period, which Fill Notice shall specify the amount of any such increase and whether such increase will be in the form of additional Cash Consideration and/or Stock Consideration, whereupon no termination of this Agreement shall occur, or be deemed to have occurred, pursuant to this Section 9.1(k) and this Agreement shall remain in full force and effect in accordance with its terms (with the Cash Consideration and/or Stock Consideration modified in accordance with this Section 9.1(k) as set forth in the Fill Notice). If Reliant does not timely elect to increase the Cash Consideration and/or Stock Consideration as aforesaid, then the Company may terminate this Agreement at any time after the end of the Election Period. For purposes of this Agreement, the term “Average Closing Price” means the volume-weighted average closing price per share of Reliant Common Stock as reported on Nasdaq (or such other exchange or market on which the Reliant Common Stock shall then trade) for the 15 consecutive Trading Days ending on (and including) the Determination Date; the term “Determination Date” means that certain date which is the fifth Business Day prior to the Closing Date; the term “Index Value,” on a given date, means the closing index value for the Nasdaq Bank Index as reported in The Wall Street Journal; and the term “Minimum Merger Consideration” means the sum of (i) the Cash Consideration multiplied by the number of shares of Company Common Stock then outstanding,  plus (ii) the product of (x) the number of shares of Company Common Stock outstanding on the Determination Date, multiplied by (y) the Exchange Ratio, multiplied by (z) $18.5464. Notwithstanding anything to the contrary in Section 10.7, for purposes of this Section 9.1(k), notices shall be deemed given, delivered, and effective when transmitted via confirmed email; provided that if any such email is transmitted after 5:00 p.m. local time of the recipient, or on a day other than a Business Day, it shall be deemed given, delivered, and effective on the next following Business Day.

(l)           By Reliant, if the First Advantage Tangible Common Equity is less than $73,000,000.

Section 9.2           Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall, subject to Section 9.3, become null and void and have no further force or effect and the Parties shall have no further or continuing liability or obligations under this Agreement, except that (a) Section 7.3(d), Section 7.6, this Section 9.2, Section 9.3, and Article X of this Agreement shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of or released from any liability or damages arising out of such Party’s fraud or willful or intentional breach of any provision of this Agreement.

Section 9.3           Termination Fee.

(a)          In the event (i) this Agreement is terminated by Reliant pursuant to Section 9.1(b) and (ii) at any time after the date of this Agreement and at or before the Company Meeting (including, for the avoidance of doubt, any adjournment or postponement thereof) an Acquisition Proposal shall have been received by or communicated or otherwise made known to the Company or any of its Subsidiaries, which has not been withdrawn prior to the date of the termination of this Agreement, and within 12 months after the date of termination of this Agreement the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall pay to Reliant a termination fee of $6,000,000 (the “Termination Fee”) on the earlier of the date of the Company’s or its Subsidiary’s, as applicable, execution of such definitive agreement or consummation of such Acquisition Proposal; provided that, for purposes of this Section 9.3(a), all references in the definition of Acquisition Proposal to “20%” shall instead be deemed to be references to “50%.”

(b)          In the event this Agreement is terminated by the Reliant Parties pursuant to Section 9.1(g) or Section 9.1(h), the Company shall pay Reliant the Termination Fee not later than two Business Days after the date of termination of this Agreement.

(c)          In the event this Agreement is terminated by the Company pursuant to Section 9.1(j), the Company shall pay to Reliant the Termination Fee not later than two Business Days after the date of termination of this Agreement.

Any termination fee and other amounts payable in accordance with this Section 9.3 shall be paid by wire transfer of immediately available funds to an account designated by Reliant or the Company, as applicable. The Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that absent such agreements the Parties would not have entered into this Agreement. In the event a Party fails to timely make payment of any amounts due and payable by such Party under this Section 9.3, the Party failing to make such payment shall pay or reimburse the Party entitled to receive such payment all costs and expenses (including reasonable attorneys’ fees and expenses and court costs) incurred by such Party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such amounts unpaid at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. The Termination Fee and other amounts payable pursuant to this Section 9.3 constitute liquidated damages and not a penalty and, except in the case of fraud or willful or intentional breach of this Agreement, shall be the sole monetary remedy of the Parties in the event this Agreement is terminated under the circumstances described in Sections 9.3(a)-(c).

ARTICLE X
MISCELLANEOUS

Section 10.1         Survival. None of the representations, warranties, covenants, or agreements contained in this Agreement shall survive the Effective Time (other than those covenants and agreements contained herein that by their express terms are to be observed or performed after the Effective Time) or the termination of this Agreement (other than Section 7.3(d), Section 7.6, Section 9.2, Section 9.3, and this Article X, each of which shall survive any such termination). Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of the representations, warranties, covenants, or agreements contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive any Party hereto or any of its Affiliates of any defense, at law or in equity, which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 10.2         Interpretation. When reference is made in this Agreement to an article, section, exhibit, or schedule, such reference shall be to an article or section of or exhibit or schedule to this Agreement, unless otherwise indicated. The headings appearing in this Agreement have been inserted for purposes of convenience of reference only and shall not affect the meaning of, or be given any force or effect in the construction or interpretation of, this Agreement. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not actually followed by such words. Any singular term used in this Agreement shall be deemed to include the plural, and any plural term the singular. Any gender reference in this Agreement shall be deemed to include all genders. All references in this Agreement to a specific statute shall be deemed to refer to all regulations and authoritative guidance issued thereunder, and all references in this Agreement to a statute, regulation, or other guidance shall also be deemed to refer to any superseding statute, regulation or guidance. Any document or item will be deemed “delivered,” “provided,” or “made available” to a Party within the meaning of this Agreement if such document or item is (a) made available to such Party specifically for review in person by another Party or its representatives, (b) contained and accessible by such Party for a continuous period of at least 72 hours immediately prior to the Parties’ execution of this Agreement (if to be delivered, provided, or made available prior to the date hereof) or the Closing Date (if to be delivered, provided, or made available prior to Closing) in the electronic data room hosted by Firmex established by the Company in connection with the transactions contemplated by this Agreement (to which the Reliant Parties and their designated representatives had access rights during such period) or the electronic data room hosted by Firmex established by the Reliant Parties in connection with the transactions contemplated by this Agreement (to which the Company and its designated representatives had access rights during such period), or (c) filed by a Party with the SEC and publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC at least 72 hours immediately prior to the Parties’ execution of this Agreement (if to be delivered, provided, or made available prior to the date of this Agreement) or the Closing Date (if to be delivered, provided, or made available prior to Closing). All references to “dollars” or “$” in this Agreement are to United States dollars. Whenever the words “as of the date hereof” are used in this Agreement, such date shall be deemed the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.3         Amendment; Waiver. This Agreement may be amended, modified, or supplemented at any time, either before or after approval of this Agreement by any Party’s shareholders, by, but only by, a written instrument executed by each of the Parties; provided, however, that, after the approval of this Agreement by a Party’s shareholders, there may not be, without further approval of such shareholders, any amendment, modification, or supplement of or to this Agreement that requires further approval of or by such shareholders under applicable Law. Prior to the Effective Time, any provision of this Agreement may be waived by the Party or Parties entitled to the benefits thereof, provided that any such waiver shall be in writing and executed by the Party or Parties granting such waiver.

Section 10.4         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

Section 10.5         Governing Law. This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Tennessee, without regard to conflict of laws principles.

Section 10.6         Expenses. Except as expressly otherwise provided in this Agreement, each Party shall be responsible for and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement/Prospectus and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger, the Second Step Merger, or the Bank Merger shall be borne equally by Reliant and the Company.

Section 10.7         Notices. All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, (ii) on the third Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case to the Parties at the following addresses (or such other addresses as the Parties may designate from time to time by notice given in accordance with this Section 10.7):

If to Reliant or Merger Sub:		with a copy (which shall not constitute notice) to:

Reliant Bancorp, Inc.		Butler Snow LLP
PG Merger Sub, Inc.		Attention: Adam G. Smith
Attention: DeVan D. Ard, Jr.		150 3rd Avenue South, Suite 1600
6100 Tower Circle, Suite 120		Nashville, Tennessee 37201
Franklin, Tennessee 37067

If to the Company:		with a copy (which shall not constitute notice) to:

First Advantage Bancorp		Kilpatrick Townsend & Stockton LLP
Attention: Earl O. Bradley III
Jerry Cooksey	Attention:	Gary Bronstein
1430 Madison Street		Edward G. Olifer
Clarksville, Tennessee 37040		Stephen F. Donahoe
607 14th Street, NW, Suite 900
Washington, DC 20005

Section 10.8         Entire Agreement; Third Party Beneficiaries. This Agreement, including and together with the Exhibits and Schedules hereto and the Disclosure Memoranda, and the Company Confidentiality Agreement and the Reliant Confidentiality Agreement (but only to the extent such agreements are not inconsistent with any provision of this Agreement) represent the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede any and all prior agreements, understandings, and arrangements, whether written or oral, between or among the Parties with respect to such subject matter. This Agreement is made solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall acquire or have any rights under or by virtue of this Agreement, except that the Indemnified Parties (and their heirs and legal and personal representatives) are intended third-party beneficiaries of this Agreement to the extent, but only to the extent, provided in Section 7.11.

Section 10.9         Severability. In the event any term or provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason or in any respect, (a) such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity, legality, or enforceability of the remainder of this Agreement, which shall be and remain in full force and effect enforceable in accordance with its terms, and (b) the Parties shall use their commercially reasonable efforts to substitute for such invalid, illegal, or unenforceable term or provision an alternative term or provision which, insofar as practicable, implements the original purposes and intent of this Agreement.

Section 10.10       Assignment. No Party may assign or delegate this Agreement or any of its rights, interests, duties, or obligations hereunder without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.11        Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action or proceeding brought in accordance with Section 10.12, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby further waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.12       Submission to Jurisdiction. EACH PARTY KNOWINGLY AND VOLUNTARILY HEREBY (A) IRREVOCABLY SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF TENNESSEE LOCATED IN NASHVILLE, DAVIDSON COUNTY, TENNESSEE, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT NO SUCH STATE COURT HAS JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF TENNESSEE, NASHVILLE DIVISION (THE “TENNESSEE COURTS”), IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, THE BANK MERGER AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, (B) IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT AS A DEFENSE IN OR TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING THAT SUCH PARTY IS NOT SUBJECT TO THE JURISDICTION OF THE TENNESSEE COURTS, THAT SUCH CLAIM, ACTION, SUIT, OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE TENNESSEE COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE, OR THAT THIS AGREEMENT MAY NOT BE CONSTRUED, INTERPRETED, OR ENFORCED IN OR BY THE TENNESSEE COURTS, AND (C) IRREVOCABLY AGREES THAT ALL CLAIMS A PART OF OR WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING SHALL BE HEARD AND DETERMINED BY THE TENNESSEE COURTS. THE PARTIES HEREBY GRANT THE TENNESSEE COURTS JURISDICTION OVER THE PERSONS OF THE PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF ANY SUCH CLAIM, ACTION, SUIT, OR PROCEEDING.

Section 10.13       Jury Trial Waiver. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

RELIANT BANCORP, INC.

By:	/s/ DeVan D. Ard, Jr.
DeVan D. Ard, Jr.
President and Chief Executive Officer

PG MERGER SUB, INC.

By:	/s/ DeVan D. Ard, Jr.
DeVan D. Ard, Jr.
President and Chief Executive Officer

FIRST ADVANTAGE BANCORP

By:	/s/ Earl O. Bradley III
Earl O. Bradley III
Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

EXHIBIT A

FORM OF FIRST ADVANTAGE VOTING AGREEMENT

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated [●], 2019, is entered into by and between First Advantage Bancorp, a Tennessee corporation (the “Company”), and [●] (the “Shareholder”).

R E C I T A L S

A.          Concurrently with the parties’ execution of this Agreement, Reliant Bancorp, Inc., a Tennessee corporation (“Reliant”), PG Merger Sub, Inc., a Tennessee corporation and direct, wholly owned subsidiary of Reliant (“Merger Sub” and together with Reliant, collectively, the “Reliant Parties”), and the Company, have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) and the conversion of the outstanding shares of Company Common Stock (as defined below) into the right to receive the Merger Consideration.

B.          As a condition to its willingness to enter into the Merger Agreement, the Company has required that the Shareholder execute and deliver this Agreement.

C.          In order to induce the Company to enter into the Merger Agreement, the Shareholder is willing to make certain representations, warranties, covenants, and agreements with respect to the shares of common stock, $1.00 par value, of Reliant (“Reliant Common Stock”) “beneficially owned” (within the meaning of Rule 13d-3 (“Rule 13d-3”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended) by the Shareholder, the number of which is set forth below the Shareholder’s signature on the signature page to this Agreement (the “Owned Shares,” and together with any additional shares of Reliant Common Stock or any other class or series of capital stock of Reliant contemplated by Section 8 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Defined Terms.  Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

2.           Representations of Shareholder.  The Shareholder represents and warrants to Company that:

(a)          As of the date of this Agreement, the Shareholder is the beneficial owner (within the meaning of Rule 13d-3) of, and has good title to, all of the Owned Shares. The Owned Shares are owned by the Shareholder free and clear of any and all Liens, and, except for this Agreement, there are no options or other rights, agreements, arrangements, or commitments of any kind to which the Shareholder is a party or by or to which the Shareholder or the Owned Shares are bound or subject relating to the pledge, transfer, disposition, or voting of any of the Owned Shares, and there is no voting trust or voting agreement with respect to the Owned Shares.

(b)          As of the date of this Agreement, the Shareholder does not beneficially own (within the meaning of Rule 13d-3) any shares of Reliant Common Stock, or any shares of any other class or series of capital stock of Reliant, other than the Owned Shares.

(c)          The Shareholder has all necessary legal power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid, and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms.

(d)          The execution and delivery of this Agreement by the Shareholder do not, and the performance of this Agreement by the Shareholder will not, conflict with, violate, result in a breach of, constitute a default (with or without notice or lapse of time or both) under, or give rise to or result in the creation of a Lien on any of the Owned Shares pursuant to (i) any trust agreement, loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, contract, or other agreement or instrument to which the Shareholder is a party, by which the Shareholder or any of the Shareholder’s property or assets (including without limitation the Owned Shares) are bound, or to which the Shareholder or any of the Shareholder’s property or assets (including without limitation the Owned Shares) are subject, or (ii) to the Shareholder’s knowledge, any Law applicable to or binding upon the Shareholder or the Shareholder’s property or assets (including without limitation the Owned Shares), except for any such conflicts, violations, breaches, defaults, or Liens which would not materially interfere with, prevent, or materially delay the performance by the Shareholder of his or her obligations under this Agreement.

(e)          No consent, approval, or authorization of or designation, declaration, or filing with any Governmental Entity or other Person on the part of the Shareholder is required in connection with the execution and delivery of this Agreement by the Shareholder or the performance of this Agreement by the Shareholder, except where the failure to obtain any such consents, approvals, or authorizations or to make any such designations, declarations, or filings would not materially interfere with, prevent, or materially delay the performance by the Shareholder of his or her obligations under this Agreement. No consent of the Shareholder’s spouse is necessary under any “community property” or other Laws in order for the Shareholder to enter into and perform the Shareholder’s obligations under this Agreement.

3.           Agreement to Vote Shares.  The Shareholder irrevocably and unconditionally agrees that, during the term of this Agreement as specified in Section 9 below, the Shareholder will vote the Shares, and will cause any holder of record of the Shares to vote the Shares, (a) in favor of approval of (i) the issuance by Reliant of the shares of Reliant Common Stock constituting the Merger Consideration pursuant to the terms of the Merger Agreement (the “Stock Issuance Proposal”), at every meeting of the shareholders of Reliant at which the Stock Issuance Proposal is considered and at every adjournment or postponement thereof, and (ii) any proposal to adjourn or postpone any such meeting of the shareholders of Reliant, if necessary to solicit additional proxies (1) to secure the quorum necessary to conduct the business of such meeting or (2) in favor of approval of the Stock Issuance Proposal, and (b) against (i) any action, proposal, transaction, agreement, or other matter which would or would reasonably be expected to result in a material breach of any representation, warranty, covenant, or other obligation or agreement of Reliant under the Merger Agreement or of the Shareholder under this Agreement, and (ii) any action, proposal, transaction, agreement, or other matter that would or would reasonably be expected to prevent, materially impede, or materially delay the consummation of the Merger, the Second Step Merger, or the Bank Merger; provided, however, that, if the manner in which the Shares (or any portion thereof) are owned is such that the Shareholder does not have the right to cause the Shares to be so voted, the Shareholder shall use the Shareholder’s reasonable best efforts to cause the Shares to be so voted.

4.           No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares.  All rights, ownership, and economic benefits of and relating to the Shares shall remain with and belong to the Shareholder.  The Shareholder (i) is entering into this Agreement solely on its own behalf and, except as expressly set forth in this Agreement, shall not have any obligation to perform on behalf of any other shareholder of Reliant and (ii) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or any other similar provision of applicable Law with any other shareholder of Reliant.

5.           No Voting Trust or Other Arrangement. The Shareholder agrees that the Shareholder will not, and will not permit any Person under the Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxy with respect to the Shares inconsistent with the intent of this Agreement, or subject any of the Shares to any arrangement with respect to the voting of the Shares, other than agreements entered into with the Reliant Parties.

6.           Transfer and Encumbrance.  The Shareholder agrees that, during the term of this Agreement, the Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, or otherwise dispose of or encumber (collectively, “Transfer”) any of the Shares, or enter into any contract, option, or other agreement or arrangement with respect to, or consent to, a Transfer of any of the Shares or the Shareholder’s voting or economic interest therein; provided, however, that this Section 6 shall not prohibit (i) a Transfer of the Shares by the Shareholder if, as a precondition to such Transfer, the transferee agrees in a written instrument, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement (including without limitation the provisions of Section 3 hereof pertaining to the voting of the Shares); (ii) a Transfer of the Shares by will or by operation of law, in which case this Agreement shall bind the transferee; or (iii) a Transfer of the Shares by the Shareholder to Reliant in connection with the vesting, settlement, or exercise of Reliant Equity Awards. Any attempted Transfer of the Shares or any interest therein in violation of this Section 6 shall be null and void.

7.           Waiver of Appraisal and Dissenters’ Rights.  The Shareholder hereby waives and agrees not to assert or perfect any right of appraisal or right to dissent arising or existing in connection with the Merger Agreement or the Merger which the Shareholder may have by virtue of ownership of the Shares.

8.           Additional Shares.  The Shareholder agrees that all shares of Reliant Common Stock, and all shares of any other class or series of capital stock of Reliant, that the Shareholder purchases, acquires the right to vote (other than as a named proxy), or otherwise acquires beneficial ownership (within the meaning of Rule 13d-3) of after the Shareholder’s execution of this Agreement (including without limitation any shares of Reliant capital stock issued as a dividend or in connection with a stock split or other distribution, recapitalization, or reclassification or shares issuable upon the conversion, vesting, settlement, or exercise of any warrant, right, option, restricted stock, restricted stock unit, or restricted share award, or other security) shall be subject to the terms of this Agreement and shall constitute “Shares” for all purposes of this Agreement.

9.           Term; Termination.  The term of this Agreement shall commence on the date of this Agreement. This Agreement shall terminate upon the earliest to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms. Upon the termination of this Agreement, no party hereto shall have any further obligations or liability hereunder; provided, however, that the termination of this Agreement shall not relieve a party hereto of any liability for any breach of this Agreement occurring prior to the termination of this Agreement.

10.         No Agreement as Director or Officer.  The Shareholder makes no agreement or understanding herein in the Shareholder’s capacity as a director or officer of Reliant. The Shareholder has executed this Agreement solely in his or her capacity as a beneficial owner of the Shares, and nothing in this Agreement (a) will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit, or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of Reliant.

11.         Specific Performance.  Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with any of the obligations imposed on such party by this Agreement, that every such obligation is material, and that, in the event of any such failure, the other party will not have an adequate remedy at law or adequate damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy (including the remedy of specific performance), in addition to remedies at law and/or damages, is an appropriate remedy for any such failure and that it will not oppose the seeking of such relief on the basis that a party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining any such equitable relief or remedy.

12.         Entire Agreement; Amendment; Waivers.  This Agreement supersedes all prior agreements, written and oral, between the parties hereto with respect to the subject matter hereof and contains the entire, integrated agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provision hereof by a party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

13.         Disclosure.  The Shareholder expressly authorizes the Company and its Affiliates and Reliant and its Affiliates to publish and disclose in any announcement, filing, or disclosure required by the SEC, the Joint Proxy Statement/Prospectus, and any other filings made with a Governmental Entity in connection with the Merger Agreement or the transactions contemplated thereby, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

14.         Notice.  All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, (ii) on the third Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case to the parties at the following addresses (or such other addresses as the parties may designate from time to time by notice given in accordance with this Section 14):

(i)           If to the Company:

First Advantage Bancorp
Attention: Earl O. Bradley III
Jerry Cooksey
1430 Madison Street
Clarksville, Tennessee 37040

with a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
Attention:	Gary Bronstein
Edward G. Olifer
Stephen F. Donahoe
607 14th Street, NW, Suite 900
Washington, DC 20005

(ii)          If to the Shareholder, to the address of the Shareholder set forth below the Shareholder’s signature on the signature pages hereto.

15.         Miscellaneous.

(a)          This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Tennessee, without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Tennessee.

(b)          Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or the rights and obligations arising hereunder, or for recognition or enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder, brought by the other party or its successors or assigns shall be brought and determined exclusively in a Tennessee state court located in Nashville, Davidson County, Tennessee, or the United States District Court for the Middle District of Tennessee, Nashville Division. Each of the parties hereto hereby irrevocably submits, with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, by counterclaim, or otherwise, in any action or proceeding with respect to this Agreement or the rights and obligations arising hereunder, or for recognition or enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (1) the action or proceeding in such courts is brought in an inconvenient forum, (2) the venue of such action or proceeding is improper, or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(C).

(d)          If any term or provision of this Agreement is determined to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon any determination that any term or provision of this Agreement is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

(e)          This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

(f)          All section headings contained in this Agreement are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(g)          Neither this Agreement nor any of the rights, interests, duties, or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

(h)          The Shareholder acknowledges that (a) the law firm Butler Snow LLP represents the Reliant Parties in connection with the Merger Agreement and the transactions contemplated thereby, (b) the law firm Kilpatrick Townsend & Stockton LLP represents the Company in connection with the Merger Agreement and the transactions contemplated thereby, (c) neither of said firms has represented the Shareholder in connection with this Agreement or the Merger Agreement or any of the transactions contemplated thereby, and (d) the Shareholder has had the opportunity to consult with the Shareholder’s own legal counsel concerning the subject matter of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

FIRST ADVANTAGE BANCORP

By:
Earl O. Bradley III
Chief Executive Officer

[●]

Number of shares of Reliant Common Stock owned by Shareholder: [●]

Address for Notice:

EXHIBIT B

FORM OF RELIANT VOTING AGREEMENT

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated [—], 2019, is entered into by and between Reliant Bancorp, Inc., a Tennessee corporation (“Reliant”), and [●] (the “Shareholder”).

R E C I T A L S

A.          Concurrently with the parties’ execution of this Agreement, Reliant, PG Merger Sub, Inc., a Tennessee corporation and direct, wholly owned subsidiary of Reliant (“Merger Sub” and together with Reliant, collectively, the “Reliant Parties”), and First Advantage Bancorp, a Tennessee corporation (the “Company”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) and the conversion of the outstanding shares of Company Common Stock (as defined below) into the right to receive the Merger Consideration.

B.          As a condition to their willingness to enter into the Merger Agreement, the Reliant Parties have required that the Shareholder execute and deliver this Agreement.

C.          In order to induce the Reliant Parties to enter into the Merger Agreement, the Shareholder is willing to make certain representations, warranties, covenants, and agreements with respect to the shares of common stock, $0.01 par value, of the Company (“Company Common Stock”) “beneficially owned” (within the meaning of Rule 13d-3 (“Rule 13d-3”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended) by the Shareholder, the number of which is set forth below the Shareholder’s signature on the signature page to this Agreement (the “Owned Shares,” and together with any additional shares of Company Common Stock or any other class or series of capital stock of the Company contemplated by Section 8 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Defined Terms.  Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

2.           Representations of Shareholder.  The Shareholder represents and warrants to Reliant that:

(a)          As of the date of this Agreement, the Shareholder is the beneficial owner (within the meaning of Rule 13d-3) of, and has good title to, all of the Owned Shares. The Owned Shares are owned by the Shareholder free and clear of any and all Liens, and, except for this Agreement, there are no options or other rights, agreements, arrangements, or commitments of any kind to which the Shareholder is a party or by or to which the Shareholder or the Owned Shares are bound or subject relating to the pledge, transfer, disposition, or voting of any of the Owned Shares, and there is no voting trust or voting agreement with respect to the Owned Shares.

(b)          As of the date of this Agreement, the Shareholder does not beneficially own (within the meaning of Rule 13d-3) any shares of Company Common Stock, or any shares of any other class or series of capital stock of the Company, other than the Owned Shares.

(c)          The Shareholder has all necessary legal power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid, and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms.

(d)          The execution and delivery of this Agreement by the Shareholder do not, and the performance of this Agreement by the Shareholder will not, conflict with, violate, result in a breach of, constitute a default (with or without notice or lapse of time or both) under, or give rise to or result in the creation of a Lien on any of the Owned Shares pursuant to (i) any trust agreement, loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, contract, or other agreement or instrument to which the Shareholder is a party, by which the Shareholder or any of the Shareholder’s property or assets (including without limitation the Owned Shares) are bound, or to which the Shareholder or any of the Shareholder’s property or assets (including without limitation the Owned Shares) are subject, or (ii) to the Shareholder’s knowledge, any Law applicable to or binding upon the Shareholder or the Shareholder’s property or assets (including without limitation the Owned Shares), except for any such conflicts, violations, breaches, defaults, or Liens which would not materially interfere with, prevent, or materially delay the performance by the Shareholder of his or her obligations under this Agreement.

(e)          No consent, approval, or authorization of or designation, declaration, or filing with any Governmental Entity or other Person on the part of the Shareholder is required in connection with the execution and delivery of this Agreement by the Shareholder or the performance of this Agreement by the Shareholder, except where the failure to obtain any such consents, approvals, or authorizations or to make any such designations, declarations, or filings would not materially interfere with, prevent, or materially delay the performance by the Shareholder of his or her obligations under this Agreement. No consent of the Shareholder’s spouse is necessary under any “community property” or other Laws in order for the Shareholder to enter into and perform the Shareholder’s obligations under this Agreement.

3.           Agreement to Vote Shares.  The Shareholder irrevocably and unconditionally agrees that, during the term of this Agreement as specified in Section 9 below, the Shareholder will vote the Shares, and will cause any holder of record of the Shares to vote the Shares, (a) in favor of approval of (i) the Merger Agreement and the transactions contemplated thereby, at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment or postponement thereof, and (ii) any proposal to adjourn or postpone any such meeting of the shareholders of the Company, if necessary to solicit additional proxies (1) to secure the quorum necessary to conduct the business of such meeting or (2) in favor of approval of the Merger Agreement and the transactions contemplated thereby, and (b) against (i) any Acquisition Proposal, (ii) any action, proposal, transaction, agreement, or other matter which would or would reasonably be expected to result in a material breach of any representation, warranty, covenant, or other obligation or agreement of the Company under the Merger Agreement or of the Shareholder under this Agreement, and (iii) any action, proposal, transaction, agreement, or other matter that would or would reasonably be expected to prevent, materially impede, or materially delay the consummation of the Merger, the Second Step Merger, or the Bank Merger; provided, however, that, if the manner in which the Shares (or any portion thereof) are owned is such that the Shareholder does not have the right to cause the Shares to be so voted, the Shareholder shall use the Shareholder’s reasonable best efforts to cause the Shares to be so voted.

4.           No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Reliant any direct or indirect ownership or incidence of ownership of or with respect to any Shares.  All rights, ownership, and economic benefits of and relating to the Shares shall remain with and belong to the Shareholder.

5.           No Voting Trust or Other Arrangement. The Shareholder agrees that the Shareholder will not, and will not permit any Person under the Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxy with respect to the Shares inconsistent with the intent of this Agreement, or subject any of the Shares to any arrangement with respect to the voting of the Shares, other than agreements entered into with the Company.

6.           Transfer and Encumbrance.  The Shareholder agrees that, during the term of this Agreement, the Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, or otherwise dispose of or encumber (collectively, “Transfer”) any of the Shares, or enter into any contract, option, or other agreement or arrangement with respect to, or consent to, a Transfer of any of the Shares or the Shareholder’s voting or economic interest therein; provided, however, that this Section 6 shall not prohibit (i) a Transfer of the Shares by the Shareholder if, as a precondition to such Transfer, the transferee agrees in a written instrument, reasonably satisfactory in form and substance to Reliant, to be bound by all of the terms of this Agreement (including without limitation the provisions of Section 3 hereof pertaining to the voting of the Shares); (ii) a Transfer of the Shares by will or by operation of law, in which case this Agreement shall bind the transferee; or (iii) a Transfer of the Shares by the Shareholder to the Company in connection with the vesting, settlement, or exercise of Company Equity Awards. Any attempted Transfer of the Shares or any interest therein in violation of this Section 6 shall be null and void.

7.           Waiver of Appraisal and Dissenters’ Rights.  The Shareholder hereby waives and agrees not to assert or perfect any right of appraisal or right to dissent arising or existing in connection with the Merger Agreement or the Merger which the Shareholder may have by virtue of ownership of the Shares.

8.           Additional Shares.  The Shareholder agrees that all shares of Company Common Stock, and all shares of any other class or series of capital stock of the Company, that the Shareholder purchases, acquires the right to vote (other than as a named proxy), or otherwise acquires beneficial ownership (within the meaning of Rule 13d-3) of after the Shareholder’s execution of this Agreement (including without limitation any shares of Company capital stock issued as a dividend or in connection with a stock split or other distribution, recapitalization, or reclassification or shares issuable upon the conversion, vesting, settlement, or exercise of any warrant, right, option, restricted stock, restricted stock unit, or restricted share award, or other security) shall be subject to the terms of this Agreement and shall constitute “Shares” for all purposes of this Agreement.

9.           Term; Termination.  The term of this Agreement shall commence on the date of this Agreement. This Agreement shall terminate upon the earliest to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms. Upon the termination of this Agreement, no party hereto shall have any further obligations or liability hereunder; provided, however, that the termination of this Agreement shall not relieve a party hereto of any liability for any breach of this Agreement occurring prior to the termination of this Agreement.

10.         No Agreement as Director or Officer.  The Shareholder makes no agreement or understanding herein in the Shareholder’s capacity as a director or officer of the Company. The Shareholder has executed this Agreement solely in his or her capacity as a beneficial owner of the Shares, and nothing in this Agreement (a) will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit, or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of the Company.

11.         Specific Performance.  Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with any of the obligations imposed on such party by this Agreement, that every such obligation is material, and that, in the event of any such failure, the other party will not have an adequate remedy at law or adequate damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy (including the remedy of specific performance), in addition to remedies at law and/or damages, is an appropriate remedy for any such failure and that it will not oppose the seeking of such relief on the basis that a party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining any such equitable relief or remedy.

12.         Entire Agreement; Amendment; Waivers.  This Agreement supersedes all prior agreements, written and oral, between the parties hereto with respect to the subject matter hereof and contains the entire, integrated agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provision hereof by a party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

13.         Disclosure.  The Shareholder expressly authorizes Reliant and its Affiliates and the Company and its Affiliates to publish and disclose in any announcement, filing, or disclosure required by the SEC, the Joint Proxy Statement/Prospectus, and any other filings made with a Governmental Entity in connection with the Merger Agreement or the transactions contemplated thereby, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

14.         Notice.  All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, (ii) on the third Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case to the parties at the following addresses (or such other addresses as the parties may designate from time to time by notice given in accordance with this Section 14):

(i)	If to Reliant, to:
Reliant Bancorp, Inc.
Attention: DeVan D. Ard. Jr.
6100 Tower Circle, Suite 120
Franklin, Tennessee 37067

with a copy (which shall not constitute notice) to:

Butler Snow LLP
Attention: Adam G. Smith
150 3rd Avenue South, Suite 1600
Nashville, Tennessee 37201

(ii)          If to the Shareholder, to the address of the Shareholder set forth below the Shareholder’s signature on the signature pages hereto.

15.         Miscellaneous.

(a)          This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Tennessee, without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Tennessee.

(b)          Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or the rights and obligations arising hereunder, or for recognition or enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder, brought by the other party or its successors or assigns shall be brought and determined exclusively in a Tennessee state court located in Nashville, Davidson County, Tennessee, or the United States District Court for the Middle District of Tennessee, Nashville Division. Each of the parties hereto hereby irrevocably submits, with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, by counterclaim, or otherwise, in any action or proceeding with respect to this Agreement or the rights and obligations arising hereunder, or for recognition or enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (1) the action or proceeding in such courts is brought in an inconvenient forum, (2) the venue of such action or proceeding is improper, or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(C).

(d)          If any term or provision of this Agreement is determined to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon any determination that any term or provision of this Agreement is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

(e)          This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

(f)          All section headings contained in this Agreement are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(g)          Neither this Agreement nor any of the rights, interests, duties, or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

(h)          The Shareholder acknowledges that (a) the law firm Butler Snow LLP represents the Reliant Parties in connection with the Merger Agreement and the transactions contemplated thereby, (b) the law firm Kilpatrick Townsend & Stockton LLP represents the Company in connection with the Merger Agreement and the transactions contemplated thereby, (c) neither of said firms has represented the Shareholder in connection with this Agreement or the Merger Agreement or any of the transactions contemplated thereby, and (d) the Shareholder has had the opportunity to consult with the Shareholder’s own legal counsel concerning the subject matter of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

RELIANT BANCORP, INC.

By:
DeVan D. Ard, Jr.
President and Chief Executive Officer

[●]

Number of shares of Company Common Stock owned by Shareholder: [●]

Address for Notice:

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Lock-Up Agreement”), dated as of [•], 2019, is entered into by and between Reliant Bancorp, Inc., a Tennessee corporation (“Reliant”), and the undersigned shareholder (the “Shareholder”) of First Advantage Bancorp, a Tennessee corporation (the “Company”).

WHEREAS, in connection with the proposed acquisition of the Company by Reliant, and in consideration of the Company, Reliant, and Merger Sub entering into that certain Agreement and Plan of Merger dated as of October 22, 2019, (the “Merger Agreement”), the receipt and sufficiency of such consideration being hereby acknowledged and accepted, and in order to induce Reliant to enter into the Merger Agreement, the Shareholder, who will receive [—] shares of Reliant Common Stock as partial consideration for the Shareholder’s shares of Company Common Stock in connection with the Merger, hereby agrees with Reliant as follows:

1.           During the period commencing on the date on which the Effective Time occurs and ending at 5:00 p.m. Central Time on the date which is 90 days following the date on which the Effective Time occurs (the “Lock-Up Period”), the Shareholder will not directly or indirectly, and will not take any action to:

(a)          offer, sell, contract to sell, sell any option, warrant, or contract to purchase, purchase any option, warrant, or contract to sell, transfer, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of any shares of Reliant Common Stock now owned or hereafter acquired, or with respect to which the Shareholder has or hereafter acquires the power of disposition, including shares of Reliant Common Stock received by or to be received by the Shareholder pursuant to the Merger Agreement;

(b)          enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Reliant Common Stock, whether any such transaction is to be settled by delivery of Reliant Common Stock or other securities, in cash, or otherwise; or

(c)          publicly disclose an intention to effect any transaction contemplated by clauses (a) or (b) of this Section 1.

2.           Any attempted transfer of Reliant Common Stock in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the stock transfer records of Reliant.

3.           This Lock-Up Agreement will not prohibit the Shareholder from making transfers of Reliant Common Stock:

(a)          if the Shareholder is a natural person, (i) as a bona fide gift of shares of Reliant Common Stock; (ii) by operation of law, such as pursuant to a divorce settlement or decree; (iii) by will or by intestate succession; or (iv) to any entity directly or indirectly controlled by or under common control with the Shareholder; or

(b)          if the Shareholder is a trust, to any grantors or beneficiaries of the trust;

provided, however, that with respect to each of the transfers described in clauses (a) and (b) above, (i) such transfer is not for value and (ii) prior to such transfer, the donee, distributee, transferee, or the trustee or legal guardian on behalf of any donee, distributee, or transferee, or the grantor or beneficiary, as applicable, of the trust agrees in writing to be bound by the terms of this Lock-Up Agreement. For purposes of this Lock-Up Agreement, the terms “controls,” “controlled by,” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

4.           The Shareholder also agrees and consents to the entry of stop transfer instructions with Reliant and its transfer agent and registrar against the transfer of the Shareholder’s shares of Reliant Common Stock, except in compliance with this Lock-Up Agreement. In furtherance of the foregoing, Reliant and its transfer agent are each hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Reliant may cause a legend in the form set forth below, or a legend substantially equivalent thereto, to be placed upon any certificates or other documents, ledgers, or instruments evidencing the Shareholder’s ownership of Reliant Common Stock:

THE SHARES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF RELIANT BANCORP, INC.

5.           If the Merger Agreement is terminated without the consummation of the Merger, this Lock-Up Agreement shall automatically terminate and shall be of no further force and effect.

6.           Reliant agrees that upon the earlier of (i) the termination of the Merger Agreement or (ii) the expiration of the Lock-Up Period, it shall immediately and solely at Reliant’s own expense instruct Reliant’s transfer agent to remove any legend placed upon any certificates or other documents, ledgers, or instruments evidencing the Shareholder’s ownership of Reliant Common Stock pursuant to the terms of this Lock-Up Agreement.

7.           The Shareholder hereby represents and warrants that the Shareholder has full power and authority and legal capacity to enter into this Lock-Up Agreement. Upon request, the Shareholder will execute any additional documents necessary in connection with the enforcement hereof. The Shareholder may not assign or delegate this Lock-Up Agreement or any of the Shareholder’s rights, interests, duties, or obligations hereunder without the prior written consent of Reliant. Subject to the preceding sentence, this Lock-Up Agreement and any obligations of the Shareholder hereunder shall be binding upon the heirs, executors, administrators, personal representatives, successors, and permitted assigns of the Shareholder.

8.           The Shareholder understands that Reliant will proceed with the Merger in reliance on this Lock-Up Agreement. Moreover, the Shareholder understands and agrees that Reliant and the Company are relying upon the accuracy, completeness, and truth of the Shareholder’s representations, warranties, agreements, and certifications contained in this Lock-Up Agreement.

9.           Reliant and the Shareholder agree that irreparable damage would occur if this Lock-Up Agreement is not performed in accordance with the terms hereof and that Reliant shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which it is entitled at law or in equity.  If Reliant institutes any legal suit, action, or proceeding (a “Legal Proceeding”) against the Shareholder to enforce, or otherwise arising out of, this Lock-Up Agreement, Reliant shall be entitled to receive, in addition to all other damages to which it may be entitled, all costs Reliant incurs in connection with such Legal Proceeding, including attorneys’ fees and expenses and court costs, if the Shareholder is found by a court to be at fault and liable.

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10.         All notices, requests, consents, and other communications required or permitted under or related to this Lock-Up Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, (ii) on the third Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case addressed to, in the case of the Shareholder, the Shareholder’s address set forth on the signature page hereto, and, in the case of Reliant or the Company, their respective addresses set forth in the Merger Agreement.

11.         This Lock-Up Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Tennessee, without regard to conflict of laws principles.

12.         EACH OF THE SHAREHOLDER AND RELIANT KNOWINGLY AND VOLUNTARILY HEREBY (A) IRREVOCABLY SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF TENNESSEE LOCATED IN NASHVILLE, DAVIDSON COUNTY, TENNESSEE, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT NO SUCH STATE COURT HAS JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF TENNESSEE, NASHVILLE DIVISION (THE “TENNESSEE COURTS”), IN RESPECT OF ANY LEGAL PROCEEDING OR OTHER CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS LOCK-UP AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (B) IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT AS A DEFENSE IN OR TO ANY SUCH LEGAL PROCEEDING OR OTHER CLAIM, ACTION, SUIT, OR PROCEEDING THAT THE SHAREHOLDER OR RELIANT, AS APPLICABLE, IS NOT SUBJECT TO THE JURISDICTION OF THE TENNESSEE COURTS, THAT SUCH LEGAL PROCEEDING OR OTHER CLAIM, ACTION, SUIT, OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE TENNESSEE COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE, OR THAT THIS LOCK-UP AGREEMENT MAY NOT BE CONSTRUED, INTERPRETED, OR ENFORCED IN OR BY THE TENNESSEE COURTS, AND (C) IRREVOCABLY AGREES THAT ALL CLAIMS A PART OF OR WITH RESPECT TO ANY SUCH LEGAL PROCEEDING OR OTHER CLAIM, ACTION, SUIT, OR PROCEEDING SHALL BE HEARD AND DETERMINED BY THE TENNESSEE COURTS. EACH OF THE SHAREHOLDER AND RELIANT HEREBY GRANTS THE TENNESSEE COURTS JURISDICTION OVER THE PERSONS OF THE SHAREHOLDER AND RELIANT AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF ANY SUCH LEGAL PROCEEDING OR OTHER CLAIM, ACTION, SUIT, OR PROCEEDING.

13.         This Lock-Up Agreement represents the entire understanding of Reliant and the Shareholder with respect to the subject matter hereof and supersedes any and all prior agreements, understandings, and arrangements, whether written or oral, between Reliant and the Shareholder with respect to such subject matter.

14.         This Lock-Up Agreement may not be amended except by an instrument in writing signed on behalf of or by each of Reliant and the Shareholder.

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15.         Capitalized terms used and not otherwise defined in this Lock-Up Agreement shall have the meanings ascribed to such terms in the Merger Agreement. Whenever the words “include,” “includes,” and “including” are used in this Lock-Up Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not actually followed by such words. Any singular term used in this Lock-Up Agreement shall be deemed to include the plural, and any plural term the singular. Any gender reference in this Lock-Up Agreement shall be deemed to include all genders. Reliant and the Shareholder have participated jointly in the negotiation and drafting of this Lock-Up Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Lock-Up Agreement shall be construed as if drafted jointly by Reliant and the Shareholder and no presumption or burden of proof shall arise favoring or disfavoring either Reliant or the Shareholder by virtue of the authorship of any of the provisions of this Lock-Up Agreement.

16.         This Lock-Up Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Lock-Up Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Lock-Up Agreement effective as of the date first set forth above.

RELIANT BANCORP, INC.

By:
DeVan D. Ard, Jr.
President and Chief Executive Officer

SHAREHOLDER:

[●]

Address:

EXHIBIT D

FORM OF RESTRICTIVE COVENANT AGREEMENT

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is executed as of [●], 2019 by and among First Advantage Bancorp, a Tennessee corporation (“Company”), First Advantage Bank, a Tennessee chartered banking corporation (“Bank”), and [●] (“Employee”).

RECITALS

WHEREAS, Company and Bank jointly employ Employee pursuant to that certain Employment Agreement dated [●] by and among Company, Bank and Employee (as amended from time to time, the “Employment Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of October 22, 2019, by and among Reliant Bancorp, Inc., a Tennessee corporation (“Reliant”), PG Merger Sub, Inc., a Tennessee corporation and wholly owned subsidiary of Reliant (“Merger Sub”), and Company (the “Merger Agreement”), Merger Sub is to merge with and into Company, with Company being the surviving corporation, and, thereafter, Company is to merge with and into Reliant, with Reliant being the surviving corporation;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of October 22, 2019, by and between Reliant Bank, a Tennessee chartered banking corporation (“Reliant Bank”), and Bank (the “Bank Merger Agreement”), Bank is to merge with and into Reliant Bank, with Reliant Bank being the surviving corporation, following the merger of Company with Reliant described above (the “Bank Merger”);

WHEREAS, pursuant to the Merger Agreement, Company and Bank are (a) required to terminate the Employment Agreement and (b) obligated to require Employee to enter into this Agreement; and

WHEREAS, immediately prior to the execution of this Agreement, Company and Bank have terminated the Employment Agreement and Employee is now jointly employed by Company and Bank as an at-will employee.

NOW, THEREFORE, in consideration of the premises, the representations set forth herein, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, it is mutually agreed as follows:

1.           Definitions.  All capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.  Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)          “Affiliate” shall mean, with respect to any entity, any other entity that controls, is controlled by, or is under common control with such entity. For this purpose, “control” means ownership of more than 50% of the ordinary voting power of the outstanding equity securities of an entity.

(b)          “Agreement” has the meaning given in the first paragraph of this Agreement.

(c)          “Bank” has the meaning given in the first paragraph of this Agreement.

(d)          “Bank Merger Agreement” has the meaning given in the third recital of this Agreement.

(e)          “Company” has the meaning given in the first paragraph of this Agreement.

(f)          “Competing Business” shall mean any person (other than Company and Bank and their successors or any of their Affiliates) that is conducting any business that is the same or substantially the same as the Restricted Business.

(g)        “Confidential Information” shall mean all information not generally known to the public, whether spoken, printed, electronic, or in any other form or medium, relating to the business, practices, policies, plans, prospects, operations, results of operations, financial condition or results, strategies, know-how, patents, trade secrets, inventions, intellectual property, records, suppliers, vendors, customers, clients, products, services, employees, independent contractors, personnel, systems, or internal controls of Company and Bank and their successors or any of their Affiliates, or of any other person that has entrusted information to Company and Bank and their successors or any their Affiliates in confidence, as well as any other information that is marked or otherwise identified as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and under the circumstances in which the information is known or used. The term “Confidential Information” shall include information developed by Employee in the course of Employee’s employment by Employer as if Employer furnished the same Confidential Information to Employee in the first instance. The term “Confidential Information” shall not include information that, through no fault of Employee or person(s) acting in concert with Employee or on Employee’s behalf, is generally available to and known by the public at the time of disclosure to Employee or thereafter becomes generally available to and known by the public.

(h)          “Employee” has the meaning given in the first paragraph of this Agreement.

(i)          “Employer” shall mean Company (and its successors) and Bank (and its successors), jointly.

(j)          “Employment Agreement” has the meaning given in the first recital of this Agreement.

(k)          “Merger Agreement” has the meaning given in the second recital of this Agreement.

(l)          “Merger Sub” has the meaning given in the second recital of this Agreement.

(m)         “Parties” shall mean Company, Bank, and Employee, collectively.  “Party” shall mean any of Company, Bank or Employee, individually.

(n)          “Post-Termination Period” shall mean a period of 18 months (subject to extension as set forth in Section 3(f)) following the effective date of the termination of Employee’s employment, whether such employment is terminated by Employer or Employee.

(o)          “Reliant” has the meaning given in the second recital of this Agreement.

(p)          “Reliant Bank” has the meaning given in the third recital of this Agreement.

(q)         “Restricted Area” shall mean (i) during the period of Employee’s employment, a radius of 75 miles from each banking office (whether a main office, branch office, or loan or deposit production office) maintained by Company or Bank or any of their Affiliates (or, if the Bank Merger is consummated, Reliant or Reliant Bank or any of their Affiliates) from time to time during such period of employment and (ii) following the termination of Employee’s employment, a radius of 75 miles from each banking office (whether a main office, branch office, or loan or deposit production office) maintained by Company or Bank or any of their Affiliates (or, if the Bank Merger is consummated, Reliant or Reliant Bank or any of their Affiliates) at the time of termination of Employee’s employment.

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(r)         “Restricted Business” shall mean any business conducted by Company or Bank or any of their Affiliates (or, if the Bank Merger is consummated, Reliant or Reliant Bank or any of their Affiliates), including the business of commercial, retail, mortgage, and consumer banking.

2.           Confidential Information.

(a)        Employee understands and acknowledges that, during the course of Employee’s employment with Employer, Employee will have access to and learn of and about Confidential Information. Employee acknowledges and agrees that all Confidential Information that Employee accesses, receives, learns of, or develops while Employee is employed by Employer shall be and will remain the sole and exclusive property of Company and Bank and their successors or their Affiliates, as applicable.

(b)        Employee understands and acknowledges that Company and Bank and their successors and their Affiliates have invested, and continue to invest, substantial time, money, and specialized knowledge into developing their resources, creating a customer base, generating customer and potential customer lists, training their employees, and improving their offerings in the field of banking and financial services. Employee understands and acknowledges that, as a result of these efforts, Company and Bank and their successors and their Affiliates have created and continue to use and create Confidential Information, and that the Confidential Information provides Company and Bank and their successors and their Affiliates with a competitive advantage over others in the marketplace.

(c)        Employee covenants and agrees (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or in part, to any person whatsoever  not having a need to know and authority to know and use the Confidential Information in connection with the business of Company and Bank and their successors or their Affiliates, except as required in the performance of Employee’s authorized employment duties to Employer in each instance (in which case such disclosure shall be made only within the limits and to the extent of such duties); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Company and Bank and their successors or their Affiliates, except as required in the performance of Employee’s authorized employment duties to Employer in each instance (in which case such access, use, copying, or removal shall be only within the limits and to the extent of such duties). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law, rule, or regulation or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, rule, regulation, or order. Employee shall promptly provide written notice of any such order to the Chief Executive Officer of Bank.

(d)       Employee understands and acknowledges that Employee’s obligations under this Agreement with regard to any particular Confidential Information shall commence, or shall be deemed to have commenced, immediately upon Employee first having access to such Confidential Information and shall continue during and after Employee’s employment by Employer until such time as such Confidential Information has become public knowledge other than as a result of Employee’s breach of this Agreement or a breach by any person acting in concert with or at the direction of Employee or on Employee’s behalf.

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(e)         At any time upon request by any of Company and Bank and their successors or any of their Affiliates, and in any event upon termination of Employee’s employment with Employer, Employee will promptly deliver to Company and Bank and their successors and their Affiliates, as applicable, all property of or belonging to Company and Bank and their successors or their Affiliates, including without limitation all Confidential Information, then in Employee’s possession or control.

3.           Restrictive Covenants.

(a)         Non-Competition.  Employee agrees that, during the period of Employee’s employment by Employer and, following the termination of Employee’s employment for any reason, for the duration of the Post-Termination Period, except as otherwise provided on Schedule I hereto, Employee will not (except on behalf of Employer) (i) within the Restricted Area, either directly or indirectly, on Employee’s own behalf or in the service of or on behalf of others, engage in any business, activity, enterprise, or venture competitive with the Restricted Business; (ii) within the Restricted Area, either directly or indirectly, perform for any Competing Business any banking or banking-related services, or other services of the type performed, or similar to the type performed, by Employee for on behalf of Employer; (iii) within the Restricted Area, accept employment with or be employed by any person engaged in any business, activity, enterprise, or venture competitive with the Restricted Business; (iv) work for or with, consult for, or otherwise be affiliated with or be employed by any person or group of persons proposing to establish a new financial institution; or (v) directly or indirectly own an equity interest in any Competing Business, except that this shall not prohibit passive ownership by Employee of less than 5% of any class of equity securities of a Competing Business.

(b)        Non-Solicitation of Customers.  Employee agrees that, during the period of Employee’s employment by Employer and, following the termination of Employee’s employment for any reason, for the duration of the Post-Termination Period, Employee will not directly or indirectly (except on behalf of Employer), on Employee’s own behalf or in the service of or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, any business from any customers of Company or Bank or their successors or any of their Affiliates, including prospective customers actively sought by Company or Bank or their successors or any of their Affiliates with whom Executive has or had contact during the last two years of Executive’s employment with Employer for purposes of selling, offering, or providing products or services that are competitive with those sold, offered, or provided by Company or Bank or their successors or any of their Affiliates.

(c)         Non-Solicitation of Employees.  Employee agrees that, during the period of Employee’s employment by Employer and, following the termination of Employee’s employment for any reason, for the duration of the Post-Termination Period, Employee will not directly or indirectly, on Employee’s own behalf or in the service of or on behalf of others, solicit, recruit, or hire away, or attempt to solicit, recruit, or hire away, any employee of Company or Bank or their successors or any of their Affiliates, regardless of whether such employee is a full-time, part-time, or temporary employee or such employee’s employment is pursuant to a written agreement, for a determined period, or at will.

(d)         Non-Disparagement.  Employee agrees that, both during the period of Employee’s employment by Employer and following the termination of Employee’s employment, Employee will not make any disparaging statements or remarks (written or oral) about Company or Bank or their successors or any of their Affiliates or any of their respective officers, directors, employees, shareholders, agents, or representatives. This non-disparagement provision shall not apply (i) if  Employee is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, (ii) to conduct otherwise protected by the Sarbanes-Oxley Act of 2002, as amended, or other applicable law, including truthful, good-faith reports of possible violations of law to a governmental agency, entity, or official, (iii) if Employee provides truthful information to a governmental agency, entity, or official, or (iv) to conduct or testimony in the context of enforcing the terms of this Agreement. Employer agrees that, following the termination of Employee’s employment, Employer will instruct its directors and executive officers to refrain from making any disparaging statements or remarks (written or oral) about Employee.

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(e)         Modification.  The Parties agree that the provisions of this Agreement represent a reasonable balancing of their respective interests and have attempted to limit the restrictions imposed on Employee to those necessary to protect Company and Bank and their successors and any of their Affiliates from inevitable disclosure of Confidential Information and/or unfair competition. The Parties agree that, if the scope or enforceability of this Agreement is in any way disputed at any time and an arbitrator, court, or other trier of fact determines that the scope of the restrictions contained in this Agreement is unenforceable or overbroad, then such arbitrator, court, or other trier of fact may modify the scope of the restrictions contained in this Agreement to allow such restrictions to not be overbroad and to be enforceable.

(f)          Tolling.  Employee agrees that, in the event Employee breaches this Section 3, the Post-Termination Period shall be tolled during, and therefore extended by, the period of such breach.

(g)        Remedies.  Employee agrees that the covenants contained in Section 2 and this Section 3 are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect the business, interests, and properties of Company and Bank and their successors and their Affiliates; and that irreparable loss and damage may be suffered by Company and Bank and their successors and their Affiliates should Employee breach any of such covenants. Therefore, Employee agrees and consents that, in addition to all other remedies provided by or available at law or in equity, Company and Bank and their successors or their Affiliates shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated or threatened breach of any of the covenants contained in Section 2 or Section 3 of this Agreement and that, in such event, Company and Bank and their successors and their Affiliates shall not be required to post a bond. Company and Bank and Employee agree that all remedies available to Company and Bank and their successors and their Affiliates shall be cumulative.

(h)         Consideration. Employee acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of Company and Bank and their successors and their Affiliates and constitute a material inducement to Company and Bank and their successors to consummate the transactions contemplated by the Merger Agreement and the Bank Merger Agreement.

4.           Severability.  The Parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law, rule, regulation, or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, such law, rule, regulation, or public policy.

5.          No Set-Off by Employee.  The existence of any claim, demand, action, or cause of action by Employee against Company or Bank or their successors or any of their Affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Company and Bank and their successors or their Affiliates of any rights under this Agreement.

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6.           Notices.  All notices, requests, waivers, and other communications required or permitted hereunder shall be in writing and shall be either personally delivered; sent by national overnight courier service, postage prepaid, next-business-day delivery guaranteed; or mailed by first class United States Mail, postage prepaid return receipt requested, to the recipient at the address below indicated:

If to Company:

[●]
[●]
Attention: [●]

If to Bank:

[●]
[●]
Attention: [●]

If to Employee:

[●]
[●]

or to such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. All such notices, requests, waivers, and other communications shall be deemed to have been effectively given: (a) when personally delivered to the Party to be notified; (b) two business days after deposit with a national overnight courier service, postage prepaid, addressed to the Party to be notified as set forth above with next-business-day delivery guaranteed; or (c) four business days after deposit in the United States Mail, first class, postage prepaid with return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver, or other communication shall be effectively given upon receipt), and addressed to the Party to be notified as set forth above.

7.          Assignment.  Each of Company and Bank may assign this Agreement and assign its rights and delegate any obligations it has hereunder without the consent of Employee. This Agreement is a personal contract, and neither this Agreement nor the duties or obligations of Employee hereunder may be assigned or delegated by Employee. Subject to the preceding provisions of this Section 7, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

8.           Waiver.  A waiver by a Party of any provision of this Agreement or of any breach of this Agreement by any other Party shall not be effective unless in a writing signed by the Party granting such waiver, and no waiver shall operate or be construed as a waiver of the same or any other provision or breach on any other occasion.

9.          Applicable Law and Choice of Forum.  This Agreement shall be governed by and construed and enforced under and in accordance with the laws of the State of Tennessee, without regard to or the application of principles of conflicts of laws. The Parties agree that any litigation, suit, action, or proceeding arising out of or related to this Agreement shall be instituted exclusively in the United States District Court for the Middle District of Tennessee or the courts of the State of Tennessee sitting in Williamson County, Tennessee, and each Party irrevocably submits to the exclusive jurisdiction of and venue in such courts and waives any objection it might otherwise have to the jurisdiction of or venue in such courts.

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10.         Jury Trial Waiver.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT.

11.         Interpretation.  Words used herein importing any gender include all genders. Words used herein importing the singular shall include the plural and vice versa. When used herein, the terms “herein,” “hereunder,” “hereby,” “hereto,” and “hereof,” and any similar terms, refer to this Agreement. When used herein, the term “person” shall include an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated. Any captions, titles, or headings preceding the text of any section or subsection of this Agreement are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction, or effect.

12.         Entire Agreement. This Agreement embodies the entire and final, integrated agreement of the Parties on the subject matter stated in this Agreement and supersedes all prior understandings and agreements (oral and written) of the Parties relating to the subject matter of this Agreement. No amendment or supplement to or modification of this Agreement shall be valid or binding upon any Party unless made in writing and signed by all Parties.

13.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original manually signed copy of this Agreement.

14.         Rights of Third Parties.  Each of Reliant, Reliant Bank and their successors and Affiliates and the successors and Affiliates of Company and Bank are intended third party beneficiaries of this Agreement and shall have the right and power to enforce the provisions of this Agreement.  Otherwise, nothing herein expressed is intended to or shall be construed to confer upon or give to any person, other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

15.         Legal Fees.  In the event of any claim, action, suit, or proceeding arising out of or in any way relating to this Agreement, the prevailing Party or Parties shall be entitled to recover from the non-prevailing Party or Parties all reasonable fees, expenses, and disbursements, including without limitation reasonable attorneys’ fees and court costs, incurred by such prevailing Party or Parties in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing Party or Parties may be entitled at law or in equity.

16.         Survival.  The rights and obligations of the Parties under this Agreement shall survive the termination of Employee’s employment with Employer.

17.        Representations Regarding Restrictive Covenants and Other Agreements.  Employee represents and warrants that the execution, delivery, and performance of this Agreement by Employee do not and will not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Employee is a party or by which Employee is bound.

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18.        Right to Contact.  Employee acknowledges and agrees that Company and Bank and their successors and their Affiliates shall retain and have the right to contact any new or potential employer of Employee (or other business) and apprise such person of Employee’s responsibilities and obligations owed under this Agreement.

19.        At Will Employment.  Nothing contained herein constitutes, nor should it be interpreted, deemed or construed to imply, a contract of employment for any specific term.  Employee’s employment with Employer is at will, meaning either Employee or Employer may terminate the employment relationship at any time for any reason or for no reason at all.  Employee acknowledges, understands and agrees that the execution of this Agreement and performance hereunder does not constitute a promise or contract of continued employment.

[Signatures on following page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

FIRST ADVANTAGE BANCORP,
a Tennessee corporation

By:
Name:
Its:

BANK:

FIRST ADVANTAGE BANK,
a Tennessee chartered banking corporation

By:
Name:
Its:

EMPLOYEE:

[●]

[Signature Page to Restrictive Covenant Agreement]

Schedule I